As filed with the Securities and Exchange Commission on October 23, 1997
                                                     Registration No. 333-36489


================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549


                     PRE-EFFECTIVE AMENDMENT NO.1 TO
                                   FORM SB-2
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933

                          GREAT PEE DEE BANCORP, INC.
                (Name of Small Business Issuer in Its Charter)

   Delaware                           6712                   (To be applied for)
(State or Jurisdiction          (Primary Standard             (I.R.S. Employer
 of Incorporation or       Industrial Classification Code    Identification No.)
    Organization)                     Number)

                               515 Market Street
                         Cheraw, South Carolina 29520
                                (803) 537-7656
         (Address and Telephone Number of Principal Executive Offices)

                               515 Market Street
                         Cheraw, South Carolina 29520
                  (Address of Principal Place of Business or
                    Intended Principal Place of Business)

                               Herbert W. Watts
                               515 Market Street
                         Cheraw, South Carolina 29520
                                (803) 537-7656
           (Name, Address and Telephone Number of Agent for Service)

                                  Copies to:
                             John J. Gorman, Esq.
                               Alan Schick, Esq.
                  Luse Lehman Gorman Pomerenk & Schick, P.C.
                          5335 Wisconsin Avenue, N.W.
                                   Suite 400
                            Washington, D.C. 20015

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

                                        CALCULATION OF REGISTRATION FEE
===================================================================================================================
                                                               Proposed            Proposed
                                          Amount to be         maximum            maximum
        Title of each class of             registered       offering price       aggregate         Amount of
     securities to be registered                               per share          offering      registration fee
                                                                                  price (1)
-------------------------------------------------------------------------------------------------------------------
Common Stock, $0.1 par value               2,202,125            $10.00           $22,021,250        $6,673(2)
per share                                                                                                  =
===================================================================================================================

-------------------------------

(1)  Estimated solely for the purpose of calculating the registration fee.
(2)  Previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

PROSPECTUS
Up to 1,897,500 Shares of Common Stock
                                                     GREAT PEE DEE BANCORP, INC.
                                                               515 Market Street
                                                    Cheraw, South Carolina 29520
                                                                  (803) 537-7656

================================================================================


         First Federal Savings and Loan Association of Cheraw, Cheraw, South Carolina is converting from the mutual form to the stock form of organization. As part of the conversion, First Federal Savings and Loan Association of Cheraw will become a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc., which was formed in September 1997. Upon the completion of the conversion, First Federal Savings and Loan Association of Cheraw will be a wholly-owned subsidiary of Great Pee Dee Bancorp, Inc. The common stock of Great Pee Dee Bancorp, Inc. is being offered to the public under the terms of a Plan of Conversion which must be approved by a majority of the votes eligible to be cast by members of First Federal Savings and Loan Association of Cheraw and by the Office of Thrift Supervision. The Conversion will not go forward if First Federal Savings and Loan Association of Cheraw does not receive these approvals and Great Pee Dee Bancorp, Inc. does not sell at least a minimum number of shares.

================================================================================

                               TERMS OF OFFERING

         An independent appraiser has estimated the market value of the converted First Federal Savings and Loan Association of Cheraw to range between $14,025,000 to $18,975,000, which establishes the number of shares to be offered. Subject to the additional approval of the Office of Thrift Supervision, an additional 15% above the maximum number of shares may be offered. Based on these estimates, we are making the following offering of shares of common stock.


     .    Price Per Share:                                           $10
     .    Number of Shares
          Minimum/Maximum/Adjusted Maximum:                          1,402,500      1,897,500      2,182,125
     .    Conversion Expenses
          Minimum/Maximum/Adjusted Maximum:                          $614,460       $705,540       $757,911
     .    Net Proceeds to Great Pee Dee Bancorp, Inc.
          Minimum/Maximum/Adjusted Maximum:                          $13,410,540  $18,269,460    $21,063,339
     .    Net Proceeds per share to Great Pee Dee Bancorp, Inc.
          Minimum/Maximum/Adjusted Maximum:                          $9.56          $9.63          $9.65

Please refer to Risk Factors beginning on page 8 of this document.

These securities are not deposits or accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

Neither the Securities and Exchange Commission, the Office of Thrift Supervision, nor any state securities regulator has approved or disapproved these securities or determined if this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

Trident Securities, Inc. will use its best efforts to assist Great Pee Dee Bancorp, Inc. in selling at least the minimum number of shares but does not guarantee that this number will be sold. All funds received from subscribers will be held in an interest bearing savings account at First Federal Savings and Loan Association of Cheraw until the completion or termination of the Conversion.

For information on how to subscribe, call the Stock Information Center at (803) ___________.


                           TRIDENT SECURITIES, INC.
                  Prospectus dated ________________ ___, 1997

                               TABLE OF CONTENTS

                                                                                                               Page
QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING....................................................................1

SUMMARY  .........................................................................................................3

SELECTED FINANCIAL AND OTHER DATA OF
         FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW.................................................... 6

 RISK FACTORS.....................................................................................................7

PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS.......................................................... 10

 MARKET AREA.....................................................................................................11

 USE OF PROCEEDS.................................................................................................11

 DIVIDENDS.......................................................................................................12

MARKET FOR THE COMMON STOCK..................................................................................... 13

COMPETITION..................................................................................................... 13

CAPITALIZATION.................................................................................................. 13

PRO FORMA DATA.................................................................................................. 15
         Historical and Pro Forma Regulatory Capital Compliance................................................. 18

 THE CONVERSION..................................................................................................19

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
         STATEMENT OF OPERATIONS................................................................................ 39

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
         FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........................................................39

BUSINESS OF FIRST FEDERAL........................................................................................47

MANAGEMENT OF GREAT PEE DEE BANCORP, INC.........................................................................62
         Directors and Executive Officers of the Holding Company.................................................62

MANAGEMENT OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW...............................................62

EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF FIRST FEDERAL.................................................64

 REGULATION......................................................................................................68

 TAXATION........................................................................................................75

                                      (i)


RESTRICTIONS ACQUISITION OF THE HOLDING COMPANY..................................................................76

DESCRIPTION OF CAPITAL STOCK.....................................................................................80

TRANSFER AGENT...................................................................................................81

REGISTRATION REQUIREMENTS........................................................................................82

CHANGE IN ACCOUNTANTS............................................................................................82

LEGAL AND TAX MATTERS............................................................................................82

EXPERTS  ........................................................................................................82

ADDITIONAL INFORMATION...........................................................................................83


         This document contains forward-looking statements which involve risks and uncertainties. Great Pee Dee Bancorp, Inc.'s actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors" beginning on page 8 of this Prospectus.

Please see the Glossary beginning on page G-l for the meaning of capitalized terms that are used in this Prospectus.


                                     (ii)

                QUESTIONS AND ANSWERS ABOUT THE STOCK OFFERING

Q:        What is the purpose of the offering?

A: The offering is being made in connection with the conversion of First Federal Savings and Loan Association of Cheraw from mutual-to-stock form. As part of the conversion, you will have the opportunity to become a shareholder of our newly formed holding company, Great Pee Dee Bancorp, Inc., which will allow you to share in our future as an indirect owner of a federal stock savings and loan association. The stock offering will increase our capital for lending and investment activities. This will give us greater flexibility to diversify operations and expand into other geographic markets if we choose to do so. As a stock savings and loan association-operating through a holding company structure, we will have the ability to plan and develop long-term growth and improve our future access to the capital markets.

Q:        How do I order the stock?

A: You must complete and return the stock order form to us together with your payment, on or before December _____, 1997.

Q:        How much stock may I order?

A: The minimum order is 25 shares (or $250). The maximum order in the offering is 25,000 shares (or $250,000). For purposes of these limitations, joint account holders may not collectively exceed the 25,000 share limit. In certain instances, your order may be grouped together with orders by other persons who are associated with you (such as your spouse, child or relative living in your home), or with whom you are acting in concert, and, in that event, the aggregate order may not exceed 25,000 shares. We may decrease or increase the maximum purchase limitation without notifying you. However, if we increase the maximum purchase limitation, and you previously subscribed for the maximum number of shares, you will be given the opportunity to subscribe for additional shares.

Q:        What happens if there are not enough shares to fill all orders?

A: If the offering is oversubscribed, shares will be allocated based upon a formula set forth in the Plan and in accordance with OTS regulations.

Q:        Who will receive subscription rights?

A: The stock will be offered on a priority basis to the following persons:

          . Persons who had a deposit account of at least $50 with us on June 30, 1995. (Great Pee Dee Bancorp, Inc.'s employee stock ownership plan will have priority over such persons if more than 1,897,500 shares are sold, to the extent of any shares sold over 1,897,500 and up to the number of shares subscribed for by such plan). Any remaining shares will be offered to:

          . The employee stock ownership plan of Great Pee Dee Bancorp, Inc. Any remaining shares will be offered to:

          . Persons who had a deposit account of at least $50 with us on September 30, 1997. Any remaining shares will be offered to:

          .    Our depositors and borrowers as of October __, 1997.

Q: Will shares be offered to anyone other than persons with subscription rights?

A. If the above persons do not subscribe for all of the shares, the remaining shares will be offered to certain members of the general public with preference given to persons who live in Chesterfield County, South Carolina.

Q: What particular factors should I consider when deciding whether or not to buy the stock?

A. Before you decide to purchase stock, you should read the entire Prospectus, including the Risk Factors section on pages 8 through 11 of this document.

Q: As a depositor or borrower of First Federal, what will happen if I do not order any stock?

A: You presently have voting rights in us; however, once we convert to the stock form you will lose your voting rights unless you purchase stock. Even if you do purchase stock, your voting rights will depend on the amount of common stock that you own and not on your deposit account or lending relationship at First Federal. You are not required to purchase common stock. Your deposit account, certificate accounts and any loans you may have with us will not be affected by the Conversion.



Q: Who can help answer any other questions I may have about the stock offering?

A: In order to make an informed investment decision, you should read this entire Prospectus. This section highlights selected information and may not contain all of the information that is important to you. In addition, you may contact:

                           Stock Information Center
             First Federal Savings and Loan Association of Cheraw
                               515 Market Street
                         Cheraw, South Carolina 29520
                                (803) ___-____

                                    SUMMARY

         This summary highlights selected information from this document and does not contain all the information that you need to know before making an informed investment decision. To understand the stock offering fully, you should read carefully this entire Prospectus, including the financial statements and the notes to the financial statements of First Federal Savings and Loan Association of Cheraw. References in this document to "we", "us", "our" and "First Federal" refer to First Federal Savings and Loan Association of Cheraw. In certain instances where appropriate, "us" or "our" refers collectively to Great Pee Dee Bancorp, Inc. and First Federal Savings and Loan Association of Cheraw. References in this document to "the Holding Company" refer to Great Pee Dee Bancorp, Inc.

The Companies

                          Great Pee Dee Bancorp, Inc.
                               515 Market Street
                         Cheraw, South Carolina 29520
                                (803) 537-7656


          The Holding Company is not an operating company and has not engaged in any significant business to date. It was formed in September 1997 as a Delaware corporation to be the holding company for First Federal Savings and Loan Association of Cheraw. The holding company structure will provide us greater flexibility in terms of operations, expansion and diversification. See page
_____.

             First Federal Savings and Loan Association of Cheraw
                               515 Market Street
                         Cheraw, South Carolina 29520
                                (803) 537-7656


          First Federal is a community- and customer-oriented federal mutual savings and loan association. We provide financial services to individuals, families and small businesses through our office in Cheraw, South Carolina. Historically, we have emphasized residential mortgage lending, primarily one- to four-family mortgage loans. On June 30, 1997, we had total assets of $60.5 million, deposits of $46.9 million, and retained earnings of $11.1 million, or 18.3% of assets. For the fiscal year ended June 30, 1997, we had net income of $586,000, a return on average assets of .98% and a return on average equity of 5.47%. We have historically experienced very few asset quality problems in our loan portfolio, and at June 30, 1997, our ratio of nonperforming assets to total assets was .18%. See pages _____ to _____.

The Stock Offering

          The Holding Company is offering for sale between 1,402,500 and 1,897,500 shares of its common stock, par value $.01 per share, at $10.00 per share. This offering may be increased to 2,182,125 shares without further notice to you if market or financial conditions change prior to the completion of this stock offering or if additional shares of stock are needed to fill the order of our employee stock ownership plan.

Stock Purchase Priorities

          The Holding Company will offer shares of its common stock to our depositors who held deposit accounts as of certain dates and to our borrowers with outstanding loans as of October __, 1997. The shares will be offered first in a Subscription Offering and any remaining shares may be offered in a Community Offering. See pages _____ to _____. We have engaged Trident Securities, Inc. to assist in the selling of the common stock on a best efforts basis.

Prohibition on Transfer of Subscription Rights

         Selling or assigning your subscription rights is illegal. All persons exercising their subscription rights will be required to certify that they are purchasing shares solely for their own account and that they have no agreement or understanding regarding the sale or transfer of such shares. We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and we will not honor orders known by us to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS.

The Offering Range and Offering Price Per Share

         The offering range is based on an independent appraisal of the pro forma market value of the common stock by Ferguson & Co., an appraisal firm independent of us and experienced in appraisals of savings associations. Ferguson & Co., has estimated that, in its opinion, as of September 2, 1997, the aggregate pro forma market value of the common stock ranged between $14.0 million and $19.0 million (with a mid-point of $16.5 million). The pro forma market value of the shares is our market value after taking into account the sale of shares in this offering. The appraisal was based in part upon our financial condition and operations and the effect of the additional capital raised by the sale of common stock in this offering. The $10.00 price per share was determined by our board of directors and is the price most commonly used in stock offerings involving conversions of mutual savings associations. The independent appraisal will be updated prior to the completion of the Conversion. If the pro forma market value of the common stock changes to either below $14.0 million or above $21.8 million (the adjusted maximum of the offering), we will notify you and provide you with the opportunity to modify or cancel your order. See pages _____ to _____.

Termination of the Offering

         The Subscription Offering will terminate at 12:00 noon, South Carolina time, on November ___, 1997. The Community Offering, if one is held, is expected to begin immediately after the termination of the Subscription Offering, but may begin at any time during the Subscription Offering. The Community Offering may terminate on or after November __, 1997 but in any event, no later than January ___, 1997, without approval by the OTS.

Benefits to Management from the Offering

         Our full-time employees will participate in our employee stock ownership plan, which is a form of retirement plan that will purchase shares of common stock. We also intend to implement a management recognition and retention plan and a stock option plan following completion of the Conversion, which will benefit our officers and directors. If we adopt the management recognition and retention plan, our executive officers and directors will be awarded shares of common stock without paying for the shares. However, the management recognition and retention plan and stock option plan may not be adopted until at least six months after the Conversion and are subject to shareholder approval and compliance with OTS regulations. See pages _____ to _____.

Use of the Proceeds Raised from the Sale of Common Stock

          The Holding Company will retain up to 50% of the net proceeds from the offering and will use the balance of the proceeds to purchase all of the capital stock to be issued by First Federal. The Holding Company intends to make a loan to our employee stock ownership plan to fund its purchase of 8% of the common stock issued in the Conversion. The Holding Company will retain approximately 42% of the net proceeds as a possible source of funds for the payment of dividends to shareholders or to repurchase shares of common stock in the future and for other general corporate purposes. See pages _____ to _____.

Dividends

         Management of the Holding Company intends to pay an annual dividend of $.30 payable quarterly at $.075 per share. The payment of dividends is expected begin the first full quarter following the completion of the Conversion. See page _____.

Market for the Common Stock

          The Holding Company is a newly organized company which has never issued capital stock. Consequently, there is no current market for its common stock. The Holding Company has received conditional approval to have its common stock quoted on the National Association of Security Dealers Automated Quotation National Market System under the symbol "_______." There can be no assurance that an active and liquid trading market will develop. Trident Securities, Inc. has indicated its intention to make a market in the common stock subject to compliance with applicable provisions of federal and securities laws and other regulatory requirements, and we anticipate that it will be able to secure at least two additional market makers for the common stock. If you purchase shares, you may not be able to sell them when you want to at a price that is equal to or more than the price you paid. See pages _____ to _____.

                              RECENT DEVELOPMENTS

         The following is a summary of selected financial information and other data of First Federal and does not purport to be complete and is qualified in its entirety by reference to the detailed information and financial statements and accompanying notes thereto appearing elsewhere in this Prospectus. Selected financial information at September 30, 1997 and operating data for the three months ended September 30, 1997 and 1996 have been derived from unaudited financial statements. In the opinion of management of First Federal, such information reflects all adjustments (which consist only of normal recurring adjustments) necessary for a fair presentation of the selected financial information and other data. The results of operations for the three months ended September 30, 1997 are not necessarily indicative of the results which may be expected for any other period.


                                                                                    At September     At June
                                                                                      30, 1997       30, 1997
                                                                                    ------------   ------------
                                                                                            (In Thousands)
Financial Condition Data:
   Total assets...................................................................    $ 60,133       $ 60,538
   Investments (1)................................................................       4,977          5,770
   Loans receivable...............................................................      54,402         53,974
   Savings deposits...............................................................      46,107         46,863
   FHLB advances..................................................................       2,400          2,400
   Retained earnings..............................................................      11,301         11,090

                                                                                       For the Three Months
                                                                                            September 30,
                                                                                        1997           1996
                                                                                    ------------   ------------
                                                                                            (In Thousands)
Operating Data:
   Interest income................................................................    $  1,140       $  1,126
   Interest expense...............................................................         661            656
                                                                                    ------------   ------------
     Net interest income..........................................................         479            470
   Provision for loan losses......................................................          --             --
                                                                                    ------------   ------------
     Net interest income after provision for loan losses..........................         479            470
   Other income...................................................................           9              8
   Other expenses (2).............................................................         152            452
                                                                                    ------------   ------------
     Income before income taxes...................................................         336             26
   Income tax expenses............................................................         124             10
                                                                                    ------------   ------------
     Net income...................................................................    $    212       $     16
                                                                                    ============   ============

                                                                                     At or for the Three Months
                                                                                            September 30,
                                                                                        1997           1996
                                                                                    ------------   ------------
                                                                                            (In Thousands)
Selected Data:
   Return on average assets.......................................................        1.41%          0.11%
   Return on average equity.......................................................        7.57%          0.61%
   Average equity to average assets...............................................       18.56%         17.65%
   Interest rate spread...........................................................        2.23%          2.25%
   Net yield on average interest-earning assets...................................        3.21%          3.20%
   Average interest-earning assets to average interest-bearing liabilities              122.03%        121.32%
   Nonperforming assets to total assets...........................................        0.032%         0.48%
   Loan loss allowance to nonperforming loans at period end.......................      164.67%         65.37%

--------------------------

(i) Includes interest-earning deposits, federal funds sold, FHLB stock and investment securities.

(2) Includes a special assessment of $312,000 for the three months ended September 30, 1996 which was paid to recapitalize the Savings Association Insurance Fund.

Comparison of Financial Condition at September 30, 1997 and June 30, 1997

         First Federal's total assets decreased by $405,000, or 0.7%, to $60.1 million at September 30, 1997 from $60.5 million at June 30, 1997. Net income of $212,000 during the quarter, together with decreases of $581,000 and $200,000, respectively, in interest-earning balances in other banks and federal funds sold was used to fund an increase of $428,000 in loans receivable and a decrease of $756,000 in savings deposits. Loans receivable increased from $54.0 million to $54.4 million during the quarter, while savings deposits decreased from $46.9 million to $46.1 million. Total retained earnings increased from $11.1 million at June 30, 1997 to $11.3 million at September 30, 1997, as First Federal continued to substantially exceed all applicable regulatory capital requirements.

Comparison of Results of Operations for the Three Months Ended September 30, 1997 and 1996

         Net income for the three months ended September 30, 1997 was $212,000 as compared with net income of $16,000 for the three months ended September 30, 1996, an increase of $196,000. The increase in net income resulted principally from a reduction in the costs associated with deposit insurance premiums during the current quarter as compared with the corresponding quarter of the prior year. During the quarter ended September 30, 1996, a special insurance assessment was imposed on all SAIF-insured institutions by the FDIC to recapitalize the SAIF fund. First Federal's assessment was $312,000. Net of an income tax benefit of $115,000, this special assessment decreased earnings during the quarter ended September 30, 1996 by $197,000.

         The concentration of interest-earning assets and liabilities and the weighted average rates of interest earned and paid during the current and prior years' quarters were very consistent. An increase of $9,000 in net interest income during the three months ended September 30, 1997 as compared with the three months ended September 30, 1996 was offset by an increase of $12,000 in other expenses exclusive of the special insurance assessment described above.

                     SELECTED FINANCIAL AND OTHER DATA OF
             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

         The following selected financial data of First Federal is qualified in its entirety by, and should be read in conjunction with, the financial statements, including notes thereto, included elsewhere in this Prospectus. All averages presented herein have been calculated on a monthly basis unless otherwise stated.


                                                                                            At or for the
                                                                                         Year Ended June 30
                                                                                    ---------------------------
                                                                                        1997           1996
                                                                                    ------------   ------------
                                                                                        (Dollars in Thousands)
Financial Condition data:
   Total assets.....................................................................  $  60,538      $  59,694
   Investments (1)..................................................................      5,770          5,470
   Loans receivable.................................................................     53,974         53,335
   Savings deposits.................................................................     46,863         47,949
   FHLB advances....................................................................      2,400          1,050
   Retained earnings................................................................     11,090         10,504

Operating data:
   Interest income..................................................................  $   4,558      $   4,521
   Interest expense.................................................................      2,595          2,668
                                                                                      ---------      ---------
     Net interest income............................................................      1,963          1,853
   Provision for loan losses........................................................        143             18
                                                                                      ---------      ---------
     Net interest income after provision for loan losses............................      1,820          1,835
   Other Income.....................................................................         23             42
   Other Expense....................................................................        915(2)         654
                                                                                      ---------      ---------
     Income before income taxes.....................................................        928          1,223
   Income tax expense...............................................................        342            429
                                                                                      ---------      ---------
     Net income.....................................................................  $     586      $     794
                                                                                      =========      =========

Selected data:
   Return on average assets.........................................................       0.98%          1.33%
   Return on average equity.........................................................       5.47%          7.80%
   Average equity to average assets.................................................      17.89%         16.99%
   Interest rate spread.............................................................       2.37%          2.24%
   Net yield on average interest-earning assets.....................................       3.32%          3.13%
   Average interest-earning assets to average interest-bearing liabilities               121.73%         119.79%
   Ratio of noninterest expense to average total assets.............................       1.53%          1.09%
   Nonperforming assets to total assets.............................................       0.18%          0.12%
   Loan loss reserves to nonperforming loans at period end..........................     312.37%        367.39%
   Number of:
     Outstanding loans..............................................................      1,773          1,776
     Deposit accounts...............................................................      4,206          4,486
     Full-service offices...........................................................          1              1

-------------------------

(1) Includes interest-bearing deposits, federal funds sold, FHLB stock and investment securities.

(2) Includes a special assessment of $312,000 for the year ended June 30, 1997 which was paid to recapitalize the Savings Association Insurance Fund.

                                 RISK FACTORS

         In addition to the other information in this Prospectus, you should consider carefully the following risk factors in evaluating an investment in the common stock.

Decreased Return on Average Equity and Increased Expenses Immediately After Conversion

         Return on average equity (net income divided by average equity) is a ratio commonly used to compare the performance of a public company to its peers. For the years ended June 30, 1997 and 1996, our returns on average equity were 5.47% and 7.80%, respectively. As a result of the Conversion, our equity will increase substantially. Our expenses also will increase because of compensation expense that we must account for as a result of establishing our ESOP, RRP, and the costs of being a public company. Because of the increases in our equity and expenses, our return on equity is likely to decrease significantly as compared to our performance in previous years. Initially, First Federal intends to use a portion of the proceeds of this offering to repay some or all of its short-term obligations owed to the FHLB of Atlanta. First Federal may also use some of the proceeds to purchase loan participations and mortgage-backed securities on the secondary market and, on an interim basis, to invest in U.S. government securities and federal agency securities which generally have lower yields than residential mortgage loans. See "Use of Proceeds."

The Impact of Changes in Interest Rates on First Federal

         Our ability to make a profit, like that of most financial institutions, substantially depends upon our net interest income, which is the difference between the interest income we earn on our interest earning assets (such as mortgage loans) and the interest expense we pay on our interest-bearing liabilities (such as deposits). Approximately 55.83% of our mortgage loans have rates of interest which are fixed for the term of the loan ("fixed rate") and are originated generally with terms of up to 18 years, while deposit accounts have significantly shorter terms to maturity. Because our interest-earning assets generally have fixed rates of interest and have longer effective maturities than our interest-bearing liabilities, the yield on our interest earning assets generally will adjust more slowly to changes in interest rates than the cost of our interest-bearing liabilities. The slower adjustment of interest earning assets as compared to interest-bearing liabilities results in First Federal having a "negative gap." At June 30, 1997, our one year interest rate gap was negative 25.24%. As a result, our net interest income will be adversely affected by material and prolonged increases in interest rates. In addition, rising interest rates may adversely affect our earnings because there might be a lack of customer demand for loans. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of First Federal Savings and Loan Association of Cheraw Asset Liability Management."

         Changes in interest rates also can affect the average life of loans and mortgage-backed securities. The relatively lower interest rates in recent periods have resulted in increased prepayments of loans and mortgage-backed securities, as borrowers refinanced their mortgages in order to reduce their borrowing cost. Under these circumstances, we are subject to reinvestment risk to the extent that we are not able to reinvest such prepayments at rates which are comparable to the rates on the prepaid loans or securities.

Reliance on Certificate of Deposit Accounts

         A significant percentage of our deposit accounts are certificates of deposit rather than passbook or money market accounts. At June 30, 1997, $37.9 million, or 80.83% of our total deposits were certificate of deposit accounts. $30.5 million of our certificates of deposit mature within one year. Certificates of deposit can be a more interest rate sensitive source of funds than passbook or money market accounts. In the event that interest rates significantly increase, or if we do not offer competitive rates of interest on its certificates of deposit, First Federal may experience a significant decrease in its deposit accounts. Management expects that a portion of its certificates of deposit which mature within a year will not remain with First Federal.

Competition

         We experience strong competition in our local market area in originating loans primarily from mortgage brokers. Our competition in attracting deposits is primarily from commercial banks, thrifts and money center banks. Such competition may limit our growth in the future. See "Competition."

Mortgage Underwriting Practices

         We historically have originated our mortgage loans pursuant to our own underwriting standards which do not conform with the standard criteria of Freddie Mac or the FNMA because we do not require current property surveys in most cases. Consequently, such loans cannot be sold to Freddie Mac or FNMA. To the extent such loans can be sold in the secondary market, they may not be sold on terms that are as favorable as those that could be obtained from Freddie Mac or FNMA.

Geographic Concentration of our Loans

         All of our real estate mortgage loans are secured by properties located in South Carolina, mostly in Chesterfield and Marlboro Counties. A weakening in the local real estate market or in the local or national economy, or a reduction in the workforce at the manufacturing facilities in the area could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing the loans, which would reduce our earnings.

 The Expense and Dilutive Effect of the Contribution of Shares to the Foundation

         Pursuant to the Plan, we intend to establish a Foundation in connection with the Conversion. In addition to the shares to be sold to depositors and the public, we propose to contribute 20,000 shares of Common Stock of the Holding Company to the Foundation, which contribution has a value equal to $200,000 based upon the Common Stock's initial offering price of $10.00 per share. The contribution of Common Stock to the Foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of the Holding Company in fiscal 1998, the fiscal year in which the Foundation is to be established and the contribution made. If the Foundation had been established at June 30, 1997, we would have reported net income of $458,000, rather than reporting net income of $586,000 for the year ended June 30, 1997. Upon completion of the Conversion, the Foundation will own between 0.9% and 1.4% of the total shares of the Common Stock to be issued and outstanding. The OTS has imposed a condition (which may be waived in certain circumstances) on its approval of the Conversion that the shares held by the Foundation will be voted in the same ratio as all other shares of the Holding Company as to any proposals considered by the stockholders. The establishment of the Foundation is subject to the approval of First Federal's members. See "The Conversion--Establishment of the Foundation."

First Federal's Intent to Remain Independent

         We have operated as an independent community oriented savings and loan association since 1920. It is our intention to continue to operate as an independent community oriented savings and loan association following the Conversion. Accordingly, you are urged not to subscribe for shares of our common stock if you are anticipating a quick sale by us. See "Business of First Federal."

Anti-Takeover Provisions and Statutory Provisions That Could Discourage Hostile Acquisitions of Control

         Provisions in the Holding Company's Certificate of Incorporation and Bylaws, the corporation law of the state of Delaware, and certain federal regulations may make it difficult and expensive to pursue a tender offer, change in control or takeover attempt which our management opposes. As a result, shareholders who might desire to participate in such a transaction may not have an opportunity to do so. Such provisions will also render the removal of the current board of directors or management of the Holding Company, or the appointment of new directors to the Board, more difficult. Restrictions include: restrictions on the acquisition of the Holding Company's equity securities and limitations on voting rights; the classification of the terms of the members of the board of directors; certain provisions relating to meetings of shareholders; elimination of cumulative voting by shareholders in the election of directors; the issuance of preferred stock and additional shares of common stock without shareholder approval; and supermajority provisions for amendments to the Certificate of Incorporation and Bylaws, and the approval of certain business combinations.
See "Restrictions on Acquisition of the Holding Company."

Possible Voting Control by Our Directors and Officers

         Our directors and executive officers intend to subscribe for 125,000 shares of common stock which, at the midpoint of the Estimated Valuation Range, would constitute 7.6% of the outstanding shares. When aggregated with the shares of common stock our executive officers and directors expect to acquire through the Stock Option Plan, ESOP and RRP, our executive officers and directors could have voting control over approximately 488,000 shares of common stock, or 25.9% of the outstanding shares at the midpoint of the Estimated Valuation Range (assuming that Stock Option Plan grants and RRP awards are made from authorized but unissued shares). This ownership of common stock by our management could make it difficult to obtain majority support for shareholder proposals which are opposed by management. In addition, our management may be able to prevent the approval of transactions or actions (i.e., business combinations and amendment to our Certificate of Incorporation and Bylaws) requiring the approval of 80% of the shareholders under the Holding Company's Certificate of Incorporation if additional shares are issued to them pursuant to the RRP and/or the Stock Option Plan. See "Proposed Purchases by Directors and Executive Officers," "Executive Compensation and Related Transactions of First Federal," "Description of Capital Stock," and "Restrictions on Acquisition of the Holding Company."

Possible Dilutive Effect of RRP and Stock Options

         If the Conversion is completed and shareholders approve the RRP and Stock Option Plan, we intend to issue shares to our officers and directors through these plans. If the shares for the RRP are issued from our authorized but unissued stock, your ownership percentage could be diluted by up to approximately 3.85%. If the shares for the Stock Option Plan are issued from our authorized by unissued stock, your ownership percentage could be diluted by up to approximately 9.09%. In either case, the trading price of our common stock may be reduced. See "Pro Forma Data" and "Executive Compensation and Related Transactions of First Federal."

Financial Institution Regulation and Future of the Thrift Industry

         We are subject to extensive regulation, supervision, and examination by the Office of Thrift Supervision ("OTS") and the Federal Deposit Insurance Corporation (the "FDIC"). A bill has been introduced in the Congress that would consolidate the OTS with the Office of the Comptroller of the Currency. If this legislation is enacted into law we could be forced to become a state or national commercial bank, and become subject to regulation by a different government agency. If we become a commercial bank, our investment authority and the ability of the Holding Company to engage in diversified activities may be limited or prohibited, which could affect our profitability. It is impossible at this time to predict whether such legislation will be passed or the impact of any such legislation on our operations. See "Regulation."

Absence of Prior Market For the Common Stock

         The Holding Company is a newly organized company which has never issued capital stock. Consequently, there is no current market for its Common Stock. The Holding Company has received conditional approval to have its Common Stock quoted on the National Association of Security Dealers Automated Quotation National Market System under the symbol "_______." The development of a liquid public trading market depends upon the existence of willing buyers and sellers, the presence of which is not in the control of The Holding Company or any market maker. There can be no assurance that an active and liquid trading market will develop. Trident Securities, Inc. has indicated its intention to make a market in the Common Stock subject to compliance with applicable provisions of federal and securities laws and other regulatory requirements, and we anticipate that it will be able to secure at least two additional market makers for the Common Stock. If you purchase shares, you may not be able to sell them when you want to at a price that is equal to or more than the price you paid.

Risk of Delay in Completion of the  Offering

         Although we expect to complete the Conversion within the time periods indicated in this Prospectus, it is possible that adverse market, economic or other factors could significantly delay the completion of the Conversion, which could significantly increase our Conversion costs. In this case, however, you would have the right to modify or rescind your subscription and to have your subscription funds returned to you promptly, with interest. See "The Conversion."

Income Tax Consequences of Subscription Rights

         If the Internal Revenue Service were to determine that the subscription rights offered to you in connection with the Conversion have an ascertainable value, the exercise of your subscription rights could result in the recognition of taxable income. Whether the subscription rights are considered to have an ascertainable value is an inherently factual determination. In the opinion of Ferguson however, the subscription rights do not have an ascertainable fair market value; however, Ferguson's conclusion is not binding on the IRS. See "The Conversion--Principal Effects of Conversion--Tax Effects."

            PROPOSED PURCHASES BY DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth the approximate purchases of common stock by each director and executive officer and their Associates in the Conversion. All shares will be purchased for investment purposes and not for purposes of resale. The table assumes 1,650,000 that shares (the midpoint of the Estimated Value Range) of the common stock will be sold at $10.00 per share and that sufficient shares will be available to satisfy subscriptions.


                                                           Total Shares
                                                          Proposed to be          Aggregate Price of
          Name                     Position             Subscribed For(1)         Intended Purchases       Percent of Shares %
-------------------------  ------------------------  ------------------------  ------------------------  ------------------------
Herbert W. Watts(2)        President and Chief                20,000                  $200,000                     1.2%
                           Executive Officer

Robert M. Bennett          Chairman of the Board              25,000                   250,000                     1.5%

William Rhett Butler       Director                           20,000                   200,000                     1.2%

James C. Crawford, III     Director                           25,000                   250,000                     1.5%

Henry P. Duvall, IV        Director                           15,000                   150,000                     0.9%

Cornelius B. Young         Director                           15,000                   150,000                     0.9%

Johnnie L. Craft           Secretary and Treasurer             5,000                    50,000                     0.3%
                                                         -----------               -----------              --------------
All directors and officers                                   125,000                $1,250,000                     7.6%(3)
as a group (7 persons)                                   ===========               ===========              ==============

----------------------------

(1) Does not include shares subject to stock options which may be granted under the Stock Option Plan, or shares which may be awarded under the RRP.

(2) In addition, a Non-Qualified Deferred Compensation Plan which has been established for the benefit of Mr. Watts intends to purchase shares of common stock in the Conversion. See "Executive Compensation and Related Transactions of First Federal--Non-Qualified Deferred Compensation Plan."

(3) Assuming that all shares awarded under the RRP are purchased on the open market upon (i) the full vesting of the restricted stock awards to directors and executive officers contemplated under the RRP and
          (ii) the exercise in full of all options expected to be granted to directors and executive officers under the Stock Option Plan, all directors and executive officers as a group would beneficially own 321,350 shares (20.8%), 356,000 shares (19.6%), 390,650 shares
          (18.7%), and 430,498 shares (17.9%) upon sales at the minimum, midpoint, maximum, and 15% above the maximum of the Estimated Valuation Range, respectively. See "Executive Compensation and Related Transactions of First Federal -- RRP," "--Stock Option Plan."



                                  MARKET AREA

         Our primary market area consists of Chesterfield and Marlboro counties, South Carolina. First Federal's economy is concentrated in the areas of manufacturing, service and trade. The largest employers in our market area are the Chesterfield County School District, Delta Woodside (a textile producer), Takata (an industrial airbag producer) and INA Bearings (a needle bearing manufacturer). The economy is characterized by a number of the industries operating in Chesterfield and Marlboro Counties. Consequently, although there can be no assurance that our market area will not experience an increase in unemployment, we believe our employment base will remain stable.

                                USE OF PROCEEDS

         The Holding Company will retain up to 50% of the net proceeds from the offering and will use the balance of the proceeds to purchase all of the capital stock issued by First Federal in connection with the Conversion. The Holding Company intends to make a loan to our ESOP to fund its purchase of 8% of the shares of common stock sold in the Conversion. On a short-term basis, approximately 42% of the net proceeds which are retained by the Holding Company initially may be invested in short-term investments. The Holding Company may also use the proceeds as a source of funds for the payment of dividends to shareholders or for the repurchase of shares of common stock. The Holding Company will not take any action in furtherance of an extraordinary capital distribution during the year following the Conversion. The Holding Company may also use a portion of the net proceeds to fund the purchase of 4% of the shares for the RRP, which we anticipate will be adopted by our Board no earlier than six months following the Conversion, subject to shareholder approval.

         First Federal intends to use a portion of the net proceeds that it receives from the Holding Company to make adjustable- and fixed-rate mortgage loans and commercial real estate loans to the extent there is demand for such loans and subject to market conditions. First Federal may also use a portion of the net proceeds to repay some or all of its borrowings from the FHLB of Atlanta. We anticipate that the balance of the proceeds will be used to purchase loan participations and possibly mortgage-backed securities in the secondary market. On an interim basis, we may use a portion of the net proceeds to invest in U.S. government securities and other federal agency securities. See "Business of First Federal Savings and Loan Association of Cheraw--Investments."

         The following table shows estimated gross and net proceeds based upon shares of common stock being sold in the Conversion at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range.

                                                                                                                15% Above
                                   Minimum,                 Midpoint,                  Maximum,                  Maximum,
                                  1,402,500                 1,650,000                 1,897,500                 2,182,125
                             Shares Sold at Price      Shares Sold at Price      Shares Sold at Price      Shares Sold at Price
                                  of $10.00                 of $10.00                 of $10.00                of $10.00(2)
------------------------------------------------------------------------------------------------------------------------------------

Gross proceeds.............    $  14,025,000           $   16,500,000                $  18,975,000             $  21,821,250
Less:
   Estimated underwriting
   commissions and
     other expenses(1)(2)            614,000                  660,000                      706,000                   758,000
                              --------------           --------------                -------------             -------------
Estimated net conversion
  proceeds(1)..............    $  13,411,000           $   15,840,000                $  18,269,000             $  21,063,250
                               =============           ==============                =============             =============

-------------------------

(1) In calculating estimated net proceeds, it has been assumed that no sales will be made through selected dealers, that all shares are sold in the Subscription Offering, that executive officers and directors of First Federal and their Associates purchase shares of common stock in the Conversion, and that the ESOP acquires 8% of the shares of common stock issued in the Conversion.

(2) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering and the Community Offering, if any, as well as to reflect the demand for the common stock.

         The actual net proceeds may differ from the estimated net proceeds calculated above for various reasons, including variances in the actual amount of legal and accounting expenses incurred in connection with the Conversion, commissions paid for sales made through other dealers, and the actual number of shares of common stock sold in the Conversion. Any variance in the actual net proceeds from the estimates provided in the table above is not expected to be material.

                                   DIVIDENDS

         The Holding Company intends to pay annual dividends of $.30 per share, payable on a quarterly basis beginning the first full quarter following the completion of the Conversion. Dividends will be subject to determination and declaration by the Board of Directors in its discretion, which will take into account the Holding Company's consolidated financial condition and results of operations, tax considerations, industry standards, economic conditions, capital levels, regulatory restrictions on dividend payments by us to the Holding Company, general business practices and other factors. See "Regulation--Savings Association Regulatory Capital" and "--Dividend Limitations."

         The Holding Company is not subject to OTS regulatory restrictions on the payment of dividends to its shareholders although the source of such dividends depend in part upon the receipt of dividends from us. The Holding Company is subject, however, to the requirements of Delaware law, which generally limit the payment of dividends to amounts that will not affect the ability of the Holding Company, after the dividend has been distributed, to pay its debts in the ordinary course of business and will not exceed the difference between the Holding Company's total assets and total liabilities plus preferential amounts payable to shareholders with rights superior to those of the holders of common stock. First Federal must provide the OTS with 30 days prior notice of its intention to make a capital distribution to the Holding Company. Additional limits on the dollar amount of any capital distribution by First Federal to the Holding Company are set forth in OTS regulations. See "Regulation--Dividend Limitations."

         In addition to the foregoing, the portion of our earnings which has been appropriated for bad debt reserves and deducted for federal income tax purposes cannot be used by us to pay cash dividends to the Holding Company without the payment of federal income taxes by us at the then current income tax rate on the amount deemed distributed, which would include the amount of any federal income taxes attributable to the distribution. See "Taxation -- Federal Taxation" and Notes A and J to the Financial Statements. The Holding Company does not contemplate any distribution by us that would result in a recapture of our bad debt reserve or otherwise create federal tax liabilities.

                          MARKET FOR THE COMMON STOCK

         The Holding Company has never issued common stock to the public. Consequently, there is no established market for the common stock. The Holding Company has received approval to have the common stock quoted on the Nasdaq National Market under the symbol "__________" upon the successful closing of the offering, subject to certain conditions. Trident Securities, Inc. has advised us that it intends to act as a market maker for the common stock, subject to compliance with applicable provisions of federal and state securities laws and other regulatory requirements.

         The existence of a public trading market will depend upon the presence in the market of both willing buyers and willing sellers at any given time. The presence of a sufficient number of buyers and sellers at any given time is a factor over which neither the Holding Company nor any broker or dealer has control. The absence of an active and liquid trading market may make it difficult to sell the common stock and may have an adverse effect on the price of the common stock. Purchasers should consider the potentially illiquid and long-term nature of their investment in the shares offered hereby.

         The aggregate price of the common stock is based upon an independent appraisal of the pro forma market value of the common stock. However, there can be no assurance that an investor will be able to sell the common stock purchased in the Conversion at or above the Purchase Price.

                                  COMPETITION

         We originate most of our loans to and accept most of our deposits from residents of Chesterfield and Marlboro Counties, South Carolina. We are subject to strong competition from various financial institutions, including state and national banks, state and federal savings associations and certain nonbanking consumer lenders that provide similar services in Chesterfield and Marlboro Counties. We also compete with money market funds with respect to deposit accounts and with insurance companies with respect to individual retirement accounts.

         The primary factors influencing competition for deposits are interest rates, service and convenience of office location. We compete for loan originations primarily through the efficiency and quality of the services that we provide borrowers and through interest rates and loan fees charged. Competition is affected by, among other things, the general availability of lendable funds, general and local economic conditions, current interest rate levels, and other factors that we cannot readily predict.

                                CAPITALIZATION

         The following table presents our historical capitalization at June 30, 1997, and the pro forma consolidated capitalization of the Holding Company as of that date, giving effect to the sale of common stock offered by this Prospectus based on the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, and subject to the other assumptions set forth below. The pro forma data set forth below may change significantly at the time the Holding Company completes the Conversion due to, among other factors, a change in the Estimated Valuation Range or a change in the current estimated expenses of the Conversion. If the Estimated Valuation Range changes so that between 1,402,500 and 2,182,125 shares are not sold in the Conversion, subscriptions will be returned to subscribers who do not affirmatively elect to continue their subscriptions during the offering at the revised Estimated Valuation Range.



                                                                             At June 30, 1997
                                                                        Pro Forma Holding Company
                                                                     Capitalization Based on Sale of
                                                            -------------------------------------------------
                                                           1,402,500    1,650,000    1,897,500    2,182,125
                                                             Shares       Shares       Shares       Shares
                                                  First      Sold at      Sold at      Sold at      Sold at
                                                 Federal    Price of     Price of     Price of      Price of
                                               Historical    $10.00       $10.00       $10.00      $10.00(6)
-------------------------------------------------------------------------------------------------------------
                                                                      (In Thousands)
Deposit/(1)/................................   $ 46,863     $  46,863    $  46,863    $  46,863    $  46,863
FHLB advances...............................      2,400         2,400        2,400        2,400        2,400
                                               --------     ---------    ---------    ---------    ---------
     Total deposits and borrowings..........   $ 49,263     $  49,263    $  49,263    $  49,263    $  49,263
                                               ========     =========    =========    =========    =========

Stockholders equity:
Preferred Stock, $.01 par value per share:
authorized - 400,000 shares; assumed
outstanding - none ........................          --           --            --           --           --
 common stock, $.01 par value per share
3,200,00 authorized shares; shares to be
 outstanding as shown/(2)/ ...............           --           14            17           19           22
Paid-in capital/(2)/ .....................           --       13,469        15,895       18,322       21,113
Less: Common stock acquired by ESOP/(3)/ .           --       (1,122)       (1,320)      (1,518)      (1,746)
       Common stock to be acquired by
       RRP/(4)/ ..........................           --         (561)         (660)        (759)        (873)
Retained earnings, substantially
 restricted/(5)/ .........................       11,090       11,090        11,090       11,090       11,090
                                                -------     --------      --------     --------     --------

Total stockholders' equity ...............      $11,090     $ 22,890      $ 25,022     $ 27,154     $ 29,606
                                                =======     ========      ========     ========     ========

-------------------------

/(1)/ Excludes withdrawals from deposit accounts for the purchase of common stock. Such withdrawals will reduce pro forma deposits by the amount thereof.
/(2)/ The number of shares to be issued in the Conversion may be increased or decreased based on market and financial conditions prior to the completion of the Conversion. Assumes estimated expenses of $614,000, $660,000, $706,000 and $758,000 at the minimum, midpoint, maximum and adjusted maximum of the Estimated Valuation Range, respectively. See "Use of Proceeds." Also assumes that 20,000 shares will be contributed by the Holding Company to the Foundation.
/(3)/ Assumes purchases by the ESOP of a number of shares equal to 8% of the shares issued in the Conversion. The funds used to acquire the ESOP shares will be borrowed from the Holding Company. See "Use of Proceeds." First Federal intends to make contributions to the ESOP sufficient to service and ultimately retire its debt. The common stock acquired by the ESOP is reflected as a reduction of shareholders' equity. See "Executive Compensation and Related Transactions of First Federal-- Employee Stock Ownership Plan and Trust."
/(4)/ Assuming the receipt of shareholder approval, the Holding Company intends to implement the RRP. Assuming such implementation, the RRP will purchase an amount of shares equal to 4% of the common stock sold in the Conversion for issuance to directors and officers of the Holding Company and First Federal. Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the RRP will purchase the shares on the open market. Under the terms of the RRP, assuming it is adopted within one year of the Conversion, shares will vest at the rate of 20% per year. The common stock to be purchased by the RRP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma shareholders' equity. As shares of the common stock granted pursuant to the RRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired, the interests of existing shareholders will be diluted. Assuming that 1,650,000 shares of common stock, the midpoint of the Estimated Valuation Range, are issued in the Conversion, 20,000 shares are issued to the Foundation and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the common stock would be diluted $.19 per share, or 1.3% on a pro forma basis as of June 30, 1997. The dilution would be $.23 per share (1.4%) and $.16 per share (1.1%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis at June 30, 1997.
(5) Retained earnings are substantially restricted, see "Financial Statements."
(6) As adjusted to give effect to an increase in the number of shares which. could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following the commencement of the Subscription Offering and Community Offering, if any, as well as to reflect demand for the common stock.

                                PRO FORMA DATA

         The following table sets forth the pro forma combined consolidated net income of the Holding Company for the year ended June 30, 1997, as though the offering had been consummated at the beginning of the year and the investable net proceeds had been invested at 5.65% for the year ended June 30, 1997 which was the one year treasury bill rate at June 30, 1997. The pro forma after-tax return for the Holding Company on a consolidated basis is assumed to be 3.62% for the year ended June 30, 1997 after giving effect to (i) the yield on investable net proceeds from the Conversion offering and (ii) adjusting for taxes using a combined federal and state income tax rate of 36%. Historical and per share amounts have been calculated by dividing historical amounts and pro forma amounts by the indicated number of shares of common stock, assuming that such number of shares had been outstanding during each of the entire periods.

         Book value represents the difference between the stated amount of consolidated assets and consolidated liabilities of the Holding Company computed in accordance with generally accepted accounting principles. Book value does not necessarily reflect current market value of assets and liabilities, or the amounts, if any, that would be available for distribution to shareholders in the event of liquidation. See "The Conversion--Principal Effects of Conversion--Effect on Liquidation Rights." Book value also does not reflect the federal income tax consequences of the restoration to income of our special bad debt reserve for income tax purposes, which would be required in the unlikely event of liquidation or if a substantial portion of retained earnings were otherwise used for a purpose other than absorption of bad debt losses. See "Taxation--Federal Taxation." Pro forma book value includes only net proceeds from the Conversion offering as though it occurred as of the indicated date and does not include earnings on the proceeds for the period then ended.

         The pro forma net income derived from the assumptions set forth above should not be considered indicative of the actual results of operations of the Holding Company that would have been attained for the year ended June 30, 1997 if the Conversion had been actually consummated at the beginning of such year and the assumptions regarding investment yields should not be considered indicative of the actual yield expected to be achieved during any future period. The pro forma book values at the date indicated should not be considered as reflecting the potential trading value of the Holding Company's stock. There can be no assurance that an investor will be able to sell the common stock purchased in the Conversion at prices within the range of the pro forma book values of the common stock or at or above the Purchase Price. The pro forma data may not total due to rounding differences.


                                                                    At or For the Year Ended June 30, 1997
                                                      -----------------------------------------------------------------
                                                                                                            2,182,125
                                                        1,402,500        1,650,000         1,897,500          Shares
                                                         Shares           Shares             Shares         at $10.00
                                                        at $10.00        at $10.00         at $10.00         per Share
                                                        per Share        per Share          per Share        (Maximum,
                                                        (Minimum)        (Midpoint)         (Maximum)     as adjusted)(1)
                                                        ---------        ----------         ---------     ---------------
                                                             (Dollars In Thousands, except per share amounts)
Gross proceeds ....................................... $    14,025       $    16,500       $    18,975       $    21,821
Plus: shares acquired by  Foundation(2) ..............         200               200               200               200
                                                       -----------       -----------       -----------       -----------
Pro forma market capitalization ...................... $    14,225       $    16,700       $    19,175       $    22,021
                                                       ===========       ===========       ===========       ===========
Gross proceeds ....................................... $    14,025       $    16,500       $    18,975       $    21,821
Less estimated expenses ..............................        (614)             (660)             (706)             (758)
                                                       -----------       -----------       -----------       -----------
Estimated net Conversion proceeds ....................      13,411            15,840            18,269            21,063
Less common stock acquired by ESOP(3) ................      (1,122)           (1,320)           (1,518)           (1,746)
Less common stock to be acquired by RRP(4) ...........        (561)             (660)             (759)             (873)
                                                       -----------       -----------       -----------       -----------
   Estimated proceeds available for investment ....... $    11,728       $    13,860       $    15,992       $    18,445
                                                       ===========       ===========       ===========       ===========
Consolidated net income:(2)
Historical ........................................... $       586       $       586       $       586       $       586
Pro forma adjustments:
 Net income from proceeds (5)(6) .....................         424               501               578               667
 Less pro forma ESOP adjustment(3) ...................         (26)              (30)              (35)              (40)
 Less pro forma RRP adjustment(4) ....................         (72)              (84)              (97)             (112)
                                                       -----------       -----------       -----------       -----------
   Pro forma net income .............................. $       913       $       973       $     1,032       $     1,101
                                                       ===========       ===========       ===========       ===========
Consolidated net income per share:(2)(6)
 Historical .......................................... $      0.45       $      0.38       $      0.33       $      0.29
 Pro forma adjustments:
 Net income from proceeds (5)(6) .....................        0.32              0.32              0.33              0.33
 Less pro forma ESOP adjustment(3) ...................       (0.02)            (0.02)            (0.02)            (0.02)
 Less pro forma RRP adjustment(4) ....................       (0.05)            (0.05)            (0.05)            (0.05)
                                                       -----------       -----------       -----------       -----------
   Pro forma net income per share(7) ................. $      0.69       $      0.63       $      0.58       $      0.54
                                                       ===========       ===========       ===========       ===========
Number of shares used in calculating earnings
   per share(7) ......................................   1,314,307         1,542,714         1,771,121         2,033,790
                                                       ===========       ===========       ===========       ===========
Consolidated stockholders' equity (book value):(8)
 Historical .......................................... $    11,090       $    11,090       $    11,090       $    11,090
 Estimated net Conversion proceeds ...................      13,411            15,840            18,269            21,063
 Plus: Shares issued to Foundation(2) ................         200               200               200               200
 Less: Contribution to Foundation(2) .................        (200)             (200)             (200)             (200)
 Plus: Tax benefit of contribution to Charitable
 Foundation(2) .......................................          72                72                72                72
 Less common stock acquired or to be acquired by:
  ESOP(3) ............................................      (1,122)           (1,320)           (1,518)           (1,746)
  RRP (4) ............................................        (561)             (660)             (759)             (873)
                                                       -----------       -----------       -----------       -----------
  Pro forma .......................................... $    22,890       $    25,022       $    27,154       $    29,606
                                                       ===========       ===========       ===========       ===========
Consolidated stockholders' equity per share: (8)(9)
 Historical .......................................... $      7.80       $      6.64       $      5.78       $      5.04
 Estimated net Conversion proceeds ...................        9.43              9.49              9.53              9.56
Plus: shares issued to Foundation ....................        0.14              0.12              0.10              0.09
Less: contribution to Foundation .....................       (0.14)            (0.12)            (0.10)            (0.09)
Plus: tax benefit of contribution to Charitable
Foundation ...........................................        0.05              0.04              0.04              0.03
 Less common stock acquired or to be acquired by:
 ESOP(3) .............................................       (0.79)            (0.79)            (0.79)            (0.79)
 RRP (4) .............................................       (0.39)            (0.40)            (0.40)            (0.40)
                                                       -----------       -----------       -----------       -----------
Pro forma stockholders' equity per share ............. $     16.09       $     14.98       $     14.16       $     13.44
                                                       ===========       ===========       ===========       ===========
Pro forma price to book value (%)(8)(9) ..............        62.1%             66.7%             70.6%             74.4%
                                                       -----------       -----------       -----------       -----------
Pro forma price to earnings (P/E ratio) ..............       14.5x             15.9x             17.2x             18.5x
                                                       ===========       ===========       ===========       ===========
Number of shares used in calculating
 stockholders' equity per share ......................   1,422,500         1,670,000         1,917,500         2,202,125
                                                       ===========       ===========       ===========       ===========
                                                                                             -----------------------------
                                                                                             (Footnotes on following page)

/(1)/ As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following commencement of the Offering and the Community Offering, if any, as well as to reflect demand for the common stock.
/(2)/ Assumes the issuance of 20,000 shares of authorized but unissued shares to the Foundation. Pro forma income and income per share does not give effect to the non-recurring expense that will be recognized upon establishment of the foundation and contribution of the shares to it. The after tax expense is expected to be $128,000, assuming an effective tax rate of 36%. Assuming the contribution was expensed during the year ended June 30, 1997, the pro forma net earnings per share would be $.60, $.55, $.51, and $.48 at the minimum, midpoint, maximum and maximum as adjusted, respectively.
/(3)/ It is assumed that 8% of the shares of common stock issued in the Conversion will be purchased by the ESOP. The funds used to acquire the ESOP shares will be borrowed by the ESOP from the Holding Company (see 'Use of Proceeds"). First Federal intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirements on the debt. First Federal's total annual expense in payment of the ESOP debt is based upon 28 equal annual installments of principal with an assumed income tax benefit of 36%. The pro forma net income assumes: (i) First Federal's total contributions are equivalent to the debt service requirement for the year, and (ii) the effective income tax rate applicable to the debt was 36%. Expense for the ESOP will be based on the number of shares committed to be released to participants for the year at the average market value of the shares during the year. Accordingly, First Federal's total annual expense in payment of the ESOP for such years may be higher than that discussed above. The loan to the ESOP is reflected as a reduction of shareholders' equity.
/(4)/ Assuming the receipt of shareholder approval, the Holding Company intends to implement the RRP. Assuming such implementation, the RRP will purchase an amount of shares equal to 4% of the common stock sold in the Conversion for issuance to directors and officers of the Holding Company and First Federal. Such shares may be purchased from authorized but unissued shares or on the open market. The Holding Company currently intends that the RRP will purchase the shares on the open market, and the estimated net Conversion proceeds have been reduced for the purchase of the shares in determining estimated proceeds available for investment. Under the terms of the RRP, if it is adopted within one year of the Conversion, shares will vest at the rate of 20% per year. An income tax benefit of 36% has been assumed. The common stock to be purchased by the RRP represents unearned compensation and is, accordingly, reflected as a reduction to pro forma shareholders' equity. As shares of the common stock granted pursuant to the RRP vest, a corresponding reduction in the charge against capital will occur. In the event that authorized but unissued shares are acquired by the RRP, the interests of existing shareholders will be diluted. Assuming that 1,650,000 shares of common stock are issued in the Conversion, the midpoint of the Estimated Valuation Range, 20,000 shares are issued to the foundation and that all awards under the RRP are from authorized but unissued shares, the Holding Company estimates that the per share book value for the common stock would be diluted $.19 per share, or 1.3%, on a pro forma basis as of June 30, 1997 at the midpoint of the Estimated Valuation Range. The dilution would be $.23 per share (1.4%) and $.16 per share (1.1%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis as of June 30, 1997.
/(5)/ See "Use of Proceeds" for assumptions utilized to determine the investable net proceeds of the sale of common stock.
/(6)/ Assuming investable net proceeds had been invested since the beginning of the period at 5.65%, the one year treasury bill rate at June 30, 1997, and an assumed effective income tax rate of 36%.
/(7)/ The number of shares used in calculating earnings per share was calculated using the indicated number of shares issued (including 20,000 shares issued to the Foundation) reduced by the assumed number of ESOP shares that would be unallocated at the end of the allocation period. Allocation of ESOP shares is assumed to occur on the first day of the fiscal year.
/(8)/ Book value represents the excess of assets over liabilities. The effect of the liquidation account is not reflected in these computations. (For additional information regarding the liquidation account, see "The Conversion--Principal Effects of Conversion--Effect on Liquidation Rights.")
/(9)/ Assuming the receipt of shareholder approval at the Holding Company's first meeting of shareholders to be held at least six months following the Conversion, the Holding Company intends to implement the Stock Option Plan. Assuming such implementation, common stock in an aggregate amount equal to 10% of the shares issued in the Conversion will be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. No effect has been given to the shares of common stock reserved for issuance under the Stock Option Plan. Upon the exercise of stock options granted under the Stock Option Plan, the interest of existing shareholders will be diluted by 9.09%. The Holding Company estimates that the per share book value for the common stock would be diluted $.44 per share, or 2.9%, on a pro forma basis as of June 30, 1997, assuming the issuance of 1,650,000 shares in the Conversion at the midpoint of the Estimated Valuation Range, the issuance of 20,000 shares to the foundation and the exercise of 165,000 options at an exercise price of $10.00 per share. This dilution further assumes that the shares will be issued from authorized, but unissued, shares. The dilution would be $.55 per share (3.4%) and $.37 per share (2.6%) at the minimum and maximum levels, respectively, of the Estimated Valuation Range on a pro forma basis as of June 30, 1997.

Historical and Pro Forma Regulatory Capital Compliance

         The following table compares our historical and pro forma regulatory capital levels as of June 30, 1997 to our capital requirements after giving effect to the Conversion.


                                                                               Pro Forma Based Upon Sale of
                                                                   ----------------------------------------------------
                                                                           Minimum of                 Midpoint of
                                                                       Estimated Valuation        Estimated Valuation
                                                                            Range of                   Range of
                                           Historical at                1,402,500 Shares           1,650,000 Shares
                                           June 30, 1997               at $10.00 Per Share        at $10.00 Per Share
                                      --------------------------    --------------------------  ------------------------
                                        Amount         Percent         Amount        Percent      Amount       Percent
                                     -----------    -----------     -----------    -----------  -----------  -----------
                                                                                  (Dollars in Thousands)
The Bank
--------
Capital under generally
 accepted accounting
 principles........................    $  11,090           18.3%      $  16,113           24.2%   $  17,030         25.1%
                                       =========      =========       =========      =========    =========     ========

Tangible capital/(2)/..............    $  11,090           18.3%      $  16,113           24.2%   $  17,030         25.1%
Tangible capital requirement/(3)/            908            1.5           1,000            1.5        1,017          1.5
                                       ---------       ---------      ---------      ---------     --------     ---------
  Excess...........................    $  10,182           16.8%      $  15,113           22.7%   $  16,013         23.6%
                                       =========      =========       =========      =========    =========      ========

Core capital/(2)/..................    $  11,090           18.3%      $  16,113           24.2%   $  17,030         25.1%
Core capital requirement/(2)/              1,816             3.0          2,000            3.0        2,034          3.0
                                       ---------       ---------      ---------      ---------     --------      --------
  Excess...........................    $   9,274           15.3%      $  14,113           21.2%      14,996         22.1%
                                       =========      =========       =========      =========    =========      ========

Risk-based capital/(2)//(3)/           $  11,393           36.6%      $  16,416           50.8%    $ 17,333         53.2%
Risk-based capital
 requirement.......................        2,488            8.0           2,586            8.0        2,604          8.0
                                       ---------      ---------       ---------      ---------    ---------      --------
  Excess...........................    $   8,905           28.6%      $  13,830           42.8%   $  14,729         45.2%
                                       =========      =========       =========      =========    =========      ========




                                                   Pro Forma Based Upon Sale of
                                     ------------------------------------------------------
                                              Maximum of             Maximum, as Adjusted,
                                          Estimated Valuation       of Estimated Valuation
                                               Range of                    Range of
                                           1,897,500 Shares            2,182,125 Shares
                                         at $10.00 Per Share         at $10.00 Per Share(1)
                                     -------------------------      -----------------------
                                        Amount       Percent          Amount      Percent
                                     -----------   -----------      -----------  ----------
                                                        (Dollars in Thousands)
The Bank
--------
Capital under generally
 accepted accounting
 principles ....................... $17,948            26.0%          $19,003        27.1%
                                    =======            ====           =======        ====

Tangible capital/(2)/ ............. $17,948            26.0%          $19,003        27.1%
Tangible capital requirement/(3)/ .   1,034             1.5             1,053         1.5
                                    -------            ----           -------        ----
  Excess .......................... $16,914            24.5%          $17,950        25.6%
                                    =======            ====           =======        ====

Core capital/(2)/ ................. $17,948            26.0%          $19,003        27.1%
Core capital requirement/(2)/ .....   2,067             3.0             2,106         3.0
                                    -------            ----           -------        ----
  Excess .......................... $15,881            23.0%          $16,897        24.1%
                                    =======            ====           =======        ====

Risk-based capital/(2)//(3)/ ...... $18,251            55.7%          $19,306        58.4%
Risk-based capital
 requirement ......................   2,622             8.0             2,643         8.0
                                    -------            ----           -------        ----
  Excess .......................... $15,629            47.7%          $16,663        50.4%
                                    =======            ====           =======        ====

----------------------

/(1)/ As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the Estimated Valuation Range of up to 15% to reflect changes in market and financial conditions following commencement of the Subscription Offering and the Community Offering, if any, as well as to reflect demand for the common stock.
/(2)/ Tangible and core capital levels are shown as a percentage of total assets; risk-based capital levels are shown as a percentage of risk-weighted assets.
/(3)/ Pro forma risk-based capital amounts and percentages assume net proceeds have been invested in 20% risk-weighted assets. Computations of ratios are based on historical adjusted total assets of $60,538,000 and risk-weighted assets of $31,102,000.

                                THE CONVERSION

         THE BOARDS OF DIRECTORS OF FIRST FEDERAL AND THE HOLDING COMPANY, AND THE OTS HAVE APPROVED THE PLAN SUBJECT TO THE PLAN'S APPROVAL BY OUR MEMBERS AT A SPECIAL MEETING OF MEMBERS, AND SUBJECT TO THE SATISFACTION OF CERTAIN OTHER CONDITIONS IMPOSED BY THE OTS IN ITS APPROVAL. OTS APPROVAL, HOWEVER, DOES NOT CONSTITUTE A RECOMMENDATION OR ENDORSEMENT OF THE PLAN BY THE OTS.

General

         On July 14, 1997, our Board of Directors adopted a Plan of Conversion (the "Plan") pursuant to which we will convert from a federal mutual savings and loan association to a federal stock savings and loan association, and become a wholly owned subsidiary of the Holding Company. The Conversion will include adoption of the proposed Federal Stock Charter and Bylaws which will authorize the issuance of capital stock by us. Under the Plan, our capital stock is being sold to the Holding Company and the common stock of the Holding Company is being offered to our customers and then to the public. The Plan has also been approved by the OTS, subject to approval of the Plan by our members. A Special Meeting of Members (the "Special Meeting") has been scheduled for that purpose on December ___, 1997. The approval of the Plan by the OTS does not constitute a recommendation or endorsement of the Plan by the OTS.

         We have mailed to each person eligible to vote at the Special Meeting a proxy statement (the "Proxy Statement") containing information concerning the business purposes of the Conversion and the effects of the Plan and the Conversion on voting rights, liquidation rights, the continuation of our business and existing savings accounts, FDIC insurance and loans. The Proxy Statement also describes the manner in which the Plan may be amended or terminated. Included with the Proxy Statement is a proxy card which should be used to vote on the Plan and the Conversion.

         The following is a summary of all of the material aspects of the Plan, the Subscription Offering, and the Community Offering. The Plan should be consulted for a more detailed description of its terms.

         As part of the Conversion, we intend to establish a tax exempt foundation to which the Holding Company will contribute 20,000 shares of common stock (based upon the initial public offering price of $10.00 per share). The Foundation is being formed as a means of complementing our existing community reinvestment activities and to share our financial success as a locally headquartered, community-oriented financial services institution. The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic projects. See "Establishment of a Foundation."

Reasons for Conversion

         As a stock institution, we will be structured in the form used by commercial banks, most business entities, and a growing number of savings associations. Converting to the stock form is intended to have a positive effect on our future growth and performance by: (i) affording our depositors and employees the opportunity to become shareholders of the Holding Company and thereby participate more directly in our future and the Holding Company's future; (ii) providing the Holding Company with the flexibility to grow through mergers and acquisitions by committing the offering of equity participations to the shareholders of acquired companies; (iii) providing substantially increased net worth and equity capital for investment in our business, thus enabling management to pursue new and additional lending and investment opportunities and to expand operations; and (iv) providing future access to capital markets through the sale of stock of the Holding Company in order to generate additional capital to accommodate or promote future growth. We believe that the increased capital and operating flexibility will enhance our competitiveness with other types of financial services organizations. Although our current members will, upon Conversion, lose the voting and liquidation rights they presently have as members (except to the limited extent of their rights in the liquidation account established in the Conversion), they are being offered a priority right to purchase shares in the Conversion and thereby obtain voting and liquidation rights in the Holding Company.

         The net proceeds to us from the sale of common stock offered hereby, after retention by the Holding Company of 50% of the net proceeds, will increase our existing net worth and thus provide an even stronger capital base to support our lending and investment activities. In addition, the Conversion will provide us with new opportunities to attract and retain talented and experienced personnel by offering stock incentive programs.

         Our Board of Directors believes that the Conversion to a holding company structure is the best way to enable us to diversify our business activities should we choose to do so. Currently, there are no plans, written or oral, for the Holding Company to engage in any material activities apart from holding our shares of stock that it acquires in connection with the Conversion, although the Board may determine to further expand the Holding Company's activities after the Conversion.

         The additional common stock of the Holding Company being authorized in the Conversion will be available for future acquisitions (although the Holding Company has no current discussions, arrangements or agreements with respect to any acquisition) and for issuance and sale to raise additional equity capital, subject to market conditions and generally without shareholder approval. Although the Holding Company currently has no plans with respect to future issuances of equity or debt securities, the more flexible operating structure provided by the Holding Company and the stock form of ownership is expected to assist us in competing aggressively with other financial institutions in our market area.

         The Conversion will also permit our members who subscribe for shares of common stock to become shareholders of the Holding Company, thereby allowing members to indirectly own stock in the financial institution in which they maintain deposit accounts. Such ownership may encourage shareholders to promote us to others, thereby further contributing to our growth.

Principal Effects of Conversion

         General. Each savings depositor in a mutual savings and loan association such as First Federal has both a savings account and a pro rata ownership in the net worth of that institution, based upon the balance in his or her savings account. This ownership interest has no tangible market value separate from the savings account. Upon conversion to stock form, the ownership of our net worth will be represented by the outstanding shares of stock to be owned by the Holding Company. Certificates are issued to evidence ownership of the capital stock. These stock certificates are transferable and, therefore, the shares may be transferred with no effect on any account the seller may hold with us.

         Continuity. While the Conversion is being accomplished, our normal business of accepting deposits and making loans will be continued without interruption. After the Conversion, we will continue to provide services for account holders and borrowers under current policies carried on by our present management and staff.

         Our directors at the time of Conversion will continue to serve as our directors after the Conversion until the expiration of their current terms, and thereafter, if reelected. All of our executive officers at the time of Conversion will retain their positions after the Conversion.

         Effect on Deposit Accounts. Under the Plan, each of our depositors at the time of the Conversion will automatically continue as a depositor after the Conversion, and each deposit account will remain the same with respect to deposit balance, interest rate and other terms. Each account will also continue to be insured by the FDIC in exactly the same way as before. Depositors will continue to hold their existing certificates, passbooks and other evidence of their accounts.

         Effect on Loans of Borrowers. None of our loans will be affected by the Conversion. The amount, interest rate, maturity and security for each loan will be unchanged.

         Effect on Voting Rights of Members. Currently in our mutual form, our depositor members have voting rights and may vote for the election of directors. Following the Conversion, depositors will cease to have voting rights. All voting rights in First Federal will be vested in the Holding Company as our sole shareholder. Voting rights in the Holding Company will be vested exclusively in its shareholders, with one vote for each share of common stock. Neither the common stock to be sold in the Conversion nor the capital stock of First Federal will be insured by the FDIC or by any other government entity.

         Effect on Liquidation Rights. Current federal regulations and the Plan of Conversion provide for the establishment of a "liquidation account" by us for the benefit of our deposit account holders with balances of no less than $50.00 on June 30, 1995 ("Eligible Account Holders"), and our deposit account holders with balances of no less than $50.00 on September 30, 1997 ("Supplemental Eligible Account Holders"), who continue to maintain their accounts with us after the Conversion. The liquidation account will be credited to our net worth as reflected in the latest statement of financial condition in the final prospectus used to sell common stock in the Conversion. Each Eligible Account Holder and Supplemental Eligible Account Holder will, with respect to each deposit account held, have a related inchoate interest in a portion of the balance of the liquidation account. This inchoate interest is referred to in the Plan as a "subaccount balance." In the event of a complete liquidation of us after the Conversion (and only in such event), Eligible Account Holders and Supplemental Eligible Account Holders would be entitled to a distribution from the liquidation account in an amount equal to the then current adjusted subaccount balance then held, before any liquidation distribution would be made to the Holding Company as our sole shareholder. We believe that a liquidation of First Federal is unlikely.

         Each Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of June 30, 1995 (the "Eligibility Record Date"). Each Supplemental Eligible Account Holder will have a subaccount balance in the liquidation account for each deposit account held as of September 30, 1997 (the "Supplemental Eligibility Record Date"). Each initial subaccount balance will be the amount determined by multiplying the total opening balance in the liquidation account by a fraction, the numerator of which is the amount of the qualifying deposit (a deposit of at least $50 as of June 30, 1995, or September 30, 1997, respectively) of such deposit account, and the denominator of which is the total of all qualifying deposits on that date. If the amount in the deposit account on any subsequent annual closing date of First Federal is less than the balance in such deposit account on any other annual closing date, or the balance in such account on the Eligibility Record Date or the Supplemental Eligibility Record Date, as the case may be, this interest in the liquidation account will be reduced by an amount proportionate to any such reduction, and will not thereafter be increased despite any subsequent increase in the related deposit account. An Eligible Account Holder's, as well as a Supplemental Eligible Account Holder's, interest in the liquidation account will cease to exist if the deposit account is closed. The liquidation account will never increase and will be correspondingly reduced as the interests in the liquidation account are reduced or cease to exist. In the event of liquidation, any assets remaining after the above liquidation rights of Eligible Account Holders and Supplemental Eligible Account Holders are satisfied will be distributed to the Holding Company as our sole shareholder.

         A merger, consolidation, sale of bulk assets, or similar combination or transaction in which we are not the surviving entity would not be considered to be a "liquidation" under which distribution of the liquidation account could be made, provided the surviving institution is an FDIC-insured institution. In such a transaction, the liquidation account would be assumed by the surviving institution. The OTS has stated that the consummation of a transaction of the type described in the preceding sentence in which the surviving entity is not an FDIC-insured institution would be reviewed on a case-by-case basis to determine whether the transaction should constitute a "complete liquidation" requiring distribution of any then-remaining balance in the liquidation account.

         The creation and maintenance of the liquidation account will not restrict the use of or application of any of the net worth accounts, except that we may not declare or pay a cash dividend on or repurchase our capital stock if the effect of such dividend or repurchase would be to cause our net worth to be reduced below the aggregate amount then required for the liquidation account.

         Tax Effects. We intend to proceed with the Conversion on the basis of an opinion from our special counsel, Luse Lehman Gorman Pomerenk & Schick, P.C., Washington, D.C., as to certain tax matters that are material to the Conversion. The opinion is based, among other things, on certain representations made by us, including the representation that the exercise price of the subscription rights to purchase the common stock will be approximately equal to the fair market value of the stock at the time of the completion of the Conversion. With respect to the subscription rights, we have received an opinion of Ferguson which, based on certain assumptions, concludes that the subscription rights to be received by Eligible Account Holders, Supplemental Eligible Account Holders and Other Members do not have any economic value at the time of distribution or the time the subscription rights are exercised, whether or not a Community Offering takes place, and Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion is given in reliance thereon. Luse Lehman Gorman Pomerenk & Schick, P.C.'s opinion provides substantially as follows:

1. Our change in form from a mutual savings and loan association to a stock savings and loan association will qualify as a reorganization under Section 368(a)(1)(F) of the Internal Revenue Code of 1986, as amended (the "Code"), and no gain or loss will be recognized to us in either our mutual form or our stock form by reason of the Conversion.

2. No gain or loss will be recognized by the converted savings association upon receipt of money from the Holding Company for the converted savings association's capital stock, and no gain or loss will be recognized by the Holding Company upon the receipt of money for common stock of the Holding Company.
3. The basis of the assets of the converted savings and loan association will be the same as the basis in our hands prior to the Conversion.
4. The holding period of the assets of the converted savings and loan association will include the period during which the assets were held by us in our mutual form prior to Conversion.

5. No gain or loss will be realized by our deposit account holders, upon the constructive issuance to them of withdrawable deposit accounts of the converted savings association immediately after the Conversion, interests in the liquidation account, and/or on the distribution to them of nontransferable subscription rights to purchase common stock.

6. The basis of an account holder's deposit accounts in the converted savings and loan association after the Conversion will be the same as the basis of his or her deposit accounts with us prior to the Conversion.
7. The basis of each account holder's interest in the liquidation account will be zero. The basis of the non-transferable subscription rights will be zero.

8. The basis of the Holding Company common stock to its shareholders will be the actual purchase price ($10.00) thereof, and a shareholder's holding period for common stock acquired through the exercise of subscription rights will begin on the date on which the subscription rights are exercised.
9. No taxable income will be realized by Eligible Account Holders, Supplemental Eligible Account Holders or Other Members as a result of the exercise of the nontransferable subscription rights.
10. The converted savings association in its stock form will succeed to and take into account our earnings and profits or deficit in earnings and profits, in our mutual form, as of the date of Conversion.

         The opinion also concludes in effect that:

1. No taxable income will be realized by us on the issuance of subscription rights to eligible subscribers to purchase shares of common stock at fair market value.
2. The converted savings and loan association will succeed to and take into account the dollar amounts of those accounts of First Federal in its mutual form which represent bad debt reserves in respect of which First Federal in its mutual form has taken a bad debt deduction for taxable years on or before the date of the transfer.

3. The creation of the liquidation account will have no effect on our taxable income, deductions, or additions to bad debt reserves or distributions to shareholders under Section 593 of the Code.

         The opinions of Luse Lehman Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Service and the conclusions expressed herein may be challenged at a future date. The Service has issued favorable rulings for transactions substantially similar to the proposed Conversion, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.

         We have also received an opinion from Dixon, Odom & Co. that implementation of the Plan will not result in any South Carolina income tax liability to First Federal, its account holders, borrowers or the Holding Company.

Offering of Common Stock

         Under the Plan of Conversion, up to 1,897,500 shares of common stock are being offered for sale, initially through the Subscription Offering (subject to a possible increase to 2,182,125 shares). See "--Subscription Offering." The Plan of Conversion requires, with certain exceptions, that a number of shares equal to at least 1,402,500 shares be sold in order for the Conversion to be effective.

         The Subscription Offering expires at 12:00 noon, South Carolina time, on December _, 1997. OTS regulations and the Plan of Conversion require that we complete the sale of common stock within 45 days after the close of the Subscription Offering. This 45-day period expires on January __, 1998. In the event we are unable to complete the sale of common stock within this 45-day period, we may request an extension of this time period from the OTS. No single extension granted by the OTS, however, may exceed 90 days. No assurance can be given that an extension would be granted if requested. The OTS has, however, granted extensions due to the inability of mutual financial institutions to complete a stock offering as a result of the development of adverse conditions in the stock market. If an extension is granted, we will promptly notify subscribers of the granting of the extension of time and will promptly return subscriptions unless subscribers affirmatively elect to continue their subscriptions during the period of extension. Such extensions may not be made beyond November __, 1999.

         Shares may also be offered to the public in a Community Offering, if one is to be held. In the event a Community Offering is held, it may begin immediately after the Subscription Offering, or any time during the Subscription Offering. The Community Offering may end on or after the Subscription Offering, but not later than January __, 1998, unless further extended with the approval of the OTS. The Community Offering may expire at any time, but no later than January ___, 1998, unless extended by us and the Holding Company. The offering may be extended, subject to OTS approval, until 24 months following the members' approval of the Plan of Conversion, or until July 14, 1999. The actual number of shares to be sold in the Conversion will depend upon market and financial conditions at the time of the Conversion, provided that no fewer than 1,402,500 shares or more than 2,182,125 shares will be sold in the Conversion. The per share price to be paid by purchasers in the Community Offering, if any, for any remaining shares will be $10.00, the same price paid by subscribers in the Subscription Offering. See "- Stock Pricing."

         As permitted by OTS regulations, the Plan of Conversion provides that if, for any reason, purchasers cannot be found for an insignificant numbers of unsubscribed shares of the common stock, our Board of Directors will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the OTS. If such other purchase arrangements cannot be made, the Plan of Conversion will terminate. In the event that the Conversion is not effected, we will remain a mutual savings and loan association, all subscription funds will be promptly returned to subscribers with interest earned thereon at our passbook rate, which is currently _____% per annum (except for payments to have been made through withdrawal authorizations which will have continued to earn interest at the contractual account rates), and all withdrawal authorizations will be canceled.

Subscription Offering

         In accordance with OTS regulations, nontransferable rights to subscribe for the purchase of the Holding Company's common stock have been granted under the Plan of Conversion to the following persons in the following order of priority: (1) our Eligible Account Holders; (2) the ESOP; (3) our Supplemental Eligible Account Holders; and (4) our members other than Eligible Account Holders and Supplemental Eligible Account Holders, at the close of business on October __, 1997, the voting record date for the Special Meeting, including borrowers on October __, 1997 ("Other Members"). All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all persons having prior rights in the Subscription Offering, and to the maximum and minimum purchase limitations set forth in the Plan of Conversion (and described below). The June 30, 1995, date for determination of Eligible Account Holders and the September 30,1997 date for determination of Supplemental Eligible Account Holders were selected in accordance with federal regulations applicable to the Conversion.

         Category I: Eligible Account Holders. Each Eligible Account Holder will receive, without payment therefor, nontransferable subscription rights to subscribe for up to 25,000 shares of the common stock; provided, however, that no Eligible Account Holder may purchase alone or with his or her Associates (as defined in the Plan, and including relatives living in the same household) and persons acting in concert, more than 25,000 shares of common stock.

         If sufficient shares are not available in this Category I, shares will be allocated in a manner that will allow each Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Eligible Account Holders. To ensure a proper allocation of common stock, each Eligible Account Holder must list on the Stock Order Form all accounts in which he has an ownership interest as of June 30, 1995. Failure to list all such qualifying deposit accounts may result in the inability of the Holding Company or First Federal to fill all or part of a subscription order. Neither the Holding Company, First Federal nor any of their agents shall be responsible for orders on which all qualifying deposit accounts have not been fully and accurately disclosed.

         The "qualifying deposits" of an Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50.00) in his or her deposit accounts, including money market accounts, as of the close of business on June 30, 1995. Subscription rights received by directors and officers in this category based upon their increased deposits in First Federal during the year preceding June 30, 1995, are subordinated to the subscription rights of other Eligible Account Holders. Notwithstanding the foregoing, shares of common stock with a value in excess of $250,000, may be sold to the ESOP before satisfying the subscriptions of Eligible Account Holders. For allocation purposes, qualifying deposits will be divided in the case of multiple orders.

         Category II: The Employee Stock Ownership Plan ("ESOP"). The ESOP will receive, without payment therefor, nontransferable subscription rights to purchase up to 10% of the total number of shares of common stock offered in the Conversion on behalf of participants, provided that shares remain available after satisfying the subscription rights of Eligible Account Holders up to the maximum of the Estimated Valuation Range as described above. The ESOP currently intends to purchase 8% of the shares sold in the Conversion. If the ESOP is unable to purchase any or part of the shares of common stock for which it subscribes, the ESOP may purchase such shares on the open market or may purchase authorized but unissued shares of the Holding Company. Any purchase by the ESOP of authorized but unissued shares could dilute the interests of the Holding Company's shareholders.

         Category III: Supplemental Eligible Account Holders. Each Supplemental Eligible Account Holder will receive, without payment therefor, nontransferable subscription rights to subscribe for up to 25,000 shares of the common stock; provided, however, that no Supplemental Eligible Account Holder may purchase alone or with his or her Associates (as defined in the Plan, and including relatives living in the same household) and persons acting in concert, more than 25,000 shares of common stock. Such subscription rights will be applicable only to such shares as remain available after the subscriptions of the Eligible Account Holders and the ESOP have been satisfied. Any subscription rights received by a person as a result of his or her status as an Eligible Account Holder will reduce to the extent thereof the subscription rights granted to such person as a result of his or her status as a Supplemental Eligible Account Holder.

         If sufficient shares are not available in this Category III, shares will be allocated in a manner that will allow each Supplemental Eligible Account Holder, to the extent possible, to purchase a number of shares sufficient to make his or her allocation consist of the lesser of 100 shares or the amount subscribed for. Thereafter, unallocated shares will be allocated to subscribing Supplemental Eligible Account Holders in the proportion that the amounts of their respective qualifying deposits bear to the total amount of qualifying deposits of all subscribing Supplemental Eligible Account Holders. To ensure a proper allocation of common stock, each Supplemental Eligible Account Holder must list on the Stock Order Form all accounts in which he has an ownership interest as of September 30, 1997. Failure to list all such qualifying deposit accounts may result in the inability of the Holding Company or First Federal to fill all or part of a subscription order. Neither the Holding Company, First Federal nor any of their agents shall be responsible for orders on which all qualifying deposit accounts have not been fully and accurately disclosed.

         The "qualifying deposits" of a Supplemental Eligible Account Holder is the amount of the deposit balances (provided such aggregate balance is not less than $50.00) in his or her deposit accounts, including money market accounts, as of the close of business on September 30, 1997.

         Category IV: Other Members. The Other Members of First Federal will receive, without payment therefor, nontransferable subscription rights to subscribe for up to 25,000 shares of the common stock; provided, however, that no Other Member may purchase alone or with his or her Associates (as defined in the Plan, and including relatives living in the same household) and persons acting in concert, more than 25,000 shares of common stock. Such subscription rights will be applicable only to such shares as remain available after the subscriptions of Eligible Account Holders, the ESOP, and Supplemental Eligible Account Holders have been satisfied.

         If sufficient shares are not available in this Category IV, shares will be allocated pro rata among subscribing Other Members in the same proportion that the number of shares subscribed for by each Other Member bears to the total number of shares subscribed for by all Other Members.

         Timing of Offering and Method of Payment. The Subscription Offering will expire at 12:00 noon, South Carolina time, on December __, 1997 (the "Expiration Date"). The Expiration Date may be extended by First Federal and the Holding Company for successive 90-day periods, subject to OTS approval, to November __, 1999.

         Subscribers must, before the Expiration Date, or such date to which the Expiration Date may be extended, return Order Forms to us, properly completed, together with checks or money orders in an amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares for which subscription is made. Payment for stock purchases can also be accomplished through authorization on the order form of withdrawals from accounts with us (including a certificate of deposit). We have the right to reject any orders transmitted by facsimile and any payments made by wire transfer.

         Until completion or termination of the Conversion, subscribers who elect to make payment through authorization of withdrawal from accounts with us will not be permitted to reduce the deposit balance in any such accounts below the amount required to purchase the shares for which they subscribed. In such cases interest will continue to be credited on deposits authorized for withdrawal until the completion of the Conversion. Interest at the passbook rate, which is currently _____ per annum, will be paid on amounts submitted by check. Authorized withdrawals from certificate accounts for the purchase of common stock will be permitted without the imposition of early withdrawal penalties or loss of interest. However, withdrawals from certificate accounts that reduce the balance of such accounts below the required minimum for specific interest rate qualification will cause the cancellation of the certificate accounts at the effective date of the Conversion, and the remaining balance will earn interest at the passbook savings rate or will be returned to the depositor. Stock subscriptions received and accepted by us are final. Subscriptions may be withdrawn only in the event that the Conversion is not completed by January __, 1998.

         Members in Non-Qualified States or Foreign Countries. We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for stock pursuant to the Plan reside. However, no person will be offered or sold or receive any stock pursuant to the Subscription Offering if such person resides in a foreign country or resides in a state in the United States with respect to which all of the following apply: (i) a small number of persons otherwise eligible to subscribe for shares of common stock reside in such state; (ii) the granting of subscription rights or the offer or sale of common stock to such persons would require us or the Holding Company or our respective officers and directors, under the securities laws of such state, to register as a broker, dealer, salesman or selling agent, or to register or otherwise qualify the common stock for sale in such state; and (iii) such registration, qualification or filing in our judgment or in the judgment of the Holding Company would be impracticable or unduly burdensome for reasons of cost or otherwise.

         To assist in the Subscription Offering and the Community Offering, if any, the Holding Company has established a Stock Information Center that you may contact at (803) _________ . Callers to the Stock Information Center will be able to request a Prospectus and other information relating to the offering.

Community Offering

         To the extent shares remain available for purchase after filling all orders received in the Subscription Offering, we may offer shares of the common stock in a Community Offering to the general public, with preference given to residents of Chesterfield County. The right of any person to purchase shares in the Community Offering is subject to our right to accept or reject such purchase in whole or in part. We may terminate the Community Offering as soon as we have received orders for at least the minimum number of shares available for purchase in the Conversion.

         Persons wishing to purchase stock in the Community Offering, if conducted, should return the Order Form to us, properly completed, together with a check or money order in the amount equal to the Purchase Price ($10.00 per share) multiplied by the number of shares which that person desires to purchase. Order Forms will be accepted until the completion of the Community Offering. However, we may terminate the Community Offering as soon as we receive orders for at least the minimum number of shares available for purchase in the Conversion.

         The maximum number of shares of common stock which may be purchased in the Community Offering by any person (including such person's Associates) or persons acting in concert is 25,000 in the aggregate. A member who, together with his Associates and persons acting in concert, has subscribed for shares in the Subscription Offering may subscribe for a number of additional shares in the Community Offering that does not exceed the lesser of (i) 25,000 shares or (ii) the number of shares which, when added to the number of shares subscribed for by the member (and his Associates and persons acting in concert) in the Subscription Offering, would not exceed 25,000. We reserve the right to reject any orders received in the Community Offering in whole or in part.

         If all the common stock offered in the Subscription Offering is subscribed for, no common stock will be available for purchase in the Community Offering. In the event of an oversubscription, purchase orders received during the Community Offering will be filled up to a maximum of 1,000 shares of common stock issued in the Conversion, with any remaining unfilled purchase orders to be allocated on a pro rata basis based on the amount of their respective subscriptions. If the Community Offering extends beyond 45 days following the expiration of the Subscription Offering, subscribers will have the right to increase, decrease or rescind subscriptions for stock previously submitted. All sales of common stock in the Community Offering will be at the same price per share as the sales of common stock in the Subscription Offering.

         Cash and checks received in the Community Offering will be placed in an interest bearing account with us, and will earn interest at the passbook rate, which is currently _____% per annum, from the date of deposit until completion or termination of the Conversion. In the event that the Conversion is not consummated for any reason, all funds submitted pursuant to the Community Offering will be promptly refunded with interest as described above.

Prospectus Delivery and Procedure for Purchasing Common Stock

         To ensure that each purchaser receives a Prospectus at least 48 hours prior to the end of the offering, in accordance with Rule 15c2-8 under the Securities Exchange Act of 1934, no Prospectus will be mailed later than five days or hand delivered any later than two days prior to the end of the offering. Execution of the Order Form will confirm receipt or delivery of a Prospectus in accordance with Rule 15c2-8. Order Forms will be distributed only with a Prospectus. Neither our holding company, us, nor Trident Securities is obligated to deliver a Prospectus and an Order From by any means other than the U.S. Postal Service.

         To ensure that eligible account holders, supplemental eligible account holders, and other members are properly identified as to their stock purchase priorities, they must carefully complete the Order Form . Subcribers must list all of their deposit accounts, or in the case of other members who are only borrowers, their loans held at First Federal, on the Order Form. Subcribers must list all the names on each deposit account and/or loan and the account and/or loan numbers at the applicable eligibility date.

         Full payment by check, cash (except by mail), money order, bank draft or withdrawal authorization (payment by wire transfer will not be accepted) must accompany an original Order Form. The Holding Company is not obligated to accept an order submitted on photocopied or telecopied Order Forms. Orders cannot and will not be accepted without the execution of the Certification appearing on the reverse side of the Order Form.

Delivery of Certificates

         Certificates representing shares issued in the Subscription Offering and in the Community Offering, if any, pursuant to Order Forms will be mailed to the persons entitled to them at the last addresses of such persons appearing on the books of First Federal or to such other addresses as may be specified in properly completed Order Forms as soon as practicable following consummation of the Conversion. The Holding Company will not accept orders registered "in care of" or instructed to be mailed to a third party. Any certificates returned as undeliverable will be held by the Holding Company until claimed by the person legally entitled to them or otherwise disposed of in accordance with applicable law. Purchasers may not be able to sell the shares of common stock which they purchase until certificates for the common stock are available and delivered to them, even though trading of the common stock may have commenced. Shares sold prior to receipt of a stock certificate are the responsibility of the purchaser.

Marketing Agent

         To assist us and the Holding Company in marketing the common stock, we have retained the services of Trident Securities, Inc. as our financial advisor. Trident Securities, Inc. is a broker-dealer registered with the Securities and Exchange Commission (the "SEC") and a member of the National Association of Securities Dealers, Inc. (the "NASD"). Trident Securities, Inc. will assist us in the Conversion as follows: (1) in training and educating our employees regarding the mechanics and regulatory requirements of the conversion process;
(2) in keeping records of all stock subscriptions; (3) in obtaining proxies from our members with respect to the Special Meeting; and (4) in assisting with the Community Offering. For providing these services, we have agreed to pay Trident Securities, Inc. a management fee of $10,000 and a commission in an amount equal to 2.0% of the aggregate dollar amount of shares of common stock sold in the Conversion other than shares sold to executive officers and directors and their Associates or to the ESOP. Trident Securities, Inc. will also be reimbursed for out-of-pocket expenses, which are not to exceed $10,000 without our consent (excluding certain reimbursable expenses), and for legal fees, which are not to exceed $27,500 (excluding reimbursable expenses), without our consent. Offers and sales in the Community

Offering will be on a best efforts basis and, as a result, Trident Securities, Inc. is not obligated to purchase any shares of the common stock. Trident Securities, Inc. intends to make a market in the common stock, although it is under no obligation to do so.

         We have also agreed to indemnify Trident Securities, Inc., under certain circumstances, against liabilities and expenses (including legal fees) arising out of Trident Securities, Inc.'s engagement by us, including liabilities under the Securities Act of 1933 (the"1933 Act").

Selected Dealers

         Trident Securities, Inc. may enter into an agreement with certain dealers chosen by First Federal and Trident Securities, Inc. (together, the "Selected Dealers") to assist in the sale of shares in the Community Offering. Selected Dealers will receive commissions at an agreed upon rate for all shares sold by such Selected Dealers. During the Community Offering, Selected Dealers may only solicit indications of interest from their customers to place orders with us as of a certain date (the "Order Date") for the purchase of shares of common stock. When and if the Holding Company, First Federal and Trident Securities, Inc. believe that enough indications of interest and orders have been received in the Subscription Offering and the Community Offering, if any, to consummate the Conversion, Trident Securities, Inc. will request, as of the Order Date, Selected Dealers to submit orders to purchase shares for which they have previously received indications of interest from the customers. Selected Dealers will send confirmations of the orders to such customers on the next business day after the Order Date. Selected Dealers will debit the accounts of their customers on the date which will be three business days from the Order Date (the "Settlement Date"). On the Settlement Date, funds received by Selected Dealers will be remitted to us. It is anticipated that the Conversion will be consummated on the Settlement Date. However, if consummation is delayed after payment has been received by us from Selected Dealers, funds will earn interest at the passbook rate, which is currently _____% per annum until the completion of the offering. Funds will be returned promptly in the event the Conversion is not consummated.

Limitations on Common Stock Purchases

         The Plan includes a number of limitations on the number of shares of common stock which may be purchased during the Conversion. These are summarized below:

(1) No fewer than 25 shares may be purchased by any person purchasing shares of common stock in the Conversion (provided that sufficient shares are available).

(2) No person either individually or together with Associates or with other persons acting in concert may purchase more than 25,000 shares of common stock in the Offering except for the ESOP which may purchase up to 10% of the total number of shares of common stock offered in the Conversion. Shares purchased by a person's tax qualified or non-tax qualified benefit plan are not added to a person's individual purchases for purposes of determining if the maximum purchase limit has been reached. First Federal's and the Holding Company's Boards of Directors may, however, in their sole discretion, increase the maximum purchase limitation set forth above up to 9.99% of the shares of common stock sold in the Conversion, provided that orders for shares exceeding 5% of the shares of common stock sold in the Conversion may not exceed, in the aggregate, 10% of the shares sold in the Conversion. If the Boards of Directors decide to increase the purchase limitation, all persons who subscribe for the maximum number of shares of common stock offered in the Conversion will be, and certain other large subscribers in the sole discretion of the Holding Company and First Federal may be, given written notice of the increase in the purchase limitation and the opportunity to increase their subscriptions accordingly, subject to the rights and preferences of any person who has priority subscription rights. The overall purchase limitation may be reduced in the sole discretion of the Boards of Directors of the Holding Company and First Federal.

(3) No more than 34.78% of the shares of common stock may be purchased in the Conversion by directors and officers First Federal and the Holding Company and their Associates. This restriction does not apply to shares purchased by the ESOP or other tax qualified benefit plans which in the aggregate may purchase up to 10% of the shares sold in the Conversion.

         OTS regulations define "acting in concert" as (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement, or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. We will presume that certain persons are acting in concert based upon various facts, including the fact that persons have joint account relationships or the fact that such persons have filed joint Schedules 13D with the SEC with respect to other companies.

         The term "Associate" of a person is defined to mean (i) any corporation or organization (other than First Federal or its subsidiaries or the Holding Company) of which such person is a director, officer, partner or 10% shareholder; (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Holding Company or First Federal in which such a person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and (iii) any relative or spouse of such person, or relative of such spouse, who either has the same home as such person or who is a director or officer of First Federal or its subsidiaries or the Holding Company. Directors are not treated as Associates of one another solely because of their board membership. Compliance with the foregoing limitations does not necessarily constitute compliance with other regulatory restrictions on acquisitions of the common stock. For a further discussion of limitations on purchases of the common stock during and subsequent to Conversion, see "-- Restrictions on Sale of Stock by Directors and Officers," "-- Restrictions on Purchase of Stock by Directors and Officers Following Conversion," and "Restrictions on Acquisition of the Holding Company."

Establishment of the  Foundation

         General. In furtherance of the our commitment to the communities that we serve, we intend to establish the Foundation, which will be incorporated under Delaware law as a non-stock corporation, and we will fund the Foundation with a contribution of 20,000 shares of common stock. By further enhancing First Federal's visibility and reputation in the communities that it serves, we believe that the Foundation will enhance the long-term value of our community banking franchise. The Foundation will be dedicated exclusively to charitable purposes within the communities served by First Federal, including community development activities.

         Purpose of the Foundation. The purpose of the Foundation is to provide funding to support charitable causes and community development activities. First Federal emphasizes community lending and community development activities within the communities that it serves. The Foundation is being formed as a complement to First Federal's existing community activities, not as a replacement for such services. While we intend to continue to emphasize community lending and community development activities following the Conversion, such activities are not First Federal's sole corporate purpose. The Foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to First Federal. We believe that the Foundation will enhance First Federal current activities under the CRA. In this regard, the board of directors of First Federal believes the establishment of the Foundation is consistent with First Federal's commitment to community service. The Board further believes that the funding of the Foundation with common stock of the Holding Company is a means of enabling the communities served by First Federal to share in the growth and success of the Holding Company long after completion of the Conversion. The Foundation will accomplish that goal by providing for continued ties between the Foundation and First Federal, thereby forming a partnership with First Federal's community. Foundations have been formed by other financial institutions for this purpose, among others. First Federal, however, does not expect the contribution to the Foundation to take the place of First Federal's traditional community lending activities.

         Structure of the Foundation. The Foundation will be incorporated under Delaware law as a non-stock corporation. Pursuant to the Foundation's Bylaws, the Foundation's initial Board of Directors will comprised of two members of the Holding Company's and First Federal's Board of Directors. Other individuals may be selected as Board members. A Nominating Committee of the Foundation's Board will nominate individuals eligible for election to the Board of Directors. The members of the Foundation, who are comprised of its Board members, will elect the directors at the annual meeting of the Foundation from those nominated by the Nominating Committee. Only persons serving as directors of the Foundation qualify as members of the Foundation, with voting authority. Directors will divided into three classes with each class appointed for three-year terms. It is not anticipated that the two members of the Holding Company's and First Federal's Board of Directors who also serve as directors of the Foundation will receive any additional compensation for serving as a director of the Foundation. No determination has been made at this point what, if any, compensation the other Foundation directors will receive. The certificate of incorporation of the Foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The Foundation's certificate of incorporation further provides that no part of the net earnings of the Foundation will inure to the benefit of, or be distributable to its directors, officers or members.

         The authority for the affairs of the Foundation will be vested in the Board of Directors of the Foundation. The Directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations by the Foundation, consistent with the purposes for which the Foundation was established. Although no formal policy governing Foundation grants exists at this time, the Foundation's Board of Directors will adopt such a policy upon establishment of the Foundation. As directors of a nonprofit corporation, directors of the Foundation will at all times be bound by their fiduciary duty to advance the Foundation's charitable goals, to protect the assets of the Foundation and to act in a manner consistent with the charitable purpose for which the Foundation is established. The Directors of the Foundation will also be responsible for directing the activities of the Foundation, including the management of the common stock of the Holding Company held by the Foundation. However, it is expected that as a condition to receiving the approval of the OTS to First Federal's Conversion, that the Foundation will be required to commit to the OTS that all shares of common stock held by the Foundation will be voted in the same ratio as all other shares of the Holding Company's common stock on all proposals considered by stockholders of the Holding Company; provided, however, that, consistent with such expected condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (i) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Foundation, (ii) would cause the Foundation to lose its tax-exempt status, or cause the Internal Revenue Service to deny the Foundation's request for a determination that it is an exempt organization or otherwise have a material and adverse tax consequence on the Foundation; or (iii) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS that compliance with the voting requirement would have the effect described in clauses (i), (ii) or (iii) above. Under those circumstances, the OTS would grant a waiver of the voting restriction upon submission of such legal opinion(s) by the Holding Company or the Foundation that are satisfactory to the OTS. In the event that the OTS were to waive the voting requirement, the directors would direct the voting of the common stock held by the Foundation.

          The Foundation's place of business will be located at First Federal's administrative offices and initially the Foundation is expected to have no employees but will utilize the members of the staff of the Holding Company or First Federal. The Board of Directors of the Foundation will appoint such officers as may be necessary to manage the operations of the Foundation. In this regard, it is expected that First Federal will be required to provide the OTS with a commitment that, to the extent applicable, First Federal will comply with the affiliate restrictions set forth in Sections 23A and 23B of the Federal Reserve Act with respect to any transactions between First Federal and the Foundation.

         The Holding Company and First Federal determined to fund the Foundation with common stock rather than cash because it desired to form a bond with the communities it serves in a manner that would allow them to share in the growth and success of the Holding Company and First Federal over the long term. The funding of the Foundation with stock also provides the Foundation with a potentially larger endowment than if the Holding Company contributed cash to the Foundation since, as a stockholder, the Foundation will share in the growth and success of the Holding Company. As such, the contribution of common stock to the Foundation has the potential to provide a self-sustaining funding mechanism which reduces the amount of cash that the Holding Company, if it were not making the stock donation, would have to contribute to the Foundation in future years in order to maintain a level amount of charitable grants and donations.

         The Foundation will receive working capital from any dividends that may be paid on the common stock in the future, and subject to applicable federal and state laws, loans collateralized by the common stock or from the proceeds of the sale of any of the common stock in the open market from time to time as may be permitted to provide the Foundation with additional liquidity. As a private foundation under Section 501(c)(3) of the Code, the Foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets.

         Dilution of Stockholder's Interests. The 20,000 shares of common stock proposed to be contributed to the Foundation are in addition to the shares to be issued and sold to depositors, members and the public in the Conversion. Consequently, persons purchasing shares of common stock in the Conversion will have their ownership and voting interests in the Holding Company diluted by between 1.4% and 0.9% at the minimum and maximum, as adjusted, of the Estimated Valuation Range. See "Pro Forma Data."

         Impact of Earnings. The contribution of common stock to the Foundation will have an adverse impact on our earnings in the year in which the contribution is made. We will recognize the full expense in the amount of the contribution of common stock to the Foundation in the year (and quarter) in which the contribution occurs, which is expected to be fiscal 1998. The contribution expense will be partially offset by the tax benefit related to the expense. We have been advised that the contribution to the Foundation will be tax deductible, subject to an annual limitation based on 10% of the Holding Company's annual taxable income. We estimate that there will be a net tax effected expense of $128,000. If the Foundation had been established at June 30, 1997, we would have reported net income of $458,000, rather than reporting net income of $586,000 for the year ended June 30, 1997. We do not currently anticipate making additional contributions to the Foundation within the first five years following the initial contribution.

         Tax Considerations. We have been advised that an organization created and operated for the above charitable purposes would general qualify as a
Section 501(c)(3) exempt organization under the Code, and further that such an organization would likely be classified as a private foundation. This opinion presumes that the Foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the Foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the Foundation's status as a Section 501(c)(3) organization will be the date of its organization. Our tax advisor, however, has not rendered any advice on the condition to the contribution to be agreed to by the Foundation which requires that all shares of common stock of the Holding Company held by the Foundation must be voted in the same ratio as all other outstanding shares of common stock of the on all proposals considered by stockholders of the Holding Company. Consistent with the expected condition, in the event that the Holding Company or the Foundation receives an opinion of its legal counsel that compliance with this voting restriction would have the effect of causing the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation, or subject the Foundation to an excise tax under Section 4941 of the Code, it is expected that the OTS would waive such voting restriction upon submission of a legal opinion(s) by the Company or the Foundation satisfactory to the OTS. See "-Regulatory Conditions Imposed on the Foundation."

         Under Delaware law, the Holding Company is authorized by statute to make charitable contributions and case law had recognized that benefits of such contributions to a Delaware corporation. In this regard, Delaware case law provides that a charitable gift must be within reasonable limits as to amount and purpose to be valid. Under the Code, the Holding Company is generally allowed a deduction for charitable contributions made to qualifying donees within the taxable year of up to 10% of its taxable income (with certain modifications) for such year. Charitable contributions made by the Holding Company in excess of the annual deductible amount will be deductible over each of the five succeeding taxable years, subject to certain limitations. We believe that the Conversion presents a unique opportunity to establish and fund a foundation given the substantial amount of additional capital being raised in the Conversion. In making such a determination, we considered the dilutive impact of the contribution of common stock to the Foundation and the impact on earnings. Based on such consideration, the Holding Company and First Federal believe that the contribution to the Foundation in excess of the 10% annual deduction limitation is justified given First Federal's capital position and its earnings, the substantial additional capital being raised in the Conversion and the potential benefits of the Foundation to the communities served by First Federal. In this regard, and assuming the sale of the common stock at the midpoint of the Estimated Valuation Range, the Holding Company would have pro forma stockholders' equity of $25.0 million or 33.6% of pro forma consolidated assets and First Federal's pro forma tangible, core and total risk-based capital ratios would be 24.2%, 24.2% and 50.8%, respectively. See "Historical and Pro Forma Regulatory Capital Compliance," and "Capitalization," Thus, the amount of the contribution will not adversely impact our financial condition and we therefore believe that the amount of the charitable contribution is reasonable given our pro forma capital positions. As such, the Holding Company and First Federal believe that the contribution does not raise safety and soundness concerns.

         We have received an opinion of the tax advisors that the Holding Company's contribution of its own stock to the Foundation would not constitute an act of self-dealing, and that the Holding Company will be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution, subject to the annual deduction limitation described above. The Holding Company, however, would be able to carry forward any unused portion of the deduction for five years following the contribution, subject to certain limitations. Our tax advisor, however, has not rendered advice as to fair market value for purposes of determining the amount of the tax deduction. If the Foundation would have been established in 1997, the Holding Company would have a received a tax benefit of approximately $92,000 (based on First Federal's pre-tax income for 1997). We are permitted under the Code to carry over the excess contribution over the five-year period following the contribution to the Foundation. We estimate that all of the contribution should be deductible over the six-year period. Neither the Holding Company nor First Federal expect to make any further contributions to the Foundation within the first five years following the initial contribution. After that time, we may consider future contributions to the Foundation. Any such decisions would be based on an assessment of, among other factors, our financial condition , the interests of shareholders and depositors of the , and the financial condition and operations of the Foundation.

          Although we have received an opinion we will be entitled to a deduction for the charitable contribution, there can be no assurances that the IRS will recognize the Foundation as a Section 501(c)(3) exempt organization or that a deduction for the charitable contribution will be allowed. In such event, the tax benefit related to the contribution to the Foundation would be expensed without tax benefit, resulting in a reduction in earnings in the year in which the IRS makes such a determination.

          The Foundation will be required to make an annual filing with the IRS within four and on-half months after the close of the Foundation's fiscal year to maintain its tax-exempt status. The Foundation will be required to publish a notice that the annual information return will be available for public inspection for a period of 180 days after the date of such public notice. The information return for a private foundation must include, among other things, an itemized list of all grants made or approved, showing the amount of each grant, the recipient, any relationship between a grant recipient and the Foundation's managers and a concise statement of the purpose of each grant.

         Regulatory Conditions Imposed on the Foundation. Establishment of the Foundation is expected to be subject to the following conditions being agreed to by the Foundation in writing as a condition to receiving OTS' approval of the Conversion: (i) the Foundation will be subject to examination by the OTS; (ii) the Foundation must comply with supervisory directives imposed by the OTS; (iii) the Foundation will operate in accordance with written policies adopted by the Board of Directors, including a conflict of interest policy; (iv) any shares of Common stock held by the Foundation must be voted in the same ratio as all other outstanding shares of common stock on all proposals considered by stockholders of the Holding Company; provided, however, that, consistent with the condition, the OTS would waive this voting restriction under certain circumstances if compliance with the voting restriction would: (a) cause a violation of the law of the State of Delaware and the OTS determines that federal law would not preempt the application of the laws of Delaware to the Foundation, (b) would cause the Foundation to lose its tax-exempt status or otherwise have a material and adverse tax consequence on the Foundation; or (c) would cause the Foundation to be subject to an excise tax under Section 4941 of the Code copy attached; and (v) any shares of common stock subsequently purchased by the Foundation will be aggregated with any shares repurchased by the Holding Company or First Federal for purposes of calculating the number of shares which may be repurchased during the three-year period subsequent to Conversion. In order for the OTS to waive such voting restriction, the Holding Company's or the Foundation's legal counsel would be required to render an opinion satisfactory to the OTS. While there is no current intention for the Holding Company or the Foundation to seek a waiver from the OTS from such restrictions, there can be no assurances that a legal opinion addressing these issues could be rendered, or if rendered, that the OTS would grant an unconditional waiver of the voting restriction. In no event would the voting restriction survive the sale of shares of the common stock held by the Foundation.

         Various OTS regulations may be deemed to apply to the Foundation including regulations regarding (i) transactions with affiliates, (ii) conflicts of interest, (iii) capital distributions and (iv) repurchases of capital stock within the three-year period subsequent to a mutual-to-stock conversion. Because only two of the six directors of the Holding Company and First Federal are expected to serve as directors of the Foundation, the Holding Company and First Federal do not believe that the Foundation should be deemed an affiliate of First Federal. The Holding Company and First Federal anticipate that the Foundation's affairs will be conducted in a manner consistent with the OTS' conflict of interest regulations and, in keeping therewith, First Federal's Board of Directors readopted the Plan of Conversion and reapproved the establishment of the Foundation in October 1997 with the two directors who are expected to become directors of the Foundation not participating in such action. First Federal has provided information to the OTS demonstrating that the initial contribution of common stock to the Foundation would be within the amount which First Federal would be permitted to make as a capital distribution assuming such contribution is deemed to have been made by First Federal.

         Potential Anti-Takeover Effect. Upon completion of the Conversion, the Foundation will own between 1.4% and 0.9% of the total shares of the common stock outstanding. Such shares will be owned solely by the Foundation; however, pursuant to a condition expected to be required by regulatory authorities, it is anticipated that the shares of common stock held by the Foundation will be voted in the same ratio as all other shares of common stock on all proposals considered by the stockholders of the Company. As such, the Holding Company does not believe the Foundation will have a anti-takeover effect on the Company. However, in the event that the OTS were to waive this voting restriction for the reasons described herein as provided in the condition, the Foundation's Board of Directors would exercise sole voting power over such shares and would no longer be subject to the restriction. As a majority of the Foundation's Board of Directors will be comprised of the members of the Board of Directors of the Holding Company, in the event the OTS waived the voting restriction (although it is not currently anticipated that the Company and the Foundation will seek such a waiver), management of the Company and First Federal may benefit to the extent that the Board of Directors of the Foundation determines to vote the shares of common stock held by the Foundation in favor of proposals supported by the Company and First Federal. Furthermore, in such an event, when the Foundation's shares are combined with shares purchased directly by officers and directors, shares expected to be held by the Recognition Plan, and shares held by the ESOP trust, the aggregate of such shares could exceed ___% of the outstanding common stock, which could enable management to defeat stockholder proposals requiring 80% approval. Consequently, such potential voting control might preclude takeover attempts that certain stockholders deem to be in their best interest, and might tend to perpetuate management. However, since the ESOP shares are allocated to all eligible employees, and any unallocated shares will be voted by the trustees in the same proportions as allocated shares are voted, and because the Recognition Plan must first be approved by stockholders no sooner than six months following completion of the Conversion, and awards under such proposed plans may be granted to employees other than executive officers and directors, management of the Company does not expect to have voting control of all shares covered by the ESOP and other stock-based benefit plans. Moreover, as the Foundation sells its shares of common stock over time, its ownership interest and voting power in the Holding Company is expected to decrease.

         Potential Challenges. To date, there has been limited precedent with respect to the establishment and funding of a foundation as part of a conversion of a mutual savings institution to stock form. In addition, establishment and funding of the Foundation will require the OTS to grant the First Federal and the Holding Company waivers from its mutual-to-stock conversion regulations. As such, the Foundation and the OTS's non-objection to the Conversion may be subject to potential challenges with respect to, among other things, the Company's and First Federal's ability to establish the Foundation, notwithstanding that the Board of Directors have carefully considered the various factors involved in the establishment of the Foundation in reaching their determination to establish the Foundation as part of the Conversion, and/or with respect to the OTS' authority to grant the waivers necessary to establish the Foundation. If challenges were to be instituted seeking to require us to eliminate establishment of the Foundation in connection with the Conversion, no assurances can be made that the resolution of such challenges would not result in a delay in the consummation of the Conversion or that any objecting persons would not be ultimately successful in obtaining such removal or other relief.

         Approval of Members. Establishment of the Foundation is subject to the approval of a majority of the total outstanding votes of First Federal's members eligible to be cast at the Special Meeting. The Foundation will be considered as a separate matter from approval of the Plan of Conversion. If the members approve the Plan of Conversion, but not the establishment of the Foundation, we intend to complete the Conversion without the establishment of the Foundation.

Restrictions on Repurchase of Stock by the Holding Company

         Repurchases of its shares by the Holding Company will be restricted for a period of three years from the date of the Conversion. OTS regulations currently prohibit that the Holding Company from repurchasing any of its shares within one (1) year following the Conversion except in exceptional circumstances. So long as we continue to meet certain capitalization requirements, the Holding Company may repurchase shares in an open-market repurchase program (which cannot exceed 5% of its outstanding shares in a twelve-month period except in exceptional circumstances) during the second and third year following the Conversion by giving appropriate prior notice to the OTS. The OTS has authority to waive these restrictions under certain circumstances. Unless repurchases are permitted under the foregoing regulations, the Holding Company may not, for a period of three years from the date of the Conversion, repurchase any of its capital stock from any person, except in the event of an offer to purchase by the Holding Company on a pro rata basis from all of its shareholders which is approved in advance by the OTS, except in exceptional circumstances established to the satisfaction of the OTS, or except for purchases of shares required to fund the RRP. The Holding Company may use some of the net proceeds received from the sale of the common stock offered by this Prospectus to repurchase such common stock, subject to OTS requirements.

Restrictions on Sale of Stock by Directors and Officers

         All shares of the common stock purchased by directors and offices of First Federal or the Holding Company in the Conversion will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or
(ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by the Holding Company's directors and officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation -- Federal Securities Laws" and "Description of Capital Stock."

         Each certificate for such restricted shares will bear a legend prominently stamped on its face giving notice of the restrictions on transfer, and instructions will be issued to the Holding Company's transfer agent to the effect that any transfer within such time period of any certificate or record ownership of such shares other than as provided above is a violation of the restriction. Any shares of common stock issued pursuant to a stock dividend, stock split or otherwise with respect to restricted shares will be subject to the same restrictions on sale.

Restrictions on Purchase of Stock by Directors and Officers in the Conversion

         OTS regulations provide that for a period of three years following the Conversion, without prior written approval of the OTS, neither directors nor officers of First Federal or the Holding Company nor their Associates may purchase shares of the common stock of the Holding Company, except from a dealer registered with the SEC. This restriction does not, however, apply to negotiated transactions involving more than one percent of the Holding Company's outstanding common stock, to shares purchased pursuant to stock option or other incentive stock plans approved by the Holding Company's shareholders, or to shares purchased by employee benefit plans maintained by the Holding Company which may be attributable to individual officers or directors.

Restrictions on Transfer of Subscription Rights and Common Stock

         Prior to the completion of the Conversion, OTS regulations and the Plan of Conversion prohibit any person with subscription rights, including our Eligible Account Holders, Supplemental Eligible Account Holders and Other Members, from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the Plan or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for his or her account. Each person exercising such subscription rights will be required to certify that he or she is purchasing shares solely for his or her own account and that he or she has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the Conversion. We intend to pursue any and all legal and equitable remedies in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights. In addition, persons who violate the purchase limitations may be subject to sanctions and penalties imposed by the OTS.

Stock Pricing

         The aggregate purchase price of the Holding Company common stock being sold in the Conversion will be based on the appraised aggregate pro forma market value of the common stock, as determined by an independent valuation. We retained Ferguson, which is experienced in the valuation and appraisal of financial institutions, including savings associations involved in the conversion process, to prepare an appraisal. Ferguson will receive a fee of $30,000 for its appraisal and business plan services, including out-of-pocket expenses. We have agreed to indemnify Ferguson, under certain circumstances, against liabilities and expenses (including legal fees) arising out of Ferguson's engagement by us.

         Ferguson has prepared an appraisal that establishes the Estimated Valuation Range of the pro forma market value of the common stock as of September 2, 1997 from a minimum of $14,025,000 to a maximum of $18,975,000, with a midpoint of $16,500,000. A copy of the appraisal is on file and available for inspection at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and the Southeast Regional Office of the OTS, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309. The appraisal has also been filed as an exhibit to the Holding Company's Registration Statement with the SEC, and may be reviewed at the SEC's public reference facilities. See "Additional Information." The appraisal involved a comparative evaluation of our operating and financial statistics with those of other financial institutions. The appraisal also took into account such other factors as the market for savings associations generally, prevailing economic conditions, both nationally and in South Carolina, which affect the operations of savings associations, the competitive environment within which we operate, and the effect of our becoming a subsidiary of the Holding Company. No detailed individual analysis of the separate components of First Federal's and the Holding Company's assets and liabilities was performed in connection with the evaluation. The Board of Directors reviewed with management Ferguson's methods and assumptions and accepted Ferguson's appraisal as reasonable and adequate. The Holding Company, in consultation with Trident Securities, Inc., has determined to offer the common stock in the Conversion at a price of $10.00 per share. The Holding Company's decision regarding the Purchase Price was based solely on its determination that $10.00 per share is a customary purchase price in conversion transactions. The Estimated Valuation Range may be increased or decreased to reflect market and financial conditions prior to the completion of the Conversion.

         Promptly after the completion of the Subscription Offering and the Community Offering, if any, Ferguson will confirm to us that, to the best of Ferguson's knowledge and judgment, nothing of a material nature has occurred which would cause Ferguson to conclude that the amount of the aggregate proceeds received from the sale of the common stock in the Conversion was incompatible with its estimate of our total pro forma market value at the time of the sale. If, however, the facts do not justify such a statement, a new Estimated Valuation Range and price per share may be set. Under such circumstances, the Holding Company will be required to resolicit subscriptions. In that event, subscribers would have the right to modify or rescind their subscriptions and to have their subscription funds returned promptly with interest and holds on funds authorized for withdrawal from deposit accounts would be released or reduced; provided that if our pro forma market value upon Conversion has increased to an amount which does not exceed $21,821,250 (15% above the maximum of the Estimated Valuation Range), the Holding Company and First Federal do not intend to resolicit subscriptions unless it is determined after consultation with the OTS that a resolicitation is required.

         Depending upon market and financial conditions, the number of shares issued may be more or less than the range in number of shares shown above. A change in the number of shares to be issued in the Conversion will not affect subscription rights, which are based on the 1,897,500 shares being offered in the Subscription Offering. In the event of an increase in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such increase and of their right to purchase additional shares. Conversely, in the event of a decrease in the maximum number of shares being offered, persons who exercise their maximum subscription rights will be notified of such decrease and of the concomitant reduction in the number of shares for which subscriptions may be made. In the event of a resolicitation, subscribers will be afforded the opportunity to increase, decrease or maintain their previously submitted order. The Holding Company will be required to resolicit if the price per share is changed such that the total aggregate purchase price is not within the minimum and 15% above the maximum of the Estimated Valuation Range.

         THE INDEPENDENT VALUATION IS NOT INTENDED AND MUST NOT BE CONSTRUED AS A RECOMMENDATION OF ANY KIND AS TO THE ADVISABILITY OF VOTING TO APPROVE THE CONVERSION OR OF PURCHASING THE SHARES OF THE COMMON STOCK. MOREOVER, BECAUSE SUCH VALUATION IS NECESSARILY BASED UPON ESTIMATES AND PROJECTIONS OF A NUMBER OF MATTERS (INCLUDING CERTAIN ASSUMPTIONS AS TO THE AMOUNT OF NET PROCEEDS AND THE EARNINGS THEREON), ALL OF WHICH ARE SUBJECT TO CHANGE FROM TIME TO TIME, NO ASSURANCE CAN BE GIVEN THAT PERSONS PURCHASING SHARES IN THE CONVERSION WILL THEREAFTER BE ABLE TO SELL THE SHARES AT PRICES RELATED TO THE FOREGOING VALUATION OF THE PRO FORMA MARKET VALUE.

Number of Shares to be Issued

         It is anticipated that the total offering of common stock (the number of shares of common stock issued in the Conversion multiplied by the Purchase Price of $10.00 per share) will be within the current minimum and 15% above the maximum of the Estimated Valuation Range. Unless otherwise required by the OTS, no resolicitation of subscribers will be made and subscribers will not be permitted to modify or cancel their subscriptions so long as the change in the number of shares to be issued in the Conversion, in combination with the Purchase Price, results in an offering of at least the minimum and no more than 15% above the maximum of the Estimated Valuation Range.

         Any increase in the total number of shares of common stock to be issued in the Conversion would decrease both a subscriber's ownership interest and the Holding Company's pro forma net worth and net income on a per share basis while increasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. A decrease in the number of shares to be issued in the Conversion would increase both a subscriber's ownership interest and the Holding Company's pro forma net worth and net income on a per share basis while decreasing (assuming no change in the per share price) pro forma net income and net worth on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

Interpretation and Amendment of the Plan

         To the extent permitted by law, all interpretations of the Plan by First Federal and the Holding Company will be final. The Plan provides that, if deemed necessary or desirable by the Boards of Directors of the Holding Company and First Federal, the Plan may be substantively amended by the Boards of Directors, as a result of comments from regulatory authorities or otherwise, with the concurrence of the OTS. Moreover, if the Plan of Conversion is so amended, subscriptions which have been received prior to such amendment will not be refunded unless otherwise required by the OTS.

Conditions Termination

         Completion of the Conversion requires the approval of the Plan by the affirmative vote of not less than a majority of the total number of votes of members eligible to be cast at the Special Meeting and the sale of all shares of the common stock within 24 months following approval of the Plan by the members. If these conditions are not satisfied, the Plan will be terminated and we will continue business in the mutual form of organization. The Plan may be terminated by the Boards of Directors of First Federal and the Holding Company at any time prior to the Special Meeting and, with the approval of the OTS, by such Boards of Directors at any time thereafter. Furthermore, OTS regulations and the Plan of Conversion require that the Holding Company complete the sale of common stock within 45 days after the close of the Subscription Offering. The OTS may grant an extension of this time period if necessary, but no assurance can be given that an extension would be granted. See "-- Offering of common stock."

             FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
                           STATEMENTS OF OPERATIONS

         The following Statements of Operations of First Federal for the fiscal years ended June 30, 1997 and 1996 have been audited by Dixon, Odom & Co., independent certified public accountants, whose report on the financial statements appears elsewhere in this Prospectus. These Statements of Operations should be read in conjunction with the Financial Statements of First Federal and the Notes thereto included elsewhere in the Prospectus.

                                                                                         June 30,
                                                                                --------------------------
                                                                                   1997           1996
                                                                                ----------     -----------
Interest Income
   Loans...................................................................     $4,260,688     $ 4,174,191
   Investments.............................................................        150,766         159,262
   Deposits in other banks and federal funds sold..........................        146,431         187,635
                                                                                ----------     -----------
     Total Interest Income.................................................      4,557,885       4,521,088
                                                                                ----------     -----------

Interest Expense
   Savings deposits........................................................      2,480,441       2,607,329
   Borrowed funds..........................................................        114,369          60,503
                                                                                ----------     -----------
     Total Interest Expense................................................      2,594,810       2,667,832
                                                                                ----------     -----------

       Net Interest Income.................................................      1,963,075       1,853,256

Provision For Loan Losses..................................................        143,000          17,967
                                                                                ----------     -----------
   Net interest income after provision for loan losses                          1,820,075        1,835,289
                                                                            --------------      -----------

Other Income...............................................................         23,361          41,418
                                                                                ----------     -----------

Other Expenses
   Personnel costs.........................................................        366,672         340,918
   Occupancy...............................................................         46,412          53,034
   Deposit insurance premiums..............................................         63,868         110,107
   SAIF special assessment.................................................        311,693              --
   Other...................................................................        127,076         149,783
                                                                                ----------     -----------
     Total other expenses..................................................        915,721         653,842
                                                                                ----------     -----------

     Income before income taxes............................................        927,715       1,222,865

Income Taxes...............................................................        342,000         428,645
                                                                                ----------     -----------

     Net Income............................................................     $  585,715     $   794,220
                                                                                ==========     ===========

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

          The Holding Company was recently formed as a Delaware corporation on September ___, 1997, for the purpose of issuing the common stock and owning all of the capital stock of First Federal issued in the Conversion. As a newly formed corporation, the Holding Company has no operating history. All information in this section should be read in conjunction with the consolidated financial statements and notes thereto included within this document.

         Our principal business has historically consisted of attracting deposits from the general public and making loans secured by residential real estate. The primary goals of management are to increase First Federal's profitability, monitor its capital position and enhance its banking franchise. Our results of operations are dependent upon net interest income, which is the difference between income earned on interest earning assets, such as loans and investments, and the cost of its interest bearing liabilities consisting of deposits and advances from the FHLB. First Federal's operations are affected to a much lesser degree by non-interest income, such as transaction and other service fee income, and other sources of income. First Federal's net income is also affected by, amount other things, provisions for loan losses and operating expenses. First Federal's principal operating expenses, aside from interest expense, consist of compensation and employee benefits, office occupancy costs, data processing expenses and federal deposit insurance premiums. First Federal's results of operations are also significantly affected by general economic and competitive conditions, particularly changes in market interest rates, government legislation and policies concerning monetary and fiscal affairs, housing and financial institutions and the attendant actions of regulatory authorities.

Operating Strategy

         In guiding our operations, management has implemented various strategies designed to continue the institution's profitability while maintaining its safety and soundness. These strategies include: (i) emphasizing one-to four-family residential lending; (ii) maintaining asset quality; (iii) controlling operating expenses; and (iv) monitoring interest-rate risk. It is anticipated, subject to market conditions, that the strategies presently in place will be continued following completion of the Conversion.

         Emphasis of One-to Four-Family Residential Lending. Historically, First Federal has been predominantly a one-to four-family residential lender. As of June 30, 1997, approximately 89.78% of its total loan portfolio was composed of permanent one-to four-family residential loans. As of such date, 5.64% of its total loan portfolio was composed of construction loans, 2.66% was composed of home improvement loans and 4.64% was composed of commercial real estate loans. As a result, we believe we have developed expertise in mortgage loan underwriting and origination. We have established methods to expand its loan originations through contacts with realtors, homebuilders and past and present customers. The institution also uses advertising and community involvement to gain exposure within the communities it operates. As of June 30, 1997 approximately $20.7 million, or 44.17%, of our total loans secured by one- to four-family properties was composed of adjustable rate loans.

         Maintenance of Asset Quality. At June 30, 1997, our ratio of nonperforming assets to total assets was .18%. For the years ended June 30, 1997 and 1996, annual net loan charge-offs have averaged .03% of average loans outstanding. We have attempted to maintain asset quality through its underwriting and collection procedures.

         Monitoring of Interest-Rate Risk. Although we have a significant "negative gap" and its net interest income would likely be negatively impacted by increases in interest rates, management considers its interest rate exposure to be at an acceptable level, given our historical operating results and capital position. See "--Interest Rate Risk."

         Control of General and Administrative Expenses. First Federal closely monitors its general and administrative expenses and seeks to control them while maintaining the necessary personnel to properly serve its customers. For the years ended June 30, 1997 and 1996, First Federal's ratio of general and administrative expenses, (exclusive of the SAIF special assessment), as a percentage of average assets, has been 1.01% and 1.09%, respectively.

         Following the Conversion, we intend to increase the variety of our deposit and loans products. In particular, we intend to introduce transaction accounts, and to offer home equity lines of credit.

Interest Rate Risk

         Our asset/liability management, or interest rate risk management, program is focused primarily on evaluating and managing the composition of its assets and liabilities in view of various interest rate scenarios. Factors beyond our control, such as market interest rates and competition, also have an impact on our interest income and interest expense.

         In the absence of other factors, the yield or return associated with our earning assets generally will increase from existing levels when interest rates rise over an extended period of time, and conversely interest income will decrease when interest rates decrease. In general, interest expense will increase when interest rates rise over an extended period of time, and conversely interest expense will decrease when interest rates decrease.

         Interest Rate Gap Analysis. As a part of our interest rate risk management policy, we calculates an interest rate "gap." Interest rate "gap" analysis is a common, though imperfect, measure of interest rate risk, which measures the relative dollar amounts of interest-earning assets and interest-bearing liabilities which reprice within a specific time period, either through maturity or rate adjustment. The "gap" is the difference between the amounts of such assets and liabilities that are subject to repricing. We have a negative gap. A "negative" gap for a given period means that the amount of interest-bearing liabilities maturing or otherwise repricing within that period exceeds the amount of interest-earning assets maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap would generally be expected, absent the effects of other factors, to experience a lower decrease in the yield of its assets relative to the cost of its liabilities and its income should be positively affected. Conversely, the cost of funds for an institution with a negative gap would generally be expected to increase more quickly than the yield on its assets in a rigid interest rate environment, and such institution's net interest income generally would be expected to be adversely affected by rising interest rates. Changes in interest rates generally have the opposite effect on an institution with a "positive gap."

         Our one-year interest sensitivity gap as a percentage of total interest-earning assets at June 30, 1997 was a negative 25.24%. At June 30, 1997, First Federal's three-year and five-year cumulative interest sensitivity gaps as a percentage of total interest-earning assets were a negative 32.66% and a negative 31.45%, respectively. Our negative gap position is attributable to the high percentage of loans in our portfolio with fixed rates of interest which have terms of 15 years. In addition, the interest rate on our ARM loans are indexed to the Cost of Funds Index, an index that reacts to changes in market interest rates more slowly than other indices. As a consequence, our ARM loans may not fully reflect current market interest rates at the time they reprice.

         The following table sets forth the amounts of interest-earning assets and interest-bearing liabilities outstanding at June 30, 1997 which are projected to reprice or mature in each of the future time periods chosen. Except as stated below, the amounts of assets and liabilities shown which reprice or mature within a particular period were determined in accordance with the contractual terms of the assets or liabilities. Loans with adjustable rates are shown as being due at the end of the next upcoming adjustment period. Passbook accounts and money market deposit accounts are assumed to be subject to immediate repricing and depositor availability and have been placed in the shortest period. In making the gap computations, none of the assumptions sometimes made regarding prepayment rates and deposit decay rates have been used for any other interest-earning assets or interest-bearing liabilities. In addition, the table does not reflect scheduled principal payments which will be received throughout the lives of the loans. The interest rate sensitivity of First Federal's assets and liabilities illustrated in the following table would vary substantially if different assumptions were used or if actual experience differs from that indicated by such assumptions.

                                                                             Terms to Repricing at June 30, 1997
                                                          ----------------------------------------------------------------------
                                                                           More Than      More Than
                                                            1 Year         1 Year to     3 Years to       More Than
                                                            or Less         3 Years        5 Years         5 Years       Total
                                                          -----------    -----------     -----------    -----------    ---------
                                                                             (Dollars in Thousands)
Interest-earning Assets:
   Loans receivable:
     Adjustable ....................................       $ 21,638         $   --           $   --           $  --          $21,638
     Fixed .........................................          1,174              415            1,392          29,339         32,320
Other loans ........................................            319             --               --              --              319
Interest-earning balances in other banks ...........          2,720             --               --              --            2,720
Federal Funds Sold .................................            800             --               --              --              800
Investments ........................................           --                600            1,100              66          1,766
FHLB common stock ..................................           --               --               --               484            484
                                                           --------         --------         --------         -------        -------
       Total interest-earning assets ...............       $ 26,651         $  1,015         $  2,492         $29,889        $60,047
                                                           ========         ========         ========         =======        =======

Interest-bearing Liabilities:
Savings Deposits:
     Regular passbook ..............................       $  2,549         $   --           $   --           $  --          $ 2,649
     Money market passbook .........................          6,436             --               --              --            6,436
     Certificate accounts ..........................         30,473            5,472            1,762             171         37,878
Advances from the Federal Home Loan Bank ...........          2,350             --               --                50          2,400
                                                           --------         --------         --------         -------        -------

 Total interest-bearing liabilities ................       $ 41,808         $  5,472         $  1,762         $   221        $49,263
                                                           ========         ========         ========         =======        =======


Interest Sensitivity Gap Per Period ................       $(15,157)        $ (4,457)        $    730         $29,668        $10,784


Cumulative Interest Sensitivity Gap ................       $(15,157)        $(19,614)        $(18,884)        $10,784

Cumulative Gap as a Percentage of Total
   Interest-Earning Assets .........................         (25.24)%         (32.66)%        (31.45)%        17.96%

Cumulative Interest-Earning Assets as a
   Percentage of Total Interest-Bearing
   Liabilities .....................................          63.75%           58.52%          61.49%        121.89%

         Net Portfolio Value. In addition to the interest rate gap analysis as discussed above, management monitors First Federal's interest rate sensitivity through the use of a model which estimates the change in net portfolio value ("NPV") in response to a range of assumed changes in market interest rates. NPV is the present value of expected cash flows from assets, liabilities, and off-balance sheet items. The model estimates the effect on First Federal's NPV of instantaneous and permanent 100 to 400 basis point increases and decreases in market interest rates.

         The following table presents information regarding possible changes in First Federal's NPV as of June 30, 1997, based on information provided by the OTS' interest rate risk model.

    Changes in                                       Net Portfolio Value
  Interest Rates               ---------------------------------------------------------
  In Basis Points
   (Rate Shock)                      Amount               $ Change            % Change
------------------             ------------------    -------------------   -------------
                                                    (Dollars in Thousands)
      Up 400                     $   6,470             $  (5,481)                  (46)%
      Up 300                         7,897                (4,053)                  (34)
      Up 200                         9,335                (2,616)                  (22)
      Up 100                        10,722                (1,229)                  (10)
      Static                        11,951                    --                    --
     Down 100                       12,829                   878                     7
     Down 200                       13,340                 1,389                    12
     Down 300                       13,729                 1,778                    15
     Down 400                       14,328                 2,378                    20

         Computations of prospective effects of hypothetical interest rate changes are based on numerous assumptions including relative levels of market interest rates, loan prepayments and deposit decay, and should not be relied upon as indicative of actual results. Further, the computations do not reflect any actions management may undertake in response to changes in interest rates.

         The tables set forth above indicate that, in the event of a 200 basis point decrease in interest rates, First Federal would be expected to experience a 12% increase in NPV. In the event of a 200 basis point increase in interest rates, First Federal would be expected to experience a 22% decrease in NPV.

         Certain shortcomings are inherent in the method of analysis presented in the NPV computations and in the gap computations presented in the tables above. Although certain assets and liabilities may have similar maturities or periods within which they will reprice, they may react differently to changes in market interest rates. The interest rates on certain types of assets and liabilities my fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, adjustable-rate mortgages have interest rate caps which restrict changes in interest rates on a short-term basis and over the life of the assets. The proportion of adjustable-rate loans could be reduced in future periods if market interest rates should decline and remain at lower levels for a sustained period due to increased refinancing activity. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in the tables. Finally, the ability of many borrowers to service their adjustable-rate debt may decrease in the event of a sustained interest rate increase.

         First Federal's net income during recent periods has been positively impacted by decreasing interest rates, and its net income in the near future is likely to be reduced if interest rates increase. However, management did not view First Federal's interest rate sensitivity position at June 30, 1997 to be unacceptable in view of first Federal's historical results of operation and highly capitalized position. Nevertheless, in order to maintain its interest rate risk position within levels management believes to be acceptable, First Federal has begun: (i) attempting to originate adjustable rate loans when market condition permit; (ii) maintaining a short-term investment portfolio; and (iii) attempting to lengthen deposit maturities.

Average Balance Sheet

         The following tables sets forth information relating to average balances of First Federal's assets and liabilities for the years ended June 30, 1997 and 1996. For the periods indicated, the table reflects the average yield on interest-earning assets and the average cost of interest-bearing liabilities (derived by dividing income or expense by the monthly average balance of interest-earning assets or interest-bearing liabilities, respectively) as well as the net yield on interest-earning assets (which reflects the impact of the net earning balance). Nonaccruing loans were included in the computation of average balances.

                                                                              Years Ended June 30,
                                                          --------------------------------------------------------------
                                  At June 30, 1997                    1997                             1996
                               ----------------------     ----------------------------    ------------------------------
                                              Average     Average              Average    Average              Average
                                 Balance    Yield/Rate    Balance  Interest   Yield/Rate  Balance  Interest   Yield/Rate
                                 -------    ----------    -------  --------   ----------  -------  --------   ----------
                                                                             (Dollars in Thousands)
Interest-earning assets:
 Interest bearing cash
   balances                    $ 3,520         6.15%      $2,537     $  146       5.76%   $ 2,929    $   188     6.42%
 Investment securities......     2,251         6.68        2,367        151       6.38      2,767        159     5.75
 Loans......................    53,974         7.94       54,199      4,261       7.86     53,454      4,174     7.81
                               -------      -------       ------     ------     ------    -------    -------  -------

  Total interest-earning
   assets...................    59,745         7.79       59,103      4,558       7.71     59,150      4,521     7.64
                               -------       ------       ------     ------    -------    -------    -------  -------

Other assets................       793                       780                              748
                               -------                    ------                          -------

  Total assets..............   $60,538                    $59,883                         $59,899
                               =======                    =======                         =======

Interest bearing liabilities:
 Deposits...................   $46,863         5.35       $46,568     2,481       5.33    $48,329      2,607     5.39
 Borrowings.................     2,400         5.81         1,985       114       5.74      1,050         61     5.81
                               -------      -------       -------    ------     ------    -------    -------  -------

  Total interest-bearing
   liabilities                  49,263         5.37        48,533     2,595       5.34     49,379      2,668     5.40
                              --------      -------       -------    ------     ------    -------    -------  -------

Other liabilities...........       185                       618                              341
Retained earnings...........    11,090                    10,712                           10,179
                               -------                    ------                          -------

  Total liabilities and retained
    earnings................   $60,538                    $59,883                         $59,899
                               =======                    =======                         =======

Net interest income and interest
 rate spread................                   2.42%                 $1,963       2.37%              $ 1,853     2.24%
                                            =======                  ======     ======               =======  =======

Net yield on average
 interest-earning assets                                                          3.32%                          3.13%
                                                                                ======                        =======

Ratio of interest-earning assets
 to interest-bearing liabilities             121.28%                            121.78%                        119.79%
                                            =======                             ======                        =======

Rate/Volume Analysis

         The following table analyzes the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. The table distinguishes between (i) changes attributable to volume (changes in volume multiplied by the prior period's rate), (ii) changes attributable to rate (changes in rate multiplied by the prior period's volume), and (iii) net change (the sum of the precious columns). The change attributable to both rate and volume (changes in rate multiplied by changes in volume) has been allocated equally to both the changes attributable to volume and the changes attributable to rate.

                                                                             Year Ended June 30, 1997 vs. 1996
                                                                         ----------------------------------------
                                                                                 Increase (decrease) due to
                                                                         ----------------------------------------
                                                                           Volume          Rate           Total
                                                                         ----------     ----------      ---------
                                                                                        (In Thousands)
Interest Income:
    Interest-bearing cash balances...................................    $     (24)           (18)      $    (42)
    Investments......................................................          (24)            16             (8)
    Loans............................................................           58             29             87
                                                                         ---------      ---------       --------

       Total interest income.........................................           10             27             37
                                                                         ---------      ---------       --------

Interest expense:
    Deposits.........................................................          (94)           (32)          (126)
    Borrowings.......................................................           54             (1)            53
                                                                         ---------      ----------      --------

       Total interest expense........................................          (40)           (33)           (73)
                                                                         ----------     ----------      ---------

Net interest income..................................................    $      50      $      60       $    110
                                                                         =========      =========       ========

Comparison of Financial Condition at June 30, 1997 and 1996

         At June 30, 1997, First Federal's assets totaled $60.5 million as compared to $59.7 million at June 30, 1996, an increase of 1.4%. Interest bearing balances in other banks, federal funds sold and net loans receivable increased by $428,000, $300,000 and $639,000; respectively, while total deposits decreased by $1.1 million. These activities were funded by the maturity of $430,000 in investment securities, an increase of $1.4 million in advances from the FHLB of Atlanta, and net income of $586,000. Total retained earnings increased from $10.5 million at June 30, 1996 to $11.1 million at June 30, 1997. At June 30, 1997, First Federal continued to substantially exceed all applicable regulatory capital requirements.

Comparison of Results of Operations for the Years Ended June 30, 1997 and 1996

         Net Income. First Federal earned net income of $586,000 during the year ended June 30, 1997 as compared with net income of $794,000 during the prior year, a decrease of $208,000. The decrease resulted principally from a special insurance assessment imposed on all SAIF-insured institutions by the FDIC to recapitalize the SAIF fund. First Federal's assessment was $312,000. Net of an income tax benefit of $115,000, this special assessment decreased earnings during the year by $197,000. In addition, during the year ended June 30, 1997, the provision for loan losses was $125,000 higher than during the preceding year.

         Net Interest Income. Net interest income increased to $2.0 million during the year ended June 30, 1997 as compared with $1.9 million during the previous year. This increase resulted principally from a combination of a slight increase of .07% in the weighted average yield on average interest-earning assets and a slight reduction in the rate of interest paid on customer deposits, which declined from a weighted average rate of 5.39% during the year ended June 30, 1996 to a weighted average rate of 5.33% during the year ended June 30, 1997. Average interest earning assets decreased $47,000 during fiscal 1997. Average interest-bearing liabilities decreased $846,000 during fiscal 1997. The decrease in interest bearing liabilities resulted from a decrease in jumbo certificates of deposit accounts which matured during the year.

         Provision for Loan Losses. The provision for loan losses was $143,000 and $18,000 for the years ended June 30, 1997 and 1996, respectively. The higher provision during the current year resulted from management's decision to broaden its loan composition by originating more commercial real estate loans and in recognition of the cyclical nature of the local economy. Management believes that the loan loss allowance at June 30, 1997 was adequate to absorb losses on existing loans at that date. There were $8,000 in loan charge-offs during the year ended June 30, 1996. Nonaccrual loans aggregated $97,000 at June 30, 1997.

         Other Income. Other income consisting of late fees, mortgage insurance premiums and gains and losses on foreclosed real estate decreased from $41,000 during the year ended June 30, 1996 to $23,000 during the current year. The decrease resulted from sales of foreclosed real estate which generated a gain of $11,000 in fiscal 1996 and a loss of $9,000 in fiscal 1997.

         Other Expenses. Exclusive of the costs incurred for deposit insurance, including the SAIF Special Assessment, general and administrative expenses consisting of personnel, occupancy expense, postage, data processing/supplies remained relatively stable, decreasing $4,000 to $540,000 during the year ended June 30, 1997 as compared with $544,000 during the year ended June 30, 1996.

         Provision for Income Taxes. The provision for income taxes was $342,000 and $429,000 for the years ended June 30, 1997 and 1996, respectively, which represented a percentage of income before income taxes, of 36.9% and 35.1% for the years ended June 30, 1997 and 1996, respectively.

Capital Resources and Liquidity

         The objective of First Federal's liquidity management is to ensure the availability of sufficient cash flows to meet all financial commitments and to capitalize on opportunities for expansion. Liquidity management addresses First Federal's ability to meet deposit withdrawals on demand or at contractual maturity, to repay borrowings as they mature, and to fund new loans and investments as opportunities arise.

         First Federal's primary sources of internally generated funds are principal and interest payments on loans receivable, cash flows generated from operation, and cash flows generated by investments. External sources of funds include increases in deposits and advances from the FHLB of Atlanta.

         First Federal is required under applicable federal regulations to maintain specified levels of "liquid" investments in qualifying types of United States Government, federal agency and other investments having maturities of five years of less. Current OTS regulations require that a savings association maintain liquid assets of not less than 5% of its average daily balance of net withdrawable deposit accounts and borrowings payable in one year or less, of which short-term liquid assets must consist of not less than 1%. Monetary penalties may be imposed for failure to meet applicable liquidity requirements. At June 30, 1997, First Federal's liquidity, as measured for regulatory purposes, was 9.1%, or $2.0 million in excess of the minimum OTS requirement.

         At June 30, 1997, First Federal had outstanding $905,000 in commitments to originate mortgage loans and $1.3 million in undisbursed construction loans. First Federal believes that it has adequate resources to fund loan commitments as they arise. If First Federal requires funds beyond its internal funding capabilities, additional advances from the FHLB of Atlanta are available. At June 30, 1997, approximately $30.5 million in certificates of deposit were scheduled to mature within a year. First Federal expects that a portion of these certificates of deposit will not be renewed upon maturity.

         Following the Conversion, the Holding Company will initially conduct no business other than holding the capital stock of First Federal and the loan it will make to the ESOP. In order to provide sufficient funds for its operations, the Holding Company expects to retain at the Holding Company level and invest 50% of the net proceeds of the Conversion remaining after making the loan to the ESOP. In the future, the Holding Company's primary source of funds, other than income from its investments and principal and interest payments received from the ESOP with respect to the ESOP loan, is expected to be dividends from First Federal. As a stock savings and loan association, First Federal may not declare or pay a cash dividend on or repurchase any of its capital stock if the effect of such transaction would be to reduce the net worth of the institution to an amount which is less than the minimum amount required by applicable federal regulations. At June 30, 1997, First Federal was in compliance with all applicable capital requirements.

Impact of Inflation and Changing Prices

         The Financial Statements and related Notes have been prepared in accordance with generally accepted accounting principles, which generally requires the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of First Federal's operations. Nearly all the assets and liabilities of First Federal are financial, unlike most industrial companies. As a result, First Federal's performance is directly impacted by changes in interest rates, which are indirectly influenced by inflationary expectations. First Federal's ability to match the interest sensitivity of its financial assets to the interest sensitivity of it financial liabilities in its asset/liability management may tend to minimize the effect of changes in interest rates on First Federal's performance. Changes in interest rates do not necessarily move to the same extent as changes in the price of goods and services. In the current interest rate environment, liquidity and the maturity structure of First Federal's assets and liabilities are critical to the maintenance of acceptable performance levels.

Impact of New Accounting Standards

         FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principle Board ("APB") Opinion No. 15, "Earnings per Share" ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This Statement supersedes Opinion 15 and AICPA Accounting Interpretation 1.102 of Opinion 15. This Statement will be effective for the Association's fiscal year ending June 30, 1999. Management does not believe the impact of adopting SFAS No. 128 will be material to the Association's financial statements.

         FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Association expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Association's financial statements.

         FASB Statement on Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.. In June 1996, the FASB issued SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial- components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer control and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This Statement is effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The effective date for certain provisions of this Statement have been postponed for one year. Management anticipates that the adoption of the Statement should have no material impact on its financial statements.

         FASB Statement on Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement will be effective for the Association's fiscal year ending June 30, 1999, and the Association does not intend to early adopt. Had the Association early-adopted this Statement, it would have reported comprehensive income in the same amounts as reported net income for the years ended June 30, 1997 and 1996, respectively.

                           BUSINESS OF FIRST FEDERAL

General

         We were originally organized in 1920 and became a federally-chartered savings and loan association in 1935. Since then, we have conducted our business from our full-service office located in Cheraw, South Carolina. Our principal business consists of attracting deposits from the general public and originating fixed-rate and adjustable-rate loans secured primarily by first mortgage liens on one- to four-family residential real estate. Our deposit accounts are insured up to applicable limits by the SAIF of the FDIC.

         We believe that we have developed a reputation among our loyal customer base because of our commitment to personal service and because of strong support of the local community. We offer a number of financial services including: (i) residential real estate loans;(ii) construction loans; (iii) commercial real estate loans; (iv) home improvement loans; (v) money market demand accounts ("MMDAs"); (vi) passbook savings accounts; and (vii) certificates of deposit.

Lending Activities

         We have historically concentrated our lending activities on the origination of loans secured by first mortgage liens for the purchase, construction or refinancing of one- to four-family residential real property. One- to four-family residential mortgage loans continue to be the major focus of our loan origination activities, representing $48.5 million or 89.78% of our total loan portfolio at June 30,1997. We also offer commercial real estate loans, construction loans and consumer loans. Loans secured by commercial real estate totaled approximately $2.5 million or 4.64% of our total loan portfolio at June 30,1997. Construction loans totaled approximately $3.0 million or 5.64% of our total loans as of June 30,1997. Home improvement loans totaled $1.4 million, or 2.66% of our total loan portfolio at June 30,1997.

         Loan Portfolio Data. The following table sets forth the composition of our loan portfolio by loan type and security type as of the dates indicated, including a reconciliation of gross loans receivable after consideration of the allowance for loan losses and loans in process.

                                                                                June 30,
                                                              --------------------------------------------
                                                                     1997                      1996
                                                              ------------------        ------------------
                                                               Amount   Percent          Amount   Percent
                                                              --------  --------        --------  --------
                                                                          (Dollars in Thousands)
Type of loan:
  Real estate loans:
   One- to four-family residential...................         $48,460     89.78%        $48,297     90.55%
   Commercial........................................           2,502      4.64%          2,089      3.92%
   Construction......................................           3,044      5.64%          3,123      5.86%
   Home improvement loans............................           1,437      2.66%          1,430      2.68%
                                                              -------    ------         -------    ------
      Total real estate loans........................          55,443    102.72%         54,939    103.01%

Other loans:
   Loans secured by deposits.........................             319      0.59%            305      0.57%
                                                              -------    ------         -------    ------
      Total loans....................................          55,762    103.31%         55,244    103.58%

Less:
----
   Construction loans in process.....................           1,306      2.42%          1,536      2.88%
   Allowance for losses..............................             303      0.56%            169      0.32%
   Deferred loan origination fees, net of costs......             179      0.33%            204      0.38%
                                                              -------    ------         -------    ------
Total, net...........................................         $53,974    100.00%        $53,335    100.00%
                                                              =======    ======         =======    ======

         The following table sets forth certain information at June 30, 1997, regarding the dollar amount of loans maturing in our loan portfolio based on the earlier of their contractual terms to maturity or their repricing. Demand loans having no stated schedule of repayments and no stated maturity and overdrafts are reported as due in one year or less. This schedule does not reflect the effects of possible prepayments or enforcement of due-on-sale clauses. We expect that prepayments will cause actual maturities to be shorter.

                                                                    At June 30, 1997
                                       -----------------------------------------------------------------------
                                                        More Than       More Than
                                          1 Year        1 Year to      3 Years to      More Than
                                          or Less        3 Years         5 Years        5 Years        Total
                                        -----------    -----------     -----------    -----------    ---------
                                                                       (In Thousands)
Real estate loans:
     Adjustable.......................  $  21,638      $      --       $      --      $      --      $  21,638
     Fixed............................      1,174            415           1,392         29,339         32,320

Other loans...........................        319             --              --             --            319

Less:
  Allowance for loan losses...........       (303)            --              --             --           (303)
                                        ---------      ---------       ---------      ---------      ---------

     Total............................  $  22,828      $     415       $   1,392      $  29,339      $  53,974
                                        =========      =========       =========      =========      =========

         As of June 30, 1997, the dollar amount of all loans due after one year that have fixed interest rates was $31.1 million. None of First Federal's loans with floating or adjustable interest rates are shown as being due after one year.

         One- to Four-Family Residential Loans. Our primary lending activity consists of the origination of one- to four-family residential mortgage loans secured by property located in our primary market area. We generally originate one- to four-family residential mortgage loans in amounts up to 95% of the lesser of the appraised value or purchase price, with private mortgage insurance required on loans with a loan-to-value ratio in excess of 80%. We originate and retain fixed rate loans which provide for the payment of principal and interest for up to an 18-year period.

         We also offer adjustable-rate mortgage ("ARM") loans. The interest rate on ARM loans is indexed to the cost of funds index ("COFI"). The COFI reacts to changes in market interest rates more slowly than other indices. Consequently, our ARM loans may not fully reflect current market interest rates at the time they reprice. A substantial portion of the ARM loans in our portfolio at June 30, 1997 provide for maximum rate adjustments per year and over the life of the loan of 1% and 5%, respectively. Our residential ARMs are amortized for terms up to 30 years.

         ARM loans decrease the risk associated with changes in interest rates by periodically repricing, but involve other risks because as interest rates increase, the underlying payments by the borrower increase, thus increasing the potential for default by the borrower. At the same time, the marketability of the underlying collateral may be adversely affected by higher interest rates. Upward adjustment of the contractual interest rate is also limited by the maximum periodic and lifetime interest rate adjustment permitted by the loan documents, and, therefore, is potentially limited in effectiveness during periods of rapidly rising interest rates. At June 30,1997, approximately 44.17% of our one- to four-family residential loans had adjustable rates of interest.

         All of the one- to four-family residential mortgage loans that we originate include "due-on-sale" clauses, which give us the right to declare a loan immediately due and payable in the event that, among other things, the borrower sells or otherwise disposes of the real property subject to the mortgage and the loan is not repaid. However, we occasionally permit assumptions of existing residential mortgage loans on a case-by-case basis.

         At June 30, 1997, approximately $48.5 million, or 89.78% of our portfolio of loans, consisted of one- to four-family residential loans. Approximately $88,000, or .17% of total loans (which were comprised of three loans secured by one- to four-family properties), were included in non-performing assets as of that date. See "--Non-Performing and Problem Assets."

         Commercial Real Estate Loans. At June 30,1997, $2.5 million, or 4.64% of our total loan portfolio, consisted of commercial real estate loans. Our commercial real estate loans are secured by churches, office buildings, and other commercial properties. We generally originate fixed rate commercial real estate loans with maximum terms of 15 years. We also will originate adjustable rate commercial real estate loans with terms of up to 30 years. The interest rate on adjustable rate commercial real estate loans is indexed to the COFI with maximum Loan-to-Value ratios of 80%. At June 30,1997, our largest commercial loan had a principal balance of $183,000 and was secured by a church. On June 30, 1997, there were no commercial real estate loans included in nonperforming assets.

         Loans secured by commercial real estate generally are larger than one- to four-family residential loans and involve a greater degree of risk. Commercial real estate loans often involve large loan balances to single borrowers or groups of related borrowers. Payments on these loans depend to a large degree on results of operations and management of the properties and may be affected to a greater extent by adverse conditions in the real estate market or the economy in general. Accordingly, the nature of the loans makes them more difficult for management to monitor and evaluate.

         Construction Loans. We offer construction loans with respect to residential and commercial real estate and, in certain cases, to builders or developers constructing such properties on a speculative basis (i.e., before the builder/developer obtains a commitment from a buyer). Funds are disbursed to borrowers upon the successful completion of particular stages of construction. Typically, loans made to builders who do not have a commitment for the sale of the property under construction will be for a term of no more than six months. Except for construction loans made on speculative basis, upon the successful completion of construction the loan can be converted into permanent financing. At June 30,1997, $3.0 million, or 5.64% of our total loan portfolio, consisted of construction loans. The largest construction loan had a principal balance of $107,000 on June 30, 1997 and was secured by a one-to four-family residence. None of our construction loans were included in non-performing assets on that date.

         Construction loans generally match the term of the construction contract and are written with interest calculated on the amount disbursed under the loan and payable monthly. The maximum Loan-to-Value Ratio for a construction loan is based upon the nature of the construction project. For example, a construction loan for a one-to four-family residence may be written with a maximum Loan-to-Value ratio of 95% with mortgage insurance.
Inspections are made prior to any disbursement under a construction loan.

         While providing us with a comparable, and in some cases higher, yield than a conventional mortgage loan, construction loans involve a higher level of risk. For example, if a project is not completed and the borrower defaults, we may have to hire another contractor to complete the project at a higher cost. Also, a project may be completed, but may not be salable, resulting in the borrower defaulting and our taking title to the project.

         Home Improvement Loans. At June 30, 1997, home improvement loans totaled $1.4 million, or 2.66% of total loans. Home improvement loans are typically secured by second mortgages on the secured property. At June 30, 1997, one home improvement loan with a balance of $9,000, was included in non-performing assets. See "--Non-Performing and Problem Assets."

         Origination, Purchase and Sale of Loans. We historically have originated our mortgage loans pursuant to our own underwriting standards which do not conform with the standard criteria of Freddie Mac or the FNMA because we do not require current property surveys in most cases. In the event that we begin originating fixed-rate residential mortgage loans for sale to Freddie Mac in the secondary market, such loans will be originated in accordance with the guidelines established by Freddie Mac and could be sold after they are originated.

         We confine our loan origination activities primarily to Chesterfield County and the surrounding counties. At June 30, 1997, we had no loans secured by property located outside of South Carolina. Our loan originations are generated from referrals from existing customers, real estate brokers, and advertising. Loan applications are underwritten and processed at our office.

         Our loan approval process is intended to assess the borrower's ability to repay the loan, the viability of the loan and the adequacy of the value of the property that will secure the loan. To assess the borrower's ability to repay, we study the employment and credit history and information on the historical and projected income and expenses of our mortgagors. All mortgage loans are approved by our Loan Committee.

         We generally require appraisals on all real property securing our loans and require an attorney's opinion and a valid lien on the mortgaged real estate. Appraisals for all real property securing mortgage loans are performed by independent appraisers who are state-licensed. We require fire and extended coverage insurance in amounts at least equal to the principal amount of the loan and also require flood insurance to protect the property securing its interest if the property is in a flood plain. We also generally require private mortgage insurance for all residential mortgage loans with Loan-to-Value Ratios of greater than 80%. We require escrow accounts for insurance premiums and taxes for loans that require private mortgage insurance. All real estate loans up to $75,000 must be approved by our loan committee. All real estate loans for amounts in excess of $75,000 must be approved by the Board of Directors.

         Our underwriting standards for home improvement loans are intended to protect against some of the risks inherent in making home improvement loans. Borrower paying habits and financial strengths are important considerations.

         The following table shows our loan origination, sales and repayment activity during the years indicated. During fiscal 1997 and 1996 First Federal did not purchase any loans.

                                                                                      Year Ended June 30,
                                                                                   ------------------------
                                                                                      1997          1996
                                                                                   ---------     ----------
                                                                                        (In Thousands)
Originations by Type:
---------------------
Adjustable rate:
   Real estate:
     One-to four-family.........................................................    $   4,598    $   3,909
     Commercial.................................................................          404           62
     Construction...............................................................           --           --
     Home improvement loans.....................................................           --           --
   Other:
   Secured by deposits..........................................................            --          --
                                                                                    ---------    ---------
       Total adjustable rate....................................................        5,002        3,971
                                                                                    ---------    ---------
Fixed rate:
   Real estate:
     One-to four-family.........................................................        1,988        3,630
     Commercial.................................................................          208          248
     Construction...............................................................        2,265        2,648
     Home improvement loans.....................................................           --           --
   Other:
     Secured by deposits........................................................          150          287
                                                                                    ---------    ---------
       Total fixed-rate.........................................................        4,611        6,813
                                                                                    ---------    ---------
       Total loans originated...................................................        9,613       10,784
                                                                                    ---------    ---------
Sales and Repayments:
---------------------
   Real estate:
     One-to four-family.........................................................          525           --
     Commercial.................................................................           --           --
     Construction...............................................................           --           --
     Home improvement loans.....................................................           --           --
   Other:
     Secured by deposits........................................................           --           --
                                                                                    ---------    ---------
       Total loans sold.........................................................          525           --
   Principal repayments.........................................................        7,917        9,916
                                                                                    ---------    ---------
       Total reductions.........................................................        8,442        9,916
(Increase)decrease in other items, net..........................................          121         (330)
                                                                                    ---------    ---------
       Net increase (decrease)..................................................    $   1,292    $     538
                                                                                    =========    =========

         Our one-to four-family residential loan originations during the year ended June 30, 1997 totaled $6.6 million, compared to $7.5 million during the year ended June 30, 1996.

         Origination and Other Fees. We realize income from late charges, and fees for other miscellaneous services. We currently charge a 1% origination fee on all loans originated. We also may charge points on a mortgage loan as consideration for a lower interest rate, although we do so infrequently. Late charges are generally assessed if payment is not received within a specified number of days after it is due.

Non Performing and Problem Assets

         After a mortgage loan becomes 30 days past due, we deliver a computer generated delinquency notice to the borrower. When loans become 60 days past due, we send additional delinquency notices and make personal contact by letter or telephone with the borrower to establish acceptable repayment schedules. When a mortgage loan is 90 days delinquent, we will have either entered into a workout plan with the borrower or referred the matter to our attorney for collection. Management is authorized to commence foreclosure proceedings for any loan upon making a determination that it is prudent to do so.

         We review mortgage loans on a regular basis and place such loans on a non-accrual status when they are specifically determined to be impaired or when they become 90 days delinquent. When loans are placed on a non-accrual status, unpaid accrued interest is written off, and further income is recognized only to the extent received.

         Nonperforming Assets. At June 30, 1997, $107,000, or .18% of our total assets, were nonperforming (nonperforming loans and non-accruing loans). At June 30, 1997, loans secured by real estate accounted for $97,000 of our non performing assets. We had real estate owned ("REO") properties in the amount of $10,000 as of June 30, 1997.

         The table below sets forth the amounts and categories of our nonperforming assets (nonperforming loans and foreclosed real estate) for the last two years. It is our policy that all earned but uncollected interest on all loans be reviewed monthly to determine if any portion thereof should be classified as uncollectible for any loan past due in excess of 90 days. Delinquent loans that are 90 days or more past due are considered nonperforming assets. During the periods presented, we did not have any troubled debt restructurings.

                                                                                        At June 30,
                                                                                -----------------------
                                                                                  1997            1996
                                                                                -------          ------
                                                                                  (Dollars In Thousands)
Loans not accruing interest............................................         $   97           $    46
Accruing loans 90 days or more past due................................             --                --
                                                                                ------           -------
   Total nonperforming loans...........................................             97                46
Foreclosed real estate.................................................             10                27
                                                                                ------           -------
   Total nonperforming assets..........................................         $  107           $    73
                                                                                ======           =======
   Nonperforming assets to total assets................................           0.18%             0.12%
                                                                                ======           =======

         Interest on loans of $10,000 would have been reported for the year ended June 30,1997 if the non-performing loans summarized above had been current in accordance with their original terms. Interest totaling $6,000 was reported on nonperforming loans for the year ended June 30, 1997.

         At June 30, 1997, we held loans delinquent from 60 to 89 days totaling approximately $482,000. Other than these loans and the other delinquent loans disclosed elsewhere in this section, we were not aware of any other loans, the borrowers of which were experiencing financial difficulties.

                                                    Loans Delinquent For:
                             -------------------------------------------------------------------
                                       60-89 Days                      90 Days and Over                          Total
                             -------------------------------  ----------------------------------   -------------------------------
                                                    Percent                            Percent                             Percent
                                                    of Loan                            of Loan                             of Loan
                             Number     Amount     Category     Number     Amount     Category      Number     Amount     Category
                             ------     ------     ---------    ------     ------     ----------   -------     ------     --------
                                                                     (Dollars in Thousands)
Real Estate:
  One- to four-family......     14       $388         .80%       3         $88          .18%       17         $476        .98%
  Commercial...............     --         --          --       --          --           --        --           --         --
  Construction.............      2         93        3.06%      --          --           --         2           93       3.06%
  Home improvement.........      1          1         .07%       1           9          .63%        2           10        .70%
Other loans:
  Loans secured by
   deposits................     --         --          --       --          --           --        --           --         --
                               ---       ----        ----      ---         ---          ---       ---         ----       ----
     Total.................     17       $482         .87%       4         $97          .17%       21         $579       1.04%
                               ===       ====        ====      ===         ===          ===       ===         ====       ====

         Classified Assets. Federal regulations and our Asset Classification Policy provide for the classification of loans and other assets such as debt and equity securities considered by the OTS to be of lesser quality as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obliger or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that the institution will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard," with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

         An insured institution is required to establish general allowances for loan losses in an amount deemed prudent by management for loans classified substandard or doubtful, as well as for other problem loans. General allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which, unlike specific allowances, have not been allocated to particular problem assets. When an insured institution classifies problem assets as "loss," it is required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount. An institution's determination as to the classification of its assets and the amount of its valuation allowances is subject to review by the OTS which can order the establishment of additional general or specific loss allowances.

         At June 30, 1997, the aggregate amount of our classified assets, and of our general and specific loss allowances were as follows:

                                                      Loan Loss
                                                 Amount        Allowance
                                                 ------        ---------
                                                      (In Thousands)
Classified loans receivable:

  Substandard..........................           $276             $69

  Doubtful.............................             17               9

  Loss.................................             --              --
                                                  ----            ----
                                                  $293              78
                                                  ====
General unallocated loss allowance.....                            225
                                                                   ---

Total allowance........................                           $303
                                                                  ====

         We regularly review our loan portfolio to determine whether any loans require classification in accordance with applicable regulations. Not all of our classified assets constitute non-performing assets.

Allowance for Loan Losses

         We provide for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. We evaluate the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

         In addition, various regulatory agencies, as an integral part of their examination process, periodically review our allowance for loan losses. Such agencies may require us to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

         Summary of Loan Loss Experience. The following table analyzes changes in the allowance during the fiscal years ended June 30, 1997, and 1996.

                                                                                        At June 30,
                                                                                -----------------------
                                                                                  1997            1996
                                                                                -------          ------
                                                                                  (Dollars In Thousands)
Balance at beginning of period.........................................         $  169           $   172
                                                                                ------           -------

Loans charged off:
   Real estate.........................................................              9                21
   Other...............................................................             --                --
                                                                                ------           -------

   Total loans charged-off.............................................              9                21

Recoveries:
   Real estate.........................................................             --                --
   Other...............................................................             --                --
                                                                                ------           -------
   Total Recoveries....................................................             --                --
                                                                                ------           -------

Net loans charged-off..................................................              9                21
                                                                                ------           -------

Provision for loan losses..............................................            143                18
                                                                                ------           -------

Balance at end of period...............................................         $  303           $   169
                                                                                ======           =======

Ratio of net charge-offs to average loans
  outstanding during the period........................................           0.02%             0.04%
                                                                                ======           =======

         Allocation of Allowance for Loan Losses. The following table presents an analysis of the allocation of our allowance for loan losses at the dates indicated. The allocation of the allowance to each category is not necessarily indicative of future loss in any particular category and does not restrict our use of the allowance to absorb losses in other categories.

                                                                                       June 30,
                                                           ------------------------------------------------------------------
                                                                         1997                              1996
                                                           -------------------------------   --------------------------------
                                                                      Percent of  Percent               Percent of   Percent
                                                           Amount of  Allowance   of Loans   Amount of  Allowance    of Loans
                                                           Loan Loss   to Total   to Gross   Loan Loss   to Total    to Gross
                                                           Allowance  Allowance    Loans     Allowance  Allowance     Loans
                                                           ---------  ----------  --------   ---------  ----------   --------
                                                                            (Dollars in Thousands)
Real estate loans:
One- to four-family residential.........................   $    169     55.78%     86.91%     $   126     74.56%      87.42%
Commercial..............................................         24      7.92       4.49           21     12.43        3.78
Construction............................................         33     10.89       5.46            8      4.73        5.65
Home improvement loans..................................         10      3.30       2.58            7      4.14        2.59
                                                           --------   -------    -------      -------    ------    --------
   Total real estate loans..............................        236     77.89      99.43          162     95.86       99.45

Other loans:
Loans secured by deposits...............................          1      0.33       0.57            1      0.59        0.55
Unallocated.............................................         66     21.78         --            6      3.55          --
                                                           --------   -------    -------      -------    ------    --------
     Total allowance for loan losses....................   $    303    100.00%    100.00%     $   169    100.00%     100.00%
                                                           ========   =======     ======      =======    ======    ========

Investments

         Investments. Our investment portfolio consists of short-term U.S. Treasury and federal agency securities, interest earning deposits in other financial institutions, federal funds sold, and to a lesser extent mortgage back securities and FHLB stock. At June 30, 1997, approximately $5.8 million, or 9.5%, of our total assets consisted of such investments. We had $2.7 million in interest-earning deposits as of that date.

         The following table sets forth the carrying value of First Federal's investment portfolio at the dates indicated.

                                                                                        At June 30,
                                                                                --------------------------
                                                                                  1997              1996
                                                                                --------         ---------
                                                                                      (In Thousands)
Securities held to maturity:
U.S. government and agency securities..................................         $  1,700         $   2,099
Mortgage-backed securities.............................................               66                97
                                                                                --------         ---------
   Total securities held to maturity...................................            1,766             2,196

Interest-earning balances in other banks...............................            2,720             2,292
Federal Funds sold.....................................................              800               500
Federal Home Loan Bank Stock...........................................              484               482
                                                                                --------         ---------
   Total investments...................................................         $  5,770         $   5,470
                                                                                ========         =========

         At June 30, 1997, the market value of First Federal's investment securities held to maturity totaled $1.8 million.

         The following table sets forth the amount of investment securities which mature during each of the periods indicated and the weighted average yields for each range of maturities at June 30, 1997.

                                                                        After One Year         After Five Years
                                               One Year or Less       Through Five Years       Through Ten Years
                                               ----------------       -------------------      -----------------
                                               Carrying Average        Carrying   Average      Carrying   Average
                                                 Value   Yield           Value     Yield         Value     Yield
                                                 -----   -----           -----     -----         -----     -----
                                                                                  (Dollars in Thousands)
Securities held to maturity:
U.S. government and agency securities.....      $   --      --         $ 1,700       6.43%       $   --       --
Mortgage-backed securities................          --      --              --         --            66     8.95%

Other:
Interest-earning balances in other banks..       2,720    6.23%             --         --            --       --
Federal Funds Sold........................         800    5.88%             --         --            --       --
Federal Home Loan Bank Stock..............          --      --              --         --            --       --
                                               -------                 -------                  -------
     Total                                     $ 3,520    6.15%        $ 1,700       6.43%      $    66     8.95%
                                               =======                 =======                  =======

                                                             After Ten Years          Total
                                                            ----------------     -----------------
                                                            Carrying  Average    Carrying  Average
                                                              Value    Yield       Value    Yield
                                                              -----    -----       -----    -----
Securities held to maturity:
U.S. government and agency securities.....                   $   --      --       $ 1,700    6.43%
Mortgage-backed securities................                       --      --            66    8.95%

Other:
Interest-earning balances in other banks..                       --      --         2,720    6.23%
Federal Funds Sold........................                       --      --           800    5.88%
Federal Home Loan Bank Stock..............                      484    7.25%          484    7.25%
                                                             ------               -------
     Total                                                   $  484    7.25%      $ 5,770    6.36%
                                                             ======               =======

Sources of Funds

         General. Deposits have traditionally been our primary source of funds for use in lending and investment activities. In addition to deposits, we derive funds from scheduled loan payments, investment maturities, loan prepayments, retained earnings, income on earning assets and borrowings. While scheduled loan payments and income on earning assets are relatively stable sources of funds, deposit inflows and outflows can vary widely and are influenced by prevailing interest rates, market conditions and levels of competition. Borrowings from the FHLB of Atlanta may be used in the short-term to compensate for reductions in deposits or deposit inflows at less than projected levels.

         Deposits. We attract deposits principally from within Chesterfield County and Marlboro County through the offering of a selection of deposit instruments, including passbook accounts, money market accounts, fixed term certificates of deposit, individual retirement accounts and savings accounts. We do not actively solicit or advertise for deposits outside of Chesterfield County and adjacent Marlboro County, and substantially all of our depositors are residents of Chesterfield or Marlboro County. Deposit account terms vary, with the principal differences being the minimum balance required, the amount of time the funds remain on deposit and the interest rate. We do not pay broker fees for any deposits we receive.

         We establish the interest rates paid, maturity terms, service fees and withdrawal penalties on a periodic basis. Determination of rates and terms are predicated on funds acquisition and liquidity requirements, rates paid by competitors, growth goals, and applicable regulations. We rely, in part, on customer service and long-standing relationships with customers to attract and retain our deposits. We also closely price our deposits to the rates offered by our competitors.

         The flow of deposits is influenced significantly by general economic conditions, changes in money market and other prevailing interest rates and competition. The variety of deposit accounts that we offer has allowed us to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. We have become more susceptible to short-term fluctuations in deposit flows as customers have become more interest rate conscious. We manage the pricing of our deposits in keeping with our asset/liability management and profitability objectives. Based on our experience, we believe that our passbook and MMDAs are relatively stable sources of deposits. However, the ability to attract and maintain certificates of deposit, and the rates we pay on these deposits, have been and will continue to be significantly affected by market conditions. At June 30, 1997, 80.83% of our deposit accounts were certificate of deposit accounts, of which $30.5 million have maturities of one year or less. See "Risk Factors--Reliance on Certificate of Deposit Accounts."

         The following table sets forth an analysis of our deposit accounts by type, maturity, and rate at June 30, 1997 and 1996, as well as the savings flows.

                                                   June 30, 1997                               June 30, 1996
                                        --------------------------------              -------------------------------

                                                     Weighted              Increase                Weighted
                                                      Average     % of    (Decrease)               Average    % of
                                           Amount      Rate       Total    in Amount    Amount      Rate     Total
                                           ------      ----      -------   ---------    ------      ----    -------
                                                                    (Dollars in Thousands)
Savings deposits:
  Regular passbook......................  $2,549     2.96%       5.44%     $   (34)      2,583      2.80%    5.39%
  Money market passbook.................   6,436     4.18%      13.73%         650       5,786      4.24%   12.06%
                                          ------     ----      ------      -------      ------      ----    -----
    Total demand deposits...............   8,985     3.83%      19.17%         616       8,369      3.80%   17.45%
                                          ------     ----      ------      -------      ------      ----    -----

Certificate accounts with original
  maturities of:
  6 months or less......................   9,181     5.28%      19.59%       3,463       5,718      5.41%   11.93%
  Over 6 to 12 months...................  10,578     5.63%      22.57%      (1,752)     12,330      5.54%   25.71%
  Over 12 months........................  18,119     5.99%      38.66%       3,413      21,532      6.00%   44.91%
                                          ------     ----      ------      -------      ------     -----    -----

    Total certificates..................  37,878     5.71%      80.83%      (1,702)     39,580      5.77%   82.55%
                                          ------     ----      ------      -------      ------      ----    -----
    Total deposits......................  $46,863    5.35%     100.00%    $(1,086)     $47,949      5.43%  100.00%
                                          =======    ====      ======     =======      =======      ====   ======

         The following table sets forth by various interest rate categories the composition of time deposits of First Federal at the dated indicated.

                                                              More Than          More Than
                                             1 Year           1 Year to         3 Years to         More Than
                                             or Less           3 Years            5 Years           5 Years             Total
                                        --------------------------------------------------------------------------------------------


                                                Weighted           Weighted         Weighted           Weighted             Weighted
                                        Amount    Rate      Amount   Rate    Amount   Rate     Amount    Rate       Amount    Rate
                                        ------    ----      ------   ----    ------   ----     ------    ----       ------    ----
                                                                         (Dollars in Thousands)
Certificates of $100,000 or more....  $   6,746   5.74%    $   644   6.38%  $   409   6.30%    $   --      --     $  7,799   5.82%
Certificates of less than $100,000..     23,727   5.56%      4,828   6.07%    1,353   6.26%       171    7.21%      30,079   5.64%
                                       --------            -------                             ------

     Total..........................  $  30,473   5.60%    $ 5,472   6.11%  $ 1,762   6.27%    $  171    7.21%    $ 37,878   5.71%
                                      =========            =======          =======            ======             ========

         The following table indicates the amount of First Federal's certificates of deposit and other deposits by time remaining until maturity as of June 30, 1997.

                                                                              Maturity
                                                 --------------------------------------------------------------------
                                                                   Over         Over
                                                     3 Months     3 to 6       6 to 12           Over
                                                      or Less     Months       Months          12 Months      Total
                                                 -------------- ------------ ------------ ------------------ --------
                                                                           (In Thousands)
Certificates of deposit less than $100,000.......    $  10,305    $   5,495    $   7,927    $   6,352       $  30,079
Certificates of deposit of $100,000 or more......        2,664        1,295        1,628        1,053           6,640
Public funds.....................................          500          659           --           --           1,159
                                                     ---------    ---------    ---------    ---------       ---------

Total certificates of deposit....................    $  13,469    $   7,449    $   9,555    $   7,405       $  37,878
                                                     =========    =========    =========    =========       =========

         Total deposits at June 30,1997 were approximately $46.9 million, compared to approximately $47.9 million at June 30, 1996. Our deposit base is somewhat dependent upon the manufacturing sector of Chesterfield and Marlboro Counties. Although the manufacturing sector in Chesterfield and Marlboro Counties is relatively diversified and not significantly dependent upon any industry, a loss of a material portion of the manufacturing workforce could adversely affect our ability to attract deposits due to the loss of personal income attributable to the lost manufacturing jobs and the attendant loss in service industry jobs.

         In the unlikely event of our liquidation after the Conversion, all claims of creditors (including those of deposit account holders, to the extent of their deposit balances) would be paid first followed by distribution of the liquidation account to certain deposit account holders, with any assets remaining thereafter distributed to the Holding Company as the sole shareholder of First Federal. See "The Conversion -- Principal Effects of Conversion -- Effect on Liquidation Rights."

         Borrowings. We focus on generating high quality loans and then seek the best source of funding from deposits, investments or borrowings. At June 30, 1997, we had borrowings in the amount of $2.4 million from the FHLB of Atlanta which bear fixed and variable interest rates and are due at various dates through 2003. We are required to maintain eligible loans in our portfolio of at least 170% of outstanding advances as collateral for advances from the FHLB of Atlanta. We do not anticipate any difficulty in obtaining advances appropriate to meet our requirements in the future.

         The following table sets forth the maximum month-end balance and average balance of FHLB advances, for the periods indicated.

                                                                                    Year Ended June 30,
                                                                                --------------------------
                                                                                   1997           1996
                                                                                ----------     -----------

Maximum Balance:
---------------
   FHLB advances...........................................................     $2,400,000     $ 1,050,000

Average Balance:
---------------
   FHLB advances...........................................................     $1,985,000     $ 1,050,000

         The following table presents certain information relating to the maturities of FHLB of Atlanta borrowings at or for the years ended June 30, 1997 and 1996.


  Maturing during the year                                           Balance At June 30,
  ------------------------                                           -------------------
       ended June 30,                Interest Rates               1997                 1996
       --------------                --------------               ----                 ----
            1997                       5.58-5.72%            $       --          $1,000,000
            1998                       5.83-5.95%            $2,350,000                  --
            1999                           --                        --                  --
            2000                           --                        --                  --
            2001                           --                        --                  --
         Thereafter                       3.00%                  50,000              50,000
                                                             ----------          ----------
           Total                                             $2,400,000           $1,050,00
                                                             ==========           =========

Weighted average interest
           rate                                                   5.81%               5.51%

Properties

         The following table provides certain information with respect to our office as of June 30,1997:


                                                                                             Net Book Value of Real
                                                                   Year Leased or                 Property and
          Location                   Leased or Owned                  Acquired                      Equipment
-----------------------------------------------------------------------------------------------------------------------
515 Market Street                         Owned                         1981                        $183,000
Cheraw, SC  29520

         The net book value of our electronic data processing equipment, furniture and equipment was approximately $8,000 at June 30,1997.

Service Corporation Subsidiary

         We do not have any subsidiary corporations. However, OTS regulations permit federal savings associations to invest in the capital stock, obligations or other specified types of securities of subsidiaries (referred to as "service corporations") and to make loans to such subsidiaries and joint ventures in which such subsidiaries are participants in an aggregate amount not exceeding 2% of the association's assets, plus an additional 1% of assets if the amount over 2% is used for specified community or inner-city development purposes. In addition, federal regulations permit associations to make specified types of loans to such subsidiaries (other than special purpose finance subsidiaries) in which the association owns more than 10% of the stock, in an aggregate amount not exceeding 50% of the association's regulatory capital if the association's regulatory capital is in compliance with applicable regulations. A savings association that acquires a non-savings association subsidiary, or that elects to conduct a new activity within a subsidiary, must give the FDIC and the OTS at least 30 days advance written notice. The FDIC may, after consultation with the OTS, prohibit specified activities if it determines such activities pose a serious threat to the SAIF. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment ire and loans to a subsidiary engaged in activities not permissible for a national bank (other than exclusively agency activities for its customers or mortgage banking subsidiaries).

Employees

         As of June 30, 1997, we employed five persons on a full-time basis and five persons on a part-time basis. None of our employees is represented by a collective bargaining group and we consider our employee relations to be good.

Legal Proceedings

         Although we are involved, from time to time, in various legal proceedings in the normal course of business, other than as set forth below, there are no material legal proceedings to which we presently are a party or to which any of our property is subject. We have been named as a defendant in Richard Furr and Gail Furr vs. First Federal Savings and Loan Association of Cheraw, a lawsuit that alleges that we improperly released the final installment on the plaintiffs construction loan. The lawsuit was filed in Circuit Court of Common Please in Chesterfield County in July 1996. The plaintiffs are requesting damages of $1.0 million. While there can be no certainty as to the outcome of this lawsuit, we believe we acted properly, that the lawsuit has no merit, and we intend to vigorously defend against this action.

                   MANAGEMENT OF GREAT PEE DEE BANCORP, INC.

Directors and Executive Officers of the Holding Company

         The Board of Directors of the Holding Company consists of the same individuals who serve as directors of First Federal. The Holding Company's Certificate of Incorporation and Bylaws require that directors be divided into three classes with each class of directors to serve for a three-year period. Approximately one-third of the directors will be elected each year. The Holding Company's officers will be elected annually by its Board of Directors and will serve at the Board's discretion. The Holding Company's President and Chief Executive Officer is Herbert W. Watts, and the Secretary and Treasurer is Johnnie L. Craft. For information regarding the directors and officers, See "Management of First Federal Savings and Loan Association of Cheraw."

      MANAGEMENT OF FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW

Directors and Officers of First Federal

         Our Board of Directors currently consists of six persons. Each director holds office for a term of three years, and one-third of the Board is elected at each annual meeting of our members.

         Our Board of Directors met 24 times during the fiscal year ended June 30, 1997. No director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the Board's committees in the past 12 months.

         Listed below are the current directors of First Federal:


         Name             Ages at June 30, 1997         Position             Director Since        Current Term Expires
--------------------------------------------------------------------------------------------------------------------------
Herbert W. Watts                   53               President, Chief              1977                     1999
                                                   Executive Officer,
                                                        Director

Robert M. Bennett                  65             Chairman of the Board           1973                     2000

William R. Butler                  48                   Director                  1992                     2000

James C. Crawford, III             40                   Director                  1992                     1999

Henry P. Duvall, IV                66                   Director                  1964                     1998

Cornelius B. Young                 64                   Director                  1985                     1999

         The business experience for the past five years for each of First Federal's directors and officers is as follows:

         Herbert W. Watts is the President and Chief Executive Officer of First Federal. Mr. Watts has been employed by First Federal in various capacities since 1973.

         Robert M. Bennett is President of Bennett Motor Company, a General Motors dealership located in Cheraw, South Carolina.

         William R. Butler is the owner of P&H Pharmacy which is a retail pharmacy located in Cheraw, South Carolina. Mr. Butler is a licensed pharmacist.

         James C. Crawford III is the Chief Operating Officer of B.C. Moore & Sons, Inc., a department store chain.

         Henry P. Duvall IV is retired. Prior to his retirement, Mr. Duvall was the President and Chief Executive Officer of Cheraw Hardware and Supply Company.

         Cornelius B. Young is retired. Prior to his retirement Mr. Young was a Senior Manager of Delta Mills, a division of Delta-Woodside, Inc., a textile manufacturing company.

         Johnnie L. Craft has been the Secretary and Treasurer of First Federal since 1988.

Committees of the Boards of Directors of First Federal and the Holding Company

         Our Board of Directors has various committees. The entire Board of Directors establishes the compensation for our employees and officers. The Budget and Finance Investments Committee reviews and approves our operating budget for the following fiscal year and reviews and approves investments that First Federal makes.

         The Nominating Committee is composed of three directors who are not up for reelection.

         The Audit Committee reviews the audit and recommends to the entire Board of Directors the appointment of the independent auditors for the upcoming fiscal year.

         The Budget and Finance Committee acts as First Federal's Compensation Committee.

       EXECUTIVE COMPENSATION AND RELATED TRANSACTIONS OF FIRST FEDERAL

Remuneration of Named Executive Officer

         The following table sets forth information as to annual, long-term and other compensation for services in all capacities to our President and Chief Executive Officer for the fiscal year ended June 30, 1997. No executive officers earned over $100,000 in salary and bonuses during fiscal 1997. Set forth below is information regarding the compensation of Herbert W. Watts, President and Chief Executive Officer of the Holding Company and First Federal.

====================================================================================================================================

                                                      Summary Compensation Table
------------------------------------------------------------------------------------------------------------------------------------

                                                                                                Long-Term
                                                                                              Compensation
                                Annual Compensation/(1)/                                         Awards
----------------------------------------------------------------------------------------------------------------

                                                                          Other          Restricted
                                                                          Annual            Stock       Options/        All Other
      Name and Principal        Fiscal                                 Compensation         Award         SARs        Compensation
           Position            Year/(1)/  Salary($)      Bonus($)          ($)               ($)           (#)             ($)
------------------------------------------------------------------------------------------------------------------------------------

Herbert W. Watts,
President and Chief
Executive Officer                1997      $70,275        $8,981        $8,000/(2)/          --            --              --
====================================================================================================================================


--------------------
/(1)/ In accordance with the rules on executive officer and director compensation disclosure adopted by the SEC, Summary Compensation information is excluded for the fiscal years ended June 30, 1996 and 1995, as the Bank was not a public company during such periods.
/(2)/    Represents director fees.

Compensation of Directors

         Directors of First Federal received a monthly retainer of $310, plus $150 for each meeting of the Board of Directors during the year ended June 30, 1997. Directors will receive a monthly retainer of $700, plus $150 for each meeting of the Board of Directors for the year ending June 30, 1998.

         Directors of the Holding Company are not currently paid directors' fees. The Holding Company may, if it believes it is necessary to attract qualified directors or is otherwise beneficial to the Holding Company, adopt a policy of paying directors' fees.

Benefits

         Insurance Plans. Our officers and employees are covered by a contributory medical insurance plan.

         Thrift Plan. Our employees are eligible to join the Thrift Plan on the first of the month following completion of 12 months of continuous employment (during which 1,000 hours are completed). Employees are eligible to contribute, on either a pre-tax or after-tax basis, up to 15% of their eligible salary, in increments of 1%. The First Federal makes a matching contribution equal to 100% of an employee's contributions, up to the first 6% of an employee's eligible salary. In addition, First Federal annually contributes an amount equal to at least 2% of the first $3,750 of every participating employees' eligible salary. All amounts contributed under the Thrift Plan are at all times fully 100% vested. Employees are entitled to borrow, within tax law limits, from amounts allocated to their profit sharing account. In addition, the Thrift Plan permits employees to withdraw their after-tax contributions, and in certain circumstances, First Federal's matching contributions to their accounts.

         Employment Agreement. First Federal intends to enter into an employment agreement with Mr. Watts, which provides for a term of thirty-six months. On each anniversary date, the agreement may be extended for an additional twelve months, so that the remaining term shall be thirty-six months. If the agreement is not renewed, the agreement with Mr. Watts will expire thirty-six months following the anniversary date. The current Base Salary for Mr. Watts is $________. The Base Salary may be increased but not decreased. In addition to the Base Salary, the agreement provides for, among other things, participation in stock benefit plans and other employee and fringe benefits applicable to executive personnel. The agreement provides for termination by the Bank for cause at any time. In the event the Bank terminates the executive's employment for reasons other than for cause, or in the event of the executive's resignation from the Bank upon (i) failure to re-elect the executive to his current offices,
(ii) a material change in the executive's functions, duties or responsibilities, or relocation of his principal place of employment by more than 30 miles, (iii) liquidation or dissolution of the Bank, or (iv) a breach of the agreement by the Bank, the executive, or in the event of death, his beneficiary would be entitled to severance pay in an amount equal to three times the annual rate of Base Salary (which includes any salary deferred at the election of Mr. Watts) at the time of termination. The Bank would also continue the executive's life, health, dental and disability coverage for the remaining unexpired term of the agreement. In the event the payments to the Executive would include an "excess parachute payment" as defined by Code Section 280G (relating to payments made in connection with a change in control), the payments would be reduced in order to avoid having an excess parachute payment.

         Mr. Watts employment may be terminated upon his attainment of normal retirement age (i.e., age 65) or in accordance with any retirement policy established with Mr. Watts consent with respect to him. Upon Mr. Watts retirement, he will be entitled to all benefits available to him under any retirement or other benefit plan maintained by First Federal. In the event of Mr. Watts disability for a period of six months, First Federal may terminate the Agreement provided that First Federal will be obligated to pay Mr. Watts his Base Salary for the remaining term of the Agreement or one year, whichever is longer, reduced by any benefits paid to Mr. Watts pursuant to any disability insurance policy or similar arrangement maintained by the Bank. In the event of Mr. Watts death, First Federal will pay his Base Salary to his named beneficiaries for one year following his death, and will also continue medical, dental, and other benefits to his family for one year.

         The employment agreement provides that, following his termination of employment, Mr. Watts will not compete with First Federal for a period of one year, provided, however, that in the event of a termination in connection with a change in control within the meaning of HOLA and the rules and regulations thereunder, the non-compete provisions will not apply.

         Non-Qualified Deferred Compensation Plan. We have entered into a non-qualified deferred compensation plan ("Non-qualified Plan") for the benefit of Mr. Herbert Watts. The Non-qualified Plan provides Mr. Watts with the opportunity to annually defer a portion of his base salary and bonus into the Non-qualified Plan. In addition, First Federal intends to make an additional contribution to the Non-qualified Plan on Mr. Watts behalf. The Non-qualified Plan will be amended to permit amounts that are credited to Mr. Watts' account to be used to purchase stock in the offering and on the open market. In the event of Mr. Watts termination of employment, amounts credited to his account under the Non-qualified Plan will be paid to him in one hundred eighty (180) equal monthly installments beginning not later than the first day of the third month following his termination of employment. In the event of Mr. Watts death, amounts under the Non-qualified Plan will be paid to his estate.

         The Non-qualified Plan is an unfunded plan for tax purposes and for purposes of the Employee Retirement Income Security Act ("ERISA"). All obligations arising under the Non-qualified Plan are payable from the general assets of First Federal, however, First Federal has set up a trust to ensure that sufficient assets will be available to pay the benefits under the Non-qualified Plan. As of June 30, 1997, the fair market value of Mr. Watts' account balance under the Non-qualified Plan was approximately $285,000.

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

         Non-Qualified Supplemental Employee Stock Ownership Plan. First Federal has adopted a non-qualified supplemental employee stock ownership plan ("Non-qualified ESOP") for the benefit of a select group of highly compensated and management level employees. The Non-qualified ESOP is intended, initially, to require a contribution for any highly compensated employee (as defined under the Internal Revenue Code) whose allocations under the tax-qualified ESOP are cut-back due to certain limitations under the Internal Revenue Code. For example, a contribution would be required under the Non-qualified ESOP if the allocation to highly compensated employees under the tax-qualified ESOP is cut-back due to the restriction on highly compensated employees, in the aggregate, receiving more than one-third of the shares allocated to employees for the plan year. If no highly compensated employee is cut back in the allocation to his or her account under the tax-qualified ESOP, no contribution would be required for the year under the Non-qualified ESOP.

         The Non-qualified ESOP is an unfunded plan for tax and ERISA purposes. All obligations arising under the Non-qualified ESOP are payable from the general assets of First Federal, however, First Federal has set up a trust to ensure that sufficient assets will be available to pay the benefits under the Non-qualified ESOP.

Employee Stock Ownership Plan and Trust

         First Federal has established for our eligible employees an ESOP effective in January 1997, subject to our conversion to stock form. Employees with at least one year of employment with us and who have attained age 21 are eligible to participate. As part of the Conversion, the ESOP intends to borrow funds from the Holding Company and use those funds to purchase a number of shares equal to 8.0% of the common stock to be issued in the Conversion. Collateral for the loan will be the common stock purchased by the ESOP. The loan will be repaid principally from our discretionary contributions to the ESOP over a period of not less than twenty-eight years. It is anticipated that the interest rate for the loan will be a floating rate equal to the prime rate published in The Wall Street Journal from time to time. Shares purchased by the ESOP will be held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the ESOP and shares released from the suspense accounts in an amount proportional to the repayment of the ESOP loan will be allocated among ESOP participants on the basis of compensation in the year of allocation. Participants in the ESOP will receive credit for service prior to the effective date of the ESOP. Benefits generally vest over a seven year period. A participant will vest in 20% of his or her account balance after 2 years of credited service and will vest in an additional 20% fore each subsequent year of credited service until a participant is 100% vested after seven years. A participant who terminates employment for reasons other than death, retirement, or disability prior to seven years of credited serve will forfeit the nonvested portion of his or her benefits under the ESOP. Benefits will be payable in the form of common stock and cash upon death, retirement, early retirement, disability or separation from service. Our contributions to the ESOP are discretionary, subject to the loan terms and tax law limits, and, therefore, benefits payable under the ESOP cannot be estimated. In November 1993, the American Institute of Certified Public Accountants (the "AICPA") issued Statement of Position ("SOP") 93-6, which requires us to record compensation expense in an amount equal to the fair market value of the shares released from the suspense account.

         In connection with the establishment of the ESOP, First Federal will establish a committee of non-employee directors to administer the ESOP. First Federal will either appoint its non-employee directors or an independent financial institution to serve as trustee of the ESOP. The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP. The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees. Under the ESOP, nondirected shares, and shares held in the suspense account, will be voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

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

Stock Option Plan

         At a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion, the Board of Directors intends to submit for shareholder approval the Stock Option Plan for directors and officers of First Federal and of the Holding Company. If approved by the shareholders, common stock in an aggregate amount equal to 10% of the shares issued in the Conversion would be reserved for issuance by the Holding Company upon the exercise of the stock options granted under the Stock Option Plan. Ten percent of the shares issued in the Conversion would amount to 140,250 shares, 165,000 shares, 189,750 shares or 218,213 shares at the minimum, mid-point, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. Assuming the issuance of shares in the Conversion, an aggregate of shares would be reserved for issuance under the Stock Option Plan. No options would be granted under the Stock Option Plan until the date on which shareholder approval is received.

         It is anticipated that options would be granted for terms of 10 years (in the case of incentive options) or 10 years and one day (in the case of non-qualified options), and at an option price per share equal to the fair market value of the shares on the date of grant of the stock options. If the Stock Option Plan is adopted within one year following the Conversion, options will become exercisable at a rate of 20% at the end of each twelve (12) months of service with us after the date of grant, subject to early vesting in the event of death or disability. Options granted under the Stock Option Plan are adjusted for capital changes such as stock splits and stock dividends. Notwithstanding the foregoing, awards will be 100% vested upon termination of employment due to death or disability, and if the Stock Option Plan is adopted more than 12 months after the Conversion, awards would be 100% vested upon normal retirement or a change in control of First Federal or the Holding Company. Unless the Holding Company decides to call an earlier special meeting of shareholders, the date of grant of these options is expected to be the date of the Holding Company's annual meeting of shareholders to be held at least six months after the Conversion. Under OTS rules, if the Stock Option Plan is adopted within the first 12 months after the Conversion, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate.

         The Stock Option Plan would be administered by a Committee of non-employee members of the Holding Company's Board of Directors. Options granted under the Stock Option Plan to employees could be "incentive" stock options designed to result in a beneficial tax treatment to the employee but no tax deduction to the Holding Company. Non-qualified stock options could also be granted under the Stock Option Plan, and will be granted to the non-employee directors who receive grants of stock options. In the event an option recipient terminated his or her employment or service as an employee or director, the options would terminate during certain specified periods.

Recognition and Retention Plan

         At a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion, the Board of Directors also intends to submit a Recognition and Retention Plan (the "RRP") for shareholder approval. The RRP will provide our directors and officers an ownership interest in the Holding Company in a manner designed to encourage them to continue their service with us. First Federal will contribute funds to the RRP from time to time to enable it to acquire an aggregate amount of common stock equal to up to 4% of the shares of common stock issued in the Conversion, either directly from the Holding Company or in open market purchases. Four percent of the shares issued in the Conversion would amount to 56,100 shares, 66,000 shares, 75,900 or 87,285 shares at the minimum, midpoint, maximum and 15% above the maximum of the Estimated Valuation Range, respectively. In the event that additional authorized but unissued shares would be acquired by the RRP after the Conversion, the interests of existing shareholders would be diluted. Our executive officers and directors will be awarded common stock under the RRP without having to pay cash for the shares. No awards under the RRP would be made until the date the RRP is approved by the Holding Company's shareholders.

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

         Awards would be nontransferable and nonassignable, and during the lifetime of the recipient could only be earned by him or her. If the RRP is adopted within one year following the Conversion, the shares which are subject to an award would vest and be earned by the recipient at a rate of 20% of the shares awarded at the end of each full twelve (12) months of service with us after the date of grant of the award, provided, however, that awards to outside directors between the ages of 62 and 69 who are receiving social security benefits shall not vest until such director attains age 70. Awards are adjusted for capital changes such as stock dividends and stock splits. Notwithstanding the foregoing, awards would be 100% vested upon termination of employment or service due to death or disability, and if the RRP is adopted more than 12 months after the Conversion, awards would be 100% vested upon normal retirement or a change in control of First Federal or the Holding Company. If employment or service were to terminate for other reasons, the award recipient would forfeit any nonvested award. If employment or service is terminated for cause (as would be defined in the RRP), shares not already delivered under the RRP would be forfeited. Under OTS rules, if the RRP is adopted within the first 12 months after the Conversion, no individual officer can receive more than 25% of the awards under the plan, no outside director can receive more than 5% of the awards under the plan, and all outside directors as a group can receive no more than 30% of the awards under the plan in the aggregate.

         When shares become vested under the RRP, the participant will recognize income equal to the fair market value of the common stock earned, determined as of the date of vesting, unless the recipient makes an election under (S)83(b) of the Code to be taxed earlier. The amount of income recognized by the participant would be a deductible expense for tax purposes for the Holding Company. If the RRP is adopted within one year following the Conversion, dividends and other earnings will accrue and be payable to the award recipient when the shares vest. Shares not yet vested under the RRP will be voted by the Trustee of the RRP, taking into account the best interests of the recipients of the RRP awards.

Transactions With Certain Related Persons

         We have followed a policy of offering to our directors, officers, and employees real estate mortgage loans secured by their principal residence as well as other loans. All of our loans to our directors, officers and employees are made on substantially the same terms, including interest rates and collateral as those prevailing at the time for comparable transactions, and do not involve more than minimal risk of collectibility. Loans to directors, executive officers and their associates totaled $50,000 at June 30, 1997.

         Current law authorizes us to make loans or extensions of credit to our executive officers, directors, and principal shareholders on the same terms that are available with respect to loans made to all of our employees. At present, our loans to executive officers, directors, principal shareholders and employees are made on the same terms generally available to the public. We may in the future, however, adopt a program under which we may waive loan application fees and closing costs with respect to loans made to such persons.

                                  REGULATION

General

         As a federally chartered, SAIF-insured savings association, we are subject to extensive regulation by the OTS and the FDIC. For example, we must obtain OTS approval before we may engage in certain activities and must file reports with the OTS regarding our activities and financial condition. The OTS periodically examines our books and records and, in conjunction with the FDIC in certain situations, has examination and enforcement powers. This supervision and regulation are intended primarily for the protection of depositors and federal deposit insurance funds. Our semi- annual assessment owed to the OTS, which is based upon a specified percentage of assets, is approximately $10,000.

         We are also subject to federal and state regulation as to such matters as loans to officers, directors, or principal shareholders, required reserves, limitations as to the nature and amount of our loans and investments,

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

regulatory approval of any merger or consolidation, issuance or retirements of our securities, and limitations upon other aspects of banking operations. In addition, our activities and operations are subject to a number of additional detailed, complex and sometimes overlapping federal and state laws and regulations. These include state usury and consumer credit laws, state laws relating to fiduciaries, the Federal Truth-In-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Community Reinvestment Act, anti-redlining legislation and antitrust laws.

         The United States Congress is considering legislation that would require all federal savings associations, such as First Federal, to either convert to a national bank or a state-chartered bank by a specified date to be determined. In addition, under the legislation, the Holding Company likely would not be regulated as a savings and loan holding company but rather as a bank holding company. This proposed legislation would abolish the OTS and transfer its functions among the other federal banking regulators. Certain aspects of the legislation remain to be resolved and, therefore, no assurance can be given as to whether or in what form the legislation will be enacted or its effect on the Holding Company and First Federal.

Savings and Loan Holding Company Regulation

         As the holding company for First Federal, the Holding Company will be regulated as a "non-diversified savings and loan holding company" within the meaning of the Home Owners' Loan Act of 1933, as amended ("HOLA"), and subject to regulatory oversight of the Director of the OTS. As such, the Holding Company is registered with the OTS and thereby subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, we are subject to certain restrictions in our dealings with the Holding Company and with other companies affiliated with the Holding Company.

         In general, the HOLA prohibits a savings and loan holding company, without prior approval of the Director of the OTS, from acquiring control of another savings association or savings and loan holding company or retaining more than 5% of the voting shares of a savings association or of another holding company which is not a subsidiary. The HOLA also restricts the ability of a director or officer the Holding Company, or any person who owns more than 25% of the Holding Company's stock, from acquiring control of another savings association or savings and loan holding company without obtaining the prior approval of the Director of the OTS.

         The Holding Company's Board of Directors presently intends to operate the Holding Company as a unitary savings and loan holding company. There are generally no restrictions on the permissible business activities of a unitary savings and loan holding company.

         Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet the Qualified Thrift Lender ("QTL") test, then such unitary holding company would become subject to the activities restrictions applicable to multiple holding companies. (Additional restrictions on securing advances from the FHLB also apply.) See "--Qualified Thrift Lender." At June 30, 1997, our asset composition was in excess of that required to qualify us as a Qualified Thrift Lender.

         If the Holding Company were to acquire control of another savings association other than through a merger or other business combination with First Federal, the Holding Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, the activities of the Holding Company and any of its subsidiaries (other than First Federal or other subsidiary savings associations) would thereafter be subject to further restrictions. The HOLA provides that, among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof, any business activity other than (i) furnishing or performing management services for a subsidiary savings association, (ii) conducting an

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

insurance agency or escrow business, (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association, (iv) holding or managing properties used or occupied by a subsidiary savings association, (v) acting as trustee under deeds of trust, (vi) those activities previously directly authorized by the FSLIC by regulation as of March 5, 1987, to be engaged in by multiple holding companies, or (vii) those activities authorized by the Federal Reserve Board (the "FRB") as permissible for bank holding companies, unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies. Those activities described in
(vii) above must also be approved by the Director of the OTS before a multiple holding company may engage in such activities.

         The Director of the OTS may also approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state, if the multiple savings and loan holding company involved controls a savings association which operated a home or branch office in the state of the association to be acquired as of March 5,1987, or if the laws of the state in which the association to be acquired is located specifically permit associations to be acquired by state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations). Also, the Director of the OTS may approve an acquisition resulting in a multiple savings and loan holding company controlling savings associations in more than one state in the case of certain emergency thrift acquisitions.

         No subsidiary savings association of a savings and loan holding company may declare or pay a dividend on its permanent or nonwithdrawable stock unless it first gives the Director of the OTS 30 days advance notice of such declaration and payment. Any dividend declared during such period or without giving notice shall be invalid.

Federal Home Loan Bank System

         We are a member of the FHLB of Atlanta, which is one of twelve regional FHLBs. Each FHLB serves as a reserve or central bank for its members within its assigned region. It is funded primarily from funds deposited by savings associations and proceeds derived from the sale of consolidated obligations of the FHLB system. It makes loans to members ("FHLB advances") in accordance with policies and procedures established by the Board of Directors of the FHLB. All FHLB advances must be fully secured by sufficient collateral as determined by the FHLB. The Federal Housing Finance Board ("FHFB"), an independent agency, controls the FHLB System, including the FHLB of Atlanta.

         As a member, we are required to purchase and maintain stock in the FHLB of Atlanta in an amount equal to at least 1% of our aggregate unpaid residential mortgage loans, home purchase contracts, or similar obligations at the beginning of each year. At June 30, 1997, our investment in stock of the FHLB of Atlanta was $485,000. The FHLB imposes various limitations on advances such as limiting the amount of certain types of real estate-related collateral to 30% of a member's capital and limiting total advances to a member. Interest rates charged for advances vary depending upon maturity, the cost of funds to the FHLB of South Carolina and the purpose of the borrowing.

         The FHLBs are required to provide funds for the resolution of troubled savings associations and to contribute to affordable housing programs through direct loans or interest subsidies on advances targeted for community investment and low- and moderate-income housing projects. These contributions have adversely affected the level of FHLB dividends paid and could continue to do so in the future. For the fiscal year ended June 30, 1997, dividends paid by the FHLB of Atlanta to us totaled approximately $35,000, for an annual rate of 7.25%.

Insurance of Deposits

         Deposit Insurance. The FDIC is an independent federal agency that insures savings institution deposits up to applicable limits, of banks and thrifts and safeguards the safety and soundness of the banking and thrift industries. The FDIC administers two separate insurance funds, the BIF for commercial banks and state savings banks and the

SAIF for savings associations such as First Federal and banks that have acquired deposits from savings associations. The FDIC is required to maintain designated levels of reserves in each fund. As of September 30, 1996, the reserves of the SAIF were below the level required by law, primarily because a significant portion of the assessments paid into the SAIF have been used to pay the cost of prior thrift failures, while the reserves of the BIF met the level required by law in May, 1995. However, on September 30, 1996, provisions designed to recapitalize the SAIF and eliminate the premium disparity between the BIF and SAIF were signed into law. See "-- Assessments" below.

         Assessments. The FDIC is authorized to establish separate annual assessment rates for deposit insurance for members of the BIF and members of the SAIF. The FDIC may increase assessment rates for either fund if necessary to restore the fund's ratio of reserves to insured deposits to the target level within a reasonable time and may decrease these rates if the target level has been met. The FDIC has established a risk-based assessment system for both SAIF and BIF members. Under this system, assessments vary depending on the risk the institution poses to its deposit insurance fund. An institution's risk level is determined based on its capital level and the FDIC's level of supervisory concern about the institution.

         On September 30, 1996, President Clinton signed into law legislation which included provisions designed to recapitalize the SAIF and eliminate the significant premium disparity between the BIF and the SAIF. Under the new law, we were charged a one-time special assessment equal to $.657 per $100 in assessable deposits at March 31, 1995. We recognized this one-time assessment as a non-recurring operating expense of $312,000 ($197,000 after tax) during the three-month period ending September 30, 1996. The assessment was fully deductible for both federal and state income tax purposes. Beginning January
1, 1997, our annual deposit insurance premium was reduced from .23% to .0644% of total assessable deposits. BIF institutions pay lower assessments than comparable SAIF institutions because BIF institutions pay only 20% of the rate paid by SAIF institutions on their deposits with respect to obligations issued by the federally-chartered corporation which provided some of the financing to resolve the thrift crisis in the 1980's ("FICO"). The 1996 law also provides for the merger of the SAIF and the BIF by 1999, but not until such time as bank and thrift charters are combined. Until the charters are combined, savings associations with SAIF deposits may not transfer deposits into the BIF system without paying various exit and entrance fees, and SAIF institutions will continue to pay higher FICO assessments. Such exit and entrance fees need not be paid if a SAIF institution converts to a bank charter or merges with a bank, as long as the resulting bank continues to pay applicable insurance assessments to the SAIF, and as long as certain other conditions are met.

Savings Association Regulatory Capital

         Currently, savings associations are subject to three separate minimum capital-to-assets requirements: (i) a leverage limit, (ii) a tangible capital requirement, and (iii) a risk-based capital requirement. The leverage limit requires that savings associations maintain "core capital" of at least 3% of total assets. Core capital is generally defined as common shareholders' equity (including retained income), noncumulative perpetual preferred stock and related surplus, certain minority equity interests in subsidiaries, qualifying supervisory goodwill, purchased mortgage servicing rights and purchased credit card relationships (subject to certain limits) less nonqualifying intangibles. Under the tangible capital requirement, a savings association must maintain tangible capital (core capital less all intangible assets except purchased mortgage servicing rights which may be included after making the above-noted adjustment in an amount up to 100% of tangible capital) of at least 1.5% of total assets. Under the risk-based capital requirements, a minimum amount of capital must be maintained by a savings association to account for the relative risks inherent in the type and amount of assets held by the savings association. The risk-based capital requirement requires a savings association to maintain capital (defined generally for these purposes as core capital plus general valuation allowances and permanent or maturing capital instruments such as preferred stock and subordinated debt less assets required to be deducted) equal to 8.0% of risk-weighted assets. Assets are ranked as to risk in one of four categories (0-100%). A credit risk-free asset, such as cash, requires no risk-based capital, while an asset with a significant credit risk, such as a non-accrual loan, requires a risk factor of 100%. Moreover, a savings association must deduct from capital, for purposes of meeting the core capital, tangible capital and risk-based capital requirements, its entire investment in and loans to a subsidiary engaged in activities not permissible for a national bank

(other than exclusively agency activities for its customers or mortgage banking subsidiaries). At June 30, 1997, we were in compliance with all capital requirements imposed by law.

         The OTS has promulgated a rule which sets forth the methodology for calculating an interest rate risk component to be used by savings associations in calculating regulatory capital. The OTS has delayed the implementation of this rule, however. The rule requires savings associations with "above normal" interest rate risk (institutions whose portfolio equity would decline in value by more than 2% of assets in the event of a hypothetical 200-basis-point move in interest rates) to maintain additional capital for interest rate risk under the risk-based capital framework. If the OTS were to implement this regulation, we would be exempt from its provisions because we have less than $300 million in assets and our risk-based capital ratio exceeds 12%. We nevertheless measure our interest rate risk in conformity with the OTS regulation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations of First Federal Savings and Loan Association of Cheraw - Asset Liability Management."

         If an association is not in compliance with the capital requirements, the OTS is required to prohibit asset growth and to impose a capital directive that may restrict, among other things, the payment of dividends and officers compensation. In addition, the OTS and the FDIC generally are authorized to take enforcement actions against a savings association that fails to meet its capital requirements. These actions may include restricting the operations activities of the association, imposing a capital directive, cease and desist order, or civil money penalties, or imposing harsher measures such as appointing a receiver or conservator or forcing the association to merge into another institution.

Prompt Corrective Regulatory Action

         The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") requires, among other things, that federal bank regulatory authorities take "prompt corrective action" with respect to institutions that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. At June 30, 1997, we were categorized as "well capitalized," meaning that our total risk-based capital ratio exceeded 10%, our Tier I risk-based capital ratio exceeded 6%, our leverage ratio exceeded 5%, and we were not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure.

         The FDIC may order savings associations which have insufficient capital to take corrective actions. For example, a savings association which is categorized as "undercapitalized" would be subject to growth limitations and would be required to submit a capital restoration plan, and a holding company that controls such a savings association would be required to guarantee that the savings association complies with the restoration plan. "Significantly undercapitalized" savings associations would be subject to additional restrictions. Savings associations deemed by the FDIC to be "critically undercapitalized" would be subject to the appointment of a receiver or conservator.

Dividend Limitations

         An OTS regulation imposes limitations upon all "capital distributions" by savings associations, including cash dividends, payments by an association to repurchase or otherwise acquire its shares, payments to shareholders of another institution in a cash-out merger and other distributions charged against capital. The regulation establishes a three-tiered system of regulation, with the greatest flexibility being afforded to well-capitalized associations. A savings association which has total capital (immediately prior to and after giving effect to the capital distribution) that is at least equal to its fully phased-in capital requirements would be a Tier 1 institution ("Tier 1 Institution"). An association that has total capital at least equal to its minimum capital requirements, but less than its capital requirements, would be a Tier 2 institution ("Tier 2 Institution"). An institution having total capital that is less than its minimum capital requirements would be a Tier 3 institution ("Tier 3 Institution"). However, an institution which otherwise qualifies as a Tier 1 Institution may be designated by the OTS as a Tier 2 or Tier 3 Institution if the OTS determines that the institution is "in need of more than normal supervision." We are currently a Tier 1 Institution.

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

         A Tier 1 Institution may, after prior notice but without the approval of the OTS, make capital distributions during a calendar year up to the greater of (a) 100% of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" at the beginning of the calendar year (the smallest excess over its capital requirements), or (b) 75% of its net income over the most recent four-quarter period. Any additional amount of capital distributions would require prior regulatory approval. Accordingly, at June 30, 1997, we had available approximately $5.0 million for distribution, without consideration of any capital infusion from the Conversion.

         The OTS has proposed revisions to these regulations which would permit savings associations to declare dividends in amounts which would assure that they remain adequately capitalized following the dividend declaration. Savings associations in a holding company system which are rated Camel 1 or 2 and which are not in troubled condition would need to file a prior notice with the OTS concerning such dividend declaration.

         Pursuant to the Plan of Conversion, we will establish a liquidation account for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders. See "The Conversion -- Principal Effects of Conversion." We will not be permitted to pay dividends to the Holding Company if our net worth would be reduced below the amount required for the liquidation account. We must also must file a notice with the OTS 30 days before declaring a dividend to the Holding Company.

Limitations on Rates Paid for Deposits

         Regulations promulgated by the FDIC pursuant to FDICIA place limitations on the ability of insured depository institutions to accept, renew or roll over deposits by offering rates of interest which are significantly higher than the prevailing rates of interest on deposits offered by other insured depository institutions having the same type of charter in the institution's normal market area. Under these regulations, "well-capitalized" depository institutions may accept, renew or roll such deposits over without restriction, "adequately capitalized" depository institutions may accept, renew or roll such deposits over with a waiver from the FDIC (subject to certain restrictions on payments of rates) and "undercapitalized" depository institutions may not accept, renew or roll such deposits over. The regulations contemplate that the definitions of "well capitalized," "adequately capitalized" and "undercapitalized" will be the same as the definition adopted by the agencies to implement the corrective action provisions of FDICIA. We do not believe that these regulations will have a materially adverse effect on our current operations.

Safety and Soundness Standards

         On February 2, 1995, the federal banking agencies adopted final safety and soundness standards for all insured depository institutions. The standards, which were issued in the form of guidelines rather than regulations, relate to internal controls, information systems, internal audit systems, loan underwriting and documentation, compensation and interest rate exposure. In general, the standards are designed to assist the federal banking agencies in identifying and addressing problems at insured depository institutions before capital becomes impaired. If an institution fails to meet these standards, the appropriate federal banking agency may require the institution to submit a compliance plan. Failure to submit a compliance plan may result in enforcement proceedings. On August 27, 1996, the federal banking agencies added asset quality and earning standards to the safety and soundness guidelines.

Loans to One Borrower

         Under OTS regulations, we may not make a loan or extend credit to a single or related group of borrowers in excess of 15% of our unimpaired capital and surplus. Additional amounts may be lent, not in excess of 10% of unimpaired capital and surplus, if such loans or extensions of credit are fully secured by readily marketable collateral, including certain debt and equity securities but not including real estate. In some cases, a savings association may lend up to 30 percent of unimpaired capital and surplus to one borrower for purposes of developing domestic residential housing, provided that the association meets its regulatory capital requirements and the OTS authorizes the association to use this expanded lending authority. At June 30, 1997, we did not have any loans or extensions of credit to a single

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

or related group of borrowers in excess of our lending limits. We do not believe that the loans-to-one-borrower limits will have a significant impact on our business operations or earnings following the Conversion.

Qualified Thrift Lender

         Savings associations must meet a QTL test. If we maintain an appropriate level of qualified thrift investments ("QTIs") (primarily residential mortgages and related investments, including certain mortgage-related securities) and otherwise qualify as a QTL, we will continue to enjoy full borrowing privileges from the FHLB of Atlanta. The required percentage of QTIs is 65% of portfolio assets (defined as all assets minus intangible assets, property used by the association in conducting its business and liquid assets equal to 10% of total assets). Certain assets are subject to a percentage limitation of 20% of portfolio assets. In addition, savings associations may include shares of stock of the FHLBs, FNMA, and FHLMC as QTIs. Compliance with the QTL test is determined on a monthly basis in nine out of every twelve months. As of June 30, 1997, we were in compliance with our QTL requirement, with approximately 89.78% of our assets invested in QTIs.

         A savings association which fails to meet the QTL test must either convert to a bank (but its deposit insurance assessments and payments will be those of and paid to the SAIF) or be subject to the following penalties: (i) it may not enter into any new activity except for those permissible for a national bank and for a savings association; (ii) its branching activities shall be limited to those of a national bank; (iii) it shall not be eligible for any new FHLB advances; and (iv) it shall be bound by regulations applicable to national banks respecting payment of dividends. Three years after failing the QTL test the association must (i) dispose of any investment or activity not permissible for a national bank and a savings association and (ii) repay all outstanding FHLB advances. If such a savings association is controlled by a savings and loan holding company, then such holding company must, within a prescribed time period, become registered as a bank holding company and become subject to all rules and regulations applicable to bank holding companies (including restrictions as to the scope of permissible business activities).

Acquisitions and Branching

         The Bank Holding Company Act specifically authorizes a bank holding company, upon receipt of appropriate regulatory approvals, to acquire control of any savings association or holding company thereof wherever located. Similarly, a savings and loan holding company may acquire control of a bank. Moreover, federal savings associations may acquire or be acquired by any insured depository institution. Regulations promulgated by the FRB restrict the branching authority of savings associations acquired by bank holding companies. Savings associations acquired by bank holding companies may be converted to banks if they continue to pay SAIF premiums, but as such they become subject to branching and activity restrictions applicable to banks.

         Subject to certain exceptions, commonly-controlled banks and savings associations must reimburse the FDIC for any losses suffered in connection with a failed bank or savings association affiliate. Institutions are commonly controlled if one is owned by another or if both are owned by the same holding company. Such claims by the FDIC under this provision are subordinate to claims of depositors, secured creditors, and holders of subordinated debt, other than affiliates.

         The OTS has adopted regulations which permit nationwide branching to the extent permitted by federal statute. Federal statutes permit federal savings associations to branch outside of their home state if the association meets the domestic building and loan test in ss.7701(a)(19) of the Code or the asset composition test of ss.7701(c) of the Code. Branching that would result in the formation of a multiple savings and loan holding company controlling savings associations in more than one state is permitted if the law of the state in which the savings association to be acquired is located specifically authorizes acquisitions of its state-chartered associations by state-chartered associations or their holding companies in the state where the acquiring association or holding company is located.


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

         Finally, The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Riegle-Neal Act") permits bank holding companies to acquire banks in other states and, with state consent and subject to certain limitations, allows banks to acquire out-of-state branches either through merger or de nova expansion.

Transactions with Affiliates

         We are subject to Sections 22(h), 23A and 23B of the Federal Reserve Act, which restrict financial transactions between banks and affiliated companies. The statute limits credit transactions between a bank or savings association and its executive officers and its affiliates, prescribes terms and conditions for bank affiliate transactions deemed to be consistent with safe and sound banking practices, and restricts the types of collateral security permitted in connection with a bank's extension of credit to an affiliate.

Federal Securities Law

         The shares of common stock of the Holding Company will be registered with the SEC under the Securities Exchange Act of 1934, as amended (the "1934 Act") as soon as practicable after the Conversion. The Holding Company will be subject to the information, proxy solicitation, insider trading restrictions and other requirements the 1934 Act and the rules of the SEC thereunder. After three years following our conversion to stock form, if the Holding Company has fewer than 300 shareholders, it may deregister its shares under the 1934 Act and cease to be subject to the foregoing requirements.

         Shares of common stock held by persons who are affiliates of the Holding Company may not be resold without registration unless sold in accordance with the resale restrictions of Rule 144 under the 1933 Act. If the Holding Company meets the current public information requirements under Rule 144, each affiliate of the Holding Company who complies with the other conditions of Rule 144 (including those that require the affiliate's sale to be aggregated with those of certain other persons) would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of (i) 1% of the outstanding shares of the Holding Company or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks.

Community Reinvestment Act Matters

         Federal law requires that ratings of depository institutions under the Community Reinvestment Act of 1977 ("CRA") be disclosed. The disclosure includes both a four-unit descriptive rating--outstanding, satisfactory, needs to improve, and substantial noncompliance--and a written evaluation of an institution's performance. Each FHLB is required to establish standards of community investment or service that its members must maintain for continued access to long-term advances from the FHLBs. The standards take into account a member's performance under the CRA and its record of lending to first time home buyers. The OTS has designated our record of meeting community credit needs as "outstanding."

                                   TAXATION

Federal Taxation

         Historically, savings associations, such as First Federal, have been permitted to compute bad debt deductions using either the bank experience method or the percentage of taxable income method. However, for years beginning after December 31, 1995, no savings association may use the percentage of taxable income method of computing its allowable bad debt deduction for tax purposes. Instead, all savings associations are required to compute their allowable deduction using the experience method. As a result of the repeal of the percentage of taxable income method, reserves taken after 1987 using the percentage of taxable income method generally must be included in future taxable income over a six-year period, although a two-year delay may be permitted for associations meeting a residential mortgage loan origination test. First Federal will recapture approximately $20,000 over a six-year period beginning with the fiscal 1999 income tax returns. In addition, the pre-1988 reserve, for which no deferred taxes have been recorded, need not be recaptured into income unless (i) the savings association no longer qualifies as a bank under the Code, or (ii) the savings association pays out excess dividends contributions.

         Depending on the composition of its items of income and expense, a savings association may be subject to the alternative minimum tax. A savings association must pay an alternative minimum tax on the amount (if any) by which 20% of alternative minimum taxable income ("AMTI"), as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain tax preferences and adjustments, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes), the amount of the bad debt reserve deduction claimed in excess of the deduction based on the experience method and 75% of the excess of adjusted current earnings over AMTI (before this adjustment and before any alternative tax net operating loss). AMTI may be reduced only up to 90% by net operating loss carryovers, but alternative minimum tax paid can be credited against regular tax due in later years.

         For federal income tax purposes, we have been reporting our income and expenses on the accrual method of accounting. Our federal income tax returns have not been audited during the past five years.

State Taxation

         Our state income tax returns have not been audited during the past five years.

         For further information relating to the tax consequences of the Conversion, see "The Conversion--Principal Effects of Conversion -- Tax Effects."

                RESTRICTIONS ACQUISITION OF THE HOLDING COMPANY

General

         Although the Boards of Directors of First Federal and the Holding Company are not aware of any effort that might be made to obtain control of the Holding Company after the Conversion, the Boards of Directors believe that it is appropriate to include certain provisions in the Holding Company's Certificate of Incorporation (the "Certificate") to protect the interests of the Holding Company and its shareholders from unsolicited changes in the control of the Holding Company in circumstances that the Board of Directors of the Holding Company concludes will not be in the best interests of First Federal, the Holding Company or the Holding Company's shareholders.

         Although the Holding Company's Board of Directors believes that the restrictions on acquisition described below are beneficial to shareholders, the provisions may have the effect of rendering the Holding Company less attractive to potential acquirers, thereby discouraging future takeover attempts which would not be approved by the Board of Directors but which certain shareholders might deem to be in their best interest or pursuant to which shareholders might receive a substantial premium for their shares over then current market prices. These provisions will also render the removal of the incumbent Board of Directors and of management more difficult. The Board of Directors has, however, concluded that the potential benefits of these restrictive provisions outweigh the possible disadvantages.

         The following general discussion contains a summary of the material provisions of the Holding Company's Certificate of Incorporation By-Laws (the "By-Laws"), and certain other regulatory provisions, that may be deemed to have an effect of delaying, deferring or preventing a change in the control of the Holding Company. The following description of certain of these provisions is general and not necessarily complete, and with respect to provisions contained in the Certificate and Bylaws, reference should be made in each case to the document in question, each of

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

which is part of our application for approval of the Conversion or the Holding Company's Registration Statement filed with the SEC. See "Additional Information."

Provisions of the Company's Certificate of Incorporation and Bylaws

         Directors. Certain provisions of the Holding Company's Certificate of Incorporation and Bylaws will impede changes in majority control of the Board of Directors. The Holding Company's Certificate of Incorporation provides that the Board of Directors of the Holding Company will be divided into three classes, with directors in each class elected for three-year staggered terms except for the initial directors. Thus, it would take two annual elections to replace a majority of the Holding Company's Board. The Holding Company's Certificate of Incorporation provides that the size of the Board of Directors may be increased or decreased only by a majority vote of the Board. The Certificate of Incorporation also provides that any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, shall be filled for the remainder of the unexpired term by a majority vote of the directors then in office. Finally, the Certificate of Incorporation and Bylaws impose certain notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         The Certificate of Incorporation provides that a director may only be removed for cause by the affirmative vote of 80% of the shares eligible to vote. Removal for "cause" is limited to the grounds for termination in the federal regulations that applies to employment contracts of federally insured savings institutions.

         Restrictions on Call of Special Meetings. The Certificate of Incorporation provides that a special meeting of stockholders may be called by the Chairman of the Board of the Holding Company or pursuant to a resolution adopted by a majority of the Board of Directors. Stockholders are not authorized to call a special meeting.

         Absence of Cumulative Voting. The Certificate of Incorporation provides that there shall be no cumulative voting rights in the election of directors.

         Authorization of Preferred Stock. The Certificate of Incorporation authorizes 400,000 shares of serial preferred stock, without par value. The Holding Company is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law; and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, conversion rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of the Holding Company that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede the completion of such a transaction. An effect of the possible issuance of preferred stock, therefore, may be to deter a future takeover attempt. The Board of Directors has no present plans or understandings for the issuance of any preferred stock but it may issue any preferred stock on terms which the Board deems to be in the best interests of the Holding Company and its stockholders.

         Limitation on Voting Rights. The Certificate of Incorporation provides that (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of the Holding Company (provided that such limitation shall not apply to the acquisition of equity securities by any one or more tax-qualified employee stock benefit plans maintained by the Holding Company); and that (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the common stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.


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

         The Certificate of Incorporation further provides that the Board of Directors of the Holding Company, when determining to take or refrain from taking corporate action on any matter, including making or declining to make any recommendation to the Holding Company's stockholders, may, in connection with the exercise of its judgment in determining what is in the best interest of the Holding Company, First Federal, and the stockholders of the Holding Company, give due consideration to all relevant factors, including, without limitation, the social and economic effects of acceptance of such offer on the Holding Company's customers and First Federal's present and future account holders, borrowers and employees; the effect on the communities in which the Holding Company and First Federal operate or are located; and the effect on the ability of the Holding Company to fulfill the objectives of a financial institution holding company and of First Federal or future subsidiaries to fulfill the objectives of a financial institution under applicable statutes and regulations. The Certificate of Incorporation of the Holding Company also authorizes the Board of Directors to take certain actions to encourage a person to negotiate for a change of control of the Holding Company or to oppose such a transaction deemed undesirable by the Board of Directors including the adoption of so-called shareholder rights plans. By having these standards and provisions in the Certificate of Incorporation of the Holding Company, the Board of Directors may be in a stronger position to oppose such a transaction if the Board concludes that the transaction would not be in the best interest of the Holding Company, even if the price offered is significantly greater than the then market price of any equity security of the Holding Company.

         Procedures for Certain Business Combinations. The Certificate of Incorporation requires that certain business combinations between the Holding Company (or any majority-owned subsidiary thereof) and a 10% or greater stockholder either (i) be approved by at least 80% of the total number of outstanding voting shares of the Holding Company or (ii) be approved by a majority of certain directors unaffiliated with such 10% or greater stockholder or (iii) involve consideration per share generally equal to the higher of (A) the highest amount paid by such 10% stockholder or its affiliates in acquiring any shares of the common stock or (B) the "Fair Market Value" (generally, the highest closing bid paid on the common stock during the 30 days preceding the date of the announcement of the proposed business combination or on the date the 10% or greater stockholder became such, whichever is higher).

         Amendment to Certificate of Incorporation and Bylaws. Amendments to the Certificate of Incorporation must be approved by the Holding Company's Board of Directors and also by a majority of the outstanding shares of the Holding Company's voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required for certain provisions (i.e., provisions relating to number, classification, election and removal of directors, amendment of bylaws, call of special stockholder meetings, criteria for evaluating certain offers, offers to acquire and acquisitions of control, director liability, certain business combinations, power of indemnification, and amendments to provisions relating to the foregoing in the Certificate of Incorporation).

         The bylaws may be amended by the affirmative vote of the total number of directors of the Holding Company or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

         Purpose and Takeover Defensive Effects of the Holding Company's Certificate of Incorporation and Bylaws. The Board of Directors believes that the provisions described above are prudent and will reduce the Holding Company's vulnerability to takeover attempts and certain other transactions which have not been negotiated with and approved by its Board of Directors. These provisions will also assist in the orderly deployment of the Stock Conversion proceeds into productive assets during the initial period after the Stock Conversion. The Board of Directors believes these provisions are in our best interests and the best interests of our stockholders. In the judgment of the Board of Directors, the Holding Company's Board will be in the best position to determine the true value of the Holding Company and to negotiate more effectively for what may be in the best interests of its stockholders. Accordingly, the Board of Directors believes that it is in the best interests of the Holding Company and its stockholders to encourage potential acquirors to negotiate directly with the Board of Directors of the Holding Company and that these provisions will encourage such negotiations and discourage hostile takeover attempts. It is also the view of the Board of Directors that these provisions should not discourage persons from proposing a merger or other

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

transaction at prices reflective of the true value of the Holding Company and which is in the best interests of all stockholders.

         Attempts to take over financial institutions and their holding companies have become increasingly common. Takeover attempts which have not been negotiated with and approved by the Board of Directors present to stockholders the risk of a takeover on terms which may be less favorable than might otherwise be available. A transaction which is negotiated and approved by the Board of Directors, on the other hand, can be carefully planned and undertaken at an opportune time in order to obtain maximum value for the Holding Company and its stockholders, with due consideration given to matters such as the management and business of the acquiring corporation and maximum strategic development of the Holding Company's assets.

         An unsolicited takeover proposal can seriously disrupt the business and management of a corporation and cause it great expense. Although a tender offer or other takeover attempt may be made at a price substantially above then-current market prices, such offers are sometimes made for less than all of the outstanding shares of a target company. As a result, stockholders may be presented with the alternative of partially liquidating their investment at a time that may be disadvantageous or retaining their investment in an enterprise which is under different management and whose objectives may not be similar to those of the remaining stockholders.

         Potential Anti-Takeover Effects. Despite our belief as to the benefits to stockholders of these provisions of the Holding Company's Certificate of Incorporation and Bylaws, these provisions may also have the effect of discouraging a future takeover attempt which would not be approved by the Holding Company's Board, but pursuant to which stockholders may receive a substantial premium for their shares over then-current market prices. As a result, stockholders who might desire to participate in such a transaction may not have any opportunity to do so. Such provisions will also render the removal of the Holding Company's Board of Directors and of management more difficult. Our Boards of Directors, however, have concluded that the potential benefits outweigh the possible disadvantages.

         Pursuant to applicable law, at any annual or special meeting of its stockholders after the Stock Conversion, the Holding Company may adopt additional provisions to its Certificate of Incorporation regarding the acquisition of its equity securities that would be permitted to a Delaware corporation. We do not presently intend to propose the adoption of further restrictions on the acquisition of the Holding Company's equity securities.

         OTS Regulations. OTS regulations prohibit any person, prior to the completion of a conversion, from transferring, or entering into any agreement or understanding to transfer, the legal or beneficial ownership of the subscription rights issued under a plan of conversion or the stock to be issued upon their exercise. These regulations also prohibit any person prior to the completion of a conversion from offering, or making an announcement of an offer or intent to make an offer, to purchase such subscription rights or stock. For three years following conversion, this regulation prohibits any person, without the prior approval of the OTS, from acquiring or making an offer (if opposed by the institution) to acquire more than 10% of the stock of any converted savings institution if such person is, or after consummation of such acquisition would be, the beneficial owner of more than 10% of such stock. In the event that any person, directly or indirectly, violates this regulation, the securities beneficially owned by such person in excess of 10% shall not be counted as shares entitled to vote and shall not be voted by any person or counted as voting shares in connection with any matter submitted to a vote of stockholders.

         Federal law provides that no company "directly or indirectly or acting in concert with one or more persons, or through one or more subsidiaries, or through one or more transactions," may acquire "control" of a savings association at any time without the prior approval of the OTS. "Acting in concert" is defined very broadly. In addition, federal regulations require that, prior to obtaining control of a savings association, a person, other than a company, must give 60 days' prior notice to the OTS and have received no OTS objection to such acquisition of control. Any company that acquires such control becomes a "savings and loan holding company" subject to registration, examination and regulation as a savings and loan holding company. Under federal law (as well as the regulations referred to below) the term "savings association" includes state and federally chartered SAIF-insured institutions and federally chartered savings banks whose accounts are insured by the FDIC's BIF and holding companies thereof.

         Control, as defined under federal law, means ownership, control of or holding irrevocable proxies representing more than 25% of any class of voting stock, control in any manner of the election of a majority of the savings association's directors, or a determination by the OTS that the acquiror has the power to direct, or directly or indirectly to exercise a controlling influence over, the management or policies of the institution. Acquisition of more than 10% of any class of a savings association's voting stock, if the acquiror also is subject to any one of eight "control factors," constitutes a rebuttable determination of control under the regulations. Such control factors include the acquiror being one of the two largest stockholders. The determination of control may be rebutted by submission to the OTS, prior to the acquisition of stock or the occurrence of any other circumstances giving rise to such determination, of a statement setting forth facts and circumstances which would support a finding that no control relationship will exist and containing certain undertakings. The regulations provide that persons or companies which acquire beneficial ownership exceeding 10% or more of any class of a savings association's stock must file with the OTS a certification that the holder is not in control of such institution, is not subject to a rebuttable determination of control and will take no action which would result in a determination or rebuttable determination of control without prior notice to or approval of the OTS, as applicable.


                         DESCRIPTION OF CAPITAL STOCK

Holding Company Capital Stock

         The 3,600,000 shares of capital stock authorized by the Holding Company's Certificate of Incorporation are divided into two classes, consisting of 3,200,000 shares of common stock ($.01 par value) and 400,000 shares of serial preferred stock ($.01 par value). The Holding Company currently expects to issue between 1,402,500 and 1,897,500 shares, with an adjusted maximum of 2,182,125 shares, of common stock in the Stock Conversion. The aggregate stated value of the issued shares will constitute the capital account of the Holding Company on a consolidated basis. The balance of the Purchase Price of common stock, less expenses of Stock Conversion, will be reflected as paid-in capital on a consolidated basis. See "Capitalization." Upon payment of the Purchase Price for the common stock, in accordance with the Plan of Conversion, all such stock will be duly authorized, fully paid, validly issued and nonassessable.

         Each share of the common stock will have the same relative rights and will be identical in all respects with each other share of the common stock. The common stock of the Holding Company will represent non-withdrawable capital, will not be of an insurable type and will not be insured by the FDIC.

         Under Delaware law, the holders of the common stock will possess exclusive voting power in the Holding Company. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, subject to the limitation discussed under "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions-- Provisions of the Holding Company's Certificate of Incorporation and Bylaws--Limitation on Voting Rights." If the Holding Company issues preferred stock subsequent to the Conversion, holders of the preferred stock may also possess voting powers.

         Liquidation or Dissolution. In the unlikely event of the liquidation or dissolution of the Holding Company, the holders of the common stock will be entitled to receive -- after payment or provision for payment of all debts and liabilities of the Holding Company (including all deposits in First Federal and accrued interest thereon) and after distribution of the liquidation account established upon Stock Conversion for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue their deposit accounts at First Federal -- all assets of the Holding Company available for distribution, in cash or in kind. See "The Conversion--Effects of Conversion to Stock

Form on Depositors and Borrowers of First Federal." If preferred stock is issued subsequent to the Conversion, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.


         No Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock will not be subject to call for redemption, and, upon receipt by the Holding Company of the full purchase price therefor, each share of the common stock will be fully paid and nonassessable.

         Preferred Stock. After Stock Conversion, the Board of Directors of the Holding Company will be authorized to issue preferred stock in series and to fix and state the voting powers, designations, preferences and relative, participating, optional or other special rights of the shares of each such series and the qualifications, limitations and restrictions thereof. Preferred stock may rank prior to the common stock as to dividend rights, liquidation preferences, or both, and may have full or limited voting rights. The holders of preferred stock will be entitled to vote as a separate class or series under certain circumstances, regardless of any other voting rights which such holders may have.

         Except as discussed herein, the Holding Company has no present plans for the issuance of the additional authorized shares of common stock or for the issuance of any shares of preferred stock. In the future, the authorized but unissued and unreserved shares of common stock will be available for general corporate purposes including but not limited to possible issuance as stock dividends or stock splits, in future mergers or acquisitions, under a cash dividend reinvestment and stock purchase plan, in a future underwritten or other public offering or under an employee stock ownership plan, stock option or restricted stock plan. The authorized but unissued shares of preferred stock will similarly be available for issuance in future mergers or acquisitions, in a future underwritten public offering or private placement or for other general corporate purposes. Except as described above or as otherwise required to approve the transaction in which the additional authorized shares of common stock or authorized shares of preferred stock would be issued, no stockholder approval will be required for the issuance of these shares. Accordingly, the Board of Directors of the Holding Company, without stockholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of common stock.

         Restrictions on Acquisitions. See "Restrictions on Acquisitions of Stock and Related Takeover Defensive Provisions" for a description of certain provisions of the Holding Company's Certificate of Incorporation and bylaws which may affect the ability of the Holding Company's stockholders to participate in certain transactions relating to acquisitions of control of the Holding Company.

         Dividends. Upon consummation of the formation of the Holding Company, the Holding Company's only asset will be First Federal's common stock. Although it is anticipated that the Holding Company will retain up to 50% of the net proceeds in the Conversion, dividends from First Federal will be an important source of income for the Holding Company. Should First Federal elect to retain its income, the ability of the Holding Company to pay dividends to its own shareholders may be adversely affected. Furthermore, if at any time in the future the Holding Company owns less than __% of the outstanding stock of First Federal, certain tax benefits under the Code as to inter-company distributions will not be fully available to the Holding Company and it will be required to pay federal income tax on a portion of the dividends received from First Federal, thereby reducing the amount of income available for distribution to the shareholders of the Holding Company.

                                TRANSFER AGENT

         ________________________ will act as transfer agent and registrar for the common stock. __________________'s phone number is (_____) ________________
or (800) __________________.

                           REGISTRATION REQUIREMENTS

         The Holding Company's common stock will be registered pursuant to
Section 12(g) of the 1934 Act and may not be deregistered for a period of at least three years following the Conversion. As a result of the registration under the 1934 Act, certain holders of common stock will be subject to certain reporting and other requirements imposed by the 1934 Act. For example, beneficial owners of more than 5% of the outstanding common stock will be required to file reports pursuant to Section 13(d) or Section 13(g) of the 1934 Act, and officers, directors and 10% shareholders of the Holding Company will generally be subject to reporting requirements of Section 16(a) and to the liability provisions for profits derived from purchases and sales of Holding Company common stock occurring within a six-month period pursuant to Section 16(b) of the 1934 Act. In addition, certain transactions in common stock, such as proxy solicitations and tender offers, will be subject to the disclosure and filing requirements imposed by Section 14 of the 1934 Act and the regulations promulgate thereunder.

                             CHANGE IN ACCOUNTANTS

         Prior to the fiscal year ended June 30, 1997, our financial statements were audited by Philip Lee & Company. Philip Lee & Company was replaced and Dixon, Odom & Co. was engaged and continues as our independent auditors. The decision to change auditors was recommended by the Audit Committee of our Board of Directors on July 8, 1997, and was approved by the Board of Directors.

         For the fiscal year ended June 30, 1996 and up to the date of the replacement of Philip Lee & Company, there were no disagreements with Philip Lee & Company on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure which, if not resolved to the satisfaction of Philip Lee & Company, would have caused it to make a reference to the subject matter of the disagreement in connection with its reports. The independent auditors' report of Philip Lee & Company on the financial statements for the fiscal year ended June 30, 1996 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

         We did not consult with Dixon, Odom & Co. during our two most recent fiscal years nor during any subsequent interim period prior to their engagement.

                             LEGAL AND TAX MATTERS

         Luse Lehman Gorman Pomerenk & Schick, P.C., 5335 Wisconsin Avenue, N.W. Suite 400, Washington, D.C. 20015, special counsel to First Federal, will pass upon the legality and validity of the shares of common stock being issued in the Conversion. Luse Lehman Gorman Pomerenk & Schick, P.C. has issued an opinion concerning certain federal and state income tax aspects of the Conversion and that the Conversion, as propose, constitutes a tax-free reorganization under federal law. Luse Lehman Gorman Pomerenk & Schick, P.C. have consented to the references herein to their opinions. Certain legal matters related to this offering will be passed upon for Trident Securities, Inc. by Breyer & Aguggia, Washington, D.C.

                                    EXPERTS

         Our consolidated financial statements at June 30,1997 and 1996, and for each of the two years in the period ended June 30, 1997 appearing in this Prospectus and Registration Statement have been audited by Dixon, Odom & Co., L.L.P. independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

         Ferguson has consented to the publication of the summary herein of its appraisal report as to the estimated pro forma market value of the common stock of the Holding Company to be issued in the Conversion, to the reference to its opinion relating to the value of the subscription rights, and to the filing of the appraisal report as an exhibit to the registration statement filed by the Holding Company under the 1933 Act.

                            ADDITIONAL INFORMATION

         The Holding Company has filed with the SEC a registration statement under the 1933 Act with respect to the common stock offered hereby. As permitted by the rules and regulations of the SEC, this Prospectus does not contain all the information set forth in the registration statement. Such information can be inspected and copied at the SEC's public reference facilities located at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's Regional Office in New York (Seven World Trade Center, 13th Floor, New York, New York 10048) and Chicago (Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511) and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. This information can also be found on the SEC's website, located at http://www.sec.gov.

         First Federal has filed with the OTS an Application for Conversion from a federal mutual savings bank to a federal stock savings bank, and the Holding Company has filed with the OTS an Application to become a savings and loan holding company. This Prospectus omits certain information contained in such Applications. The Applications may be inspected at the offices of the OTS, 1700 G Street, N.W., Washington, D.C. 20552 and at the Southeast Regional Officer of the OTS, 1475 Peachtree Street, N.E., Atlanta, Georgia 30309.

                        FIRST FEDERAL SAVINGS AND LOAN
                             ASSOCIATION OF CHERAW

First Federal Savings and Loan Association of Cheraw
================================================================================


TABLE OF CONTENTS



                                                                       Page No.
                                                                       --------
Independent Auditors' Report.......................................       F-1

Financial Statements

   Statements of Financial Condition...............................       F-2

   Statements of Operations........................................        40

   Statements of Retained Earnings.................................       F-3

   Statements of Cash Flows........................................       F-4

   Notes to Financial Statements...................................       F-6


                    INDEPENDENT AUDITORS' REPORT



To the Board of Directors
First Federal Savings and Loan Association of Cheraw
Cheraw, South Carolina


We have audited the accompanying statements of financial condition of First Federal Savings and Loan Association of Cheraw as of June 30, 1997 and 1996 and the related statements of operations, retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Association's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of First Federal Savings and Loan Association of Cheraw at June 30, 1997 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

/s/ Dixon, Odom & Co., L.L.P.

Southern Pines, North Carolina
August 22, 1997

                                   --------
                                   Page F-1

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
STATEMENTS OF FINANCIAL CONDITION
June 30, 1997 and 1996
================================================================================



ASSETS                                                     1997         1996
                                                       ------------  -----------
Cash on hand and in banks                               $   222,334  $   284,592
Interest-bearing balances in other banks                  2,719,538    2,291,728
Federal funds sold                                          800,000      500,000
Investment securities held to maturity, at amortized
 cost (fair value of $1,755,793 and $2,194,520 at
 June 30, 1997 and 1996, respectively) (Note B)           1,765,939    2,195,931
Loans receivable, net (Note C)                           53,973,837   53,334,639
Accrued interest receivable                                 238,432      242,743
Premises and equipment, net (Note D)                        183,440      196,326
Foreclosed real estate                                       10,100       27,166
Stock in the Federal Home Loan Bank, at cost                484,600      482,000
Other assets                                                139,327      138,903
                                                        -----------  -----------

                                    TOTAL ASSETS        $60,537,547  $59,694,028
                                                        ===========  ===========

LIABILITIES AND RETAINED EARNINGS

Savings deposits (Note G)                               $46,863,007  $47,949,233
Advances from Federal Home Loan Bank (Note F)             2,400,000    1,050,000
Accrued interest payable                                    105,706       73,121
Advance payments by borrowers for property taxes and
 insurance                                                   59,985       88,999
Accrued expenses and other liabilities                       19,183       28,724
                                                        -----------  -----------

                               TOTAL LIABILITIES         49,447,881   49,190,077
                                                        -----------  -----------

Commitments and contingencies (Notes C, F and L)

Retained earnings, substantially restricted (Notes J
 and K)                                                  11,089,666   10,503,951
                                                        -----------  -----------

                           TOTAL LIABILITIES AND
                               RETAINED EARNINGS        $60,537,547  $59,694,028
                                                        ===========  ===========

--------------------------------------------------------------------------------
See accompanying notes.                                                 Page F-2

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
STATEMENTS OF RETAINED EARNINGS
Years Ended June 30, 1997 and 1996
================================================================================


                                                          1997         1996
                                                       -----------  -----------
BALANCE, BEGINNING                                     $10,503,951  $ 9,709,731

NET INCOME                                                 585,715      794,220
                                                       -----------  -----------

BALANCE, ENDING                                        $11,089,666  $10,503,951
                                                       ===========  ===========


--------------------------------------------------------------------------------
See accompanying notes.                                                 Page F-3

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
STATEMENTS OF CASH FLOWS
Years Ended June 30, 1997 and 1996
================================================================================


                                                             1997       1996
                                                           ---------  ---------
CASH FLOWS FROM OPERATING ACTIVITIES
 Net income                                                $ 585,715  $ 794,220
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Depreciation                                               17,392     17,989
   Amortization, net                                         (25,792)   (33,258)
   (Gain) loss on sale of foreclosed real estate, net          9,454    (10,501)
   Provision for loan losses                                 143,000     17,967
   Deferred income taxes                                     (23,525)    38,307
   Change in assets and liabilities
    (Increase) decrease in accrued interest receivable         4,311     (6,539)
    (Increase) decrease in other assets                       38,101    (28,182)
    Increase (decrease) in accrued interest payable           32,585       (909)
    Decrease in accrued expenses and other liabilities        (9,541)   (16,199)
                                                         -----------  ---------

                                NET CASH PROVIDED BY
                                OPERATING ACTIVITIES         771,700    772,895
                                                         -----------  ---------

CASH FLOWS FROM INVESTING ACTIVITIES
 Net increase in interest bearing balances in other
  banks                                                     (427,810)  (292,863)
 Net increase in federal funds sold                         (300,000)  (300,000)
 Purchases of held to maturity investment securities      (1,300,000)  (500,000)
 Proceeds from maturities and calls of
   held to maturity investment securities                  1,730,571    632,720
 Purchase of Federal Home Loan Bank stock                     (2,600)    (8,700)
 Proceeds from sale of loans                                 524,661          -
 Net increase in loans                                    (1,292,446)  (538,067)
 Purchase of premises and equipment                           (4,506)    (1,827)
 Proceeds from sale of real estate acquired in
  settlement of loans                                         21,907    169,838
 Capital expenditures for real estate acquired in
  settlement of loans                                         (3,495)    (6,258)
                                                         -----------  ---------

                                    NET CASH USED BY
                                INVESTING ACTIVITIES      (1,053,718)  (845,157)
                                                         -----------  ---------


--------------------------------------------------------------------------------
See accompanying notes.                                                 Page F-4

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
STATEMENTS OF CASH FLOWS
Years Ended June 30, 1997 and 1996
================================================================================


                                                         1997          1996
                                                     -------------  -----------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net increase (decrease) in savings deposits         $(1,086,226)  $      967
  Increase (decrease) in advance payments by
   borrowers for taxes and insurance                      (29,014)      14,553
  Stock conversion costs incurred                         (15,000)           -
  Net increase in advances from Federal Home Loan
   Bank                                                 1,350,000            -
                                                      -----------   ----------

                                   NET CASH PROVIDED
                             BY FINANCING ACTIVITIES      219,760       15,520
                                                      -----------   ----------

                             NET DECREASE IN CASH ON
                                   HAND AND IN BANKS      (62,258)     (56,742)

CASH ON HAND AND IN BANKS, BEGINNING                      284,592      341,334
                                                      -----------   ----------

                                        CASH ON HAND
                                AND IN BANKS, ENDING  $   222,334   $  284,592
                                                      ===========   ==========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
  Cash paid during the year for:
   Interest                                           $ 2,562,225   $2,668,741
                                                      ===========   ==========
   Income taxes                                       $   352,500   $  465,000
                                                      ===========   ==========

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
 AND FINANCING ACTIVITIES
  Loans receivable transferred to real estate
   acquired in settlement of loans                    $    10,800   $   53,535
                                                      ===========   ==========


--------------------------------------------------------------------------------
See accompanying notes.                                                 Page F-5

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES

Organization and Operations
---------------------------

First Federal Savings and Loan Association of Cheraw ("First Federal" or the "Association") is an operating federally chartered mutual savings and loan association primarily engaged in the business of obtaining savings deposits and providing loans to the general public.

Nature of Business
------------------

First Federal maintains its sole office and conducts its primary business in Cheraw, Chesterfield County, South Carolina. The Association is primarily engaged in the business of attracting deposits from the general public and using such deposits to make mortgage loans secured by one-to-four family residential real estate located in its primary market area. The Association also makes home improvement loans, multi-family residential loans, construction loans and loans secured by deposit accounts. First Federal is a portfolio lender in that it does not originate its fixed or adjustable rate loans for sale in the secondary market. First Federal has been and intends to continue to be a community-oriented financial institution offering a variety of financial services to meet the needs of the communities it serves.

Use of Estimates
----------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly sensitive to significant change relate to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties.

--------------------------------------------------------------------------------
                                                                        Page F-6

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Use of Estimates (Continued)
---------------------------

A majority of the Association's loan portfolio consists of single-family residential loans in its market area. The regional economy is currently stable and consists of various types of industry. Real estate prices in this market are also stable; however, the ultimate collectibility of a substantial portion of the Association's loan portfolio is susceptible to changes in local market conditions.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Association's allowances for losses on loans and foreclosed real estate. Such agencies may require the Association to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is reasonably possible that the allowances for losses on loans and foreclosed real estate may change materially in the near term.

Investment Securities
---------------------

The Association classifies its securities in one of three categories: trading, available for sale, or held to maturity. There were no trading or available for sale securities at June 30, 1997 or 1996. Securities held to maturity are those securities for which the Association has the ability and intent to hold to maturity.

Held to maturity securities are recorded at cost and are adjusted for the amortization or accretion of premiums or discounts. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to the yield. Realized gains and losses are included in earnings, and the costs of securities sold are derived using the specific identification method. A decline in the market value of any held to maturity investment below cost that is deemed other than temporary is charged to earnings and establishes a new cost basis for the security.

--------------------------------------------------------------------------------
                                                                        Page F-7

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Loans Receivable
----------------

Loans receivable are stated at unpaid balances, less the allowance for loan losses and net deferred loan fees.

Loan origination and commitment fees, as well as certain direct origination costs, are deferred and amortized as a yield adjustment over the lives of the related loans using the interest method. Amortization of deferred loan fees is discontinued when a loan is placed on nonaccrual status.

Loans are placed on nonaccrual when a loan is specifically determined to be impaired or when principal or interest is delinquent for 90 days or more. Interest income generally is not recognized on specific impaired loans unless the likelihood of further loss is remote. Interest payments received on such loans are applied as a reduction of the loan principal balance. Interest income on other nonaccrual loans is recognized only to the extent of interest payments received.

The Association accounts for impaired loans in accordance with Statement of Financial Accounting Standards ("SFAS") No. 114, "Accounting by Creditors for Impairment of a Loan," amended for SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosure." A loan is impaired when, based on current information and events, it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. Impaired loans are measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's observable market price, or the fair value of the collateral of the loan if the loan is collateral dependent. Interest income from impaired loans is recognized using the cash basis method of accounting during the time within that period in which the loans were impaired.

Allowance for Loan Losses
-------------------------

The Association provides for loan losses on the allowance method. Accordingly, all loan losses are charged to the related allowance and all recoveries are credited to it. Additions to the allowance for loan losses are provided by charges to operations based on various factors which, in management's judgment, deserve current recognition in estimating possible losses. Such factors considered by management include the market value of the underlying collateral, growth and composition of the loan portfolio, the relationship of the allowance for loan losses to outstanding loans, delinquency trends, and economic conditions. Management evaluates the carrying value of loans periodically and the allowance is adjusted accordingly. While management uses the best information available to make evaluations, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations.

--------------------------------------------------------------------------------
                                                                        Page F-8

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Allowance for Loan Losses (Continued)
------------------------------------

In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Association's allowance for loan losses. Such agencies may require the Association to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

Premises and Equipment
----------------------

Association premises and equipment are stated at cost less accumulated depreciation. Depreciation of premises and equipment is recorded on a straight-line basis over the estimated useful lives of the related assets.

Expenditures for maintenance and repairs are charged to expense as incurred, while those for improvements are capitalized. The costs and accumulated depreciation relating to premises and equipment retired or otherwise disposed of are eliminated from the accounts, and any resulting gains or losses are credited or charged to earnings.

Investment in Federal Home Loan Bank Stock
------------------------------------------

As a requirement for membership, the Association invests in stock of the Federal Home Loan Bank of Atlanta ("FHLB"). This investment is carried at cost.

Real Estate Acquired In Settlement of Loans
-------------------------------------------

Real estate acquired in settlement of loans is carried at the lower of cost or fair value less estimated costs to dispose. Generally accepted accounting principles define fair value as the amount that is expected to be received in a current sale between a willing buyer and seller other than in a forced or liquidation sale. Fair values at foreclosure are based on appraisals. Losses arising from the acquisition of foreclosed properties are charged against the allowance for loan losses. Subsequent writedowns are provided by a charge to operations through the allowance for losses on other real estate in the period in which the need arises.

Income Taxes
------------

Deferred tax assets and liabilities are recorded for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Future tax benefits are recognized to the extent that realization of such benefits is more likely than not. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which the assets and liabilities are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income tax expense in the period that includes the enactment date.

--------------------------------------------------------------------------------
                                                                        Page F-9

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)
-----------------------

In the event the future tax consequences of differences between the financial reporting bases and the tax bases of the Association's assets and liabilities result in deferred tax assets, applicable accounting standards require an evaluation of the probability of being able to realize the future benefits indicated by such assets. A valuation allowance is provided when it is more likely than not that some portion or all of the deferred tax assets will not be realized. In assessing the realizability of the deferred tax assets, management considers the scheduled reversals of deferred tax liabilities, projected future taxable income, and tax planning strategies.

A deferred tax liability is not recognized for portions of the allowance for loan losses for income tax purposes in excess of the financial statement balance, as described in Note J. Such a deferred tax liability will only be recognized when it becomes apparent that those temporary differences will reverse in the foreseeable future.

Recent Accounting Pronouncements
--------------------------------

FASB Statement on Earnings Per Share. In March 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128. The Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held common stock or potential common stock. This Statement simplifies the standards for computing earnings per share previously found in Accounting Principles Board ("APB") Opinion No. 15, "Earnings per Share" ("EPS"), and makes them comparable to international EPS standards. It replaces the presentation of primary EPS with the presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and the denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. Diluted EPS is computed similarly to fully diluted EPS pursuant to APB Opinion No. 15. This Statement supersedes Opinion 15 and AICPA Accounting Interpretations 1-102 of Opinion 15. This Statement will be effective for the Association's fiscal year ending June 30, 1998. Management does not believe the impact of adopting SFAS No. 128 will be material to the Association's financial statements.

--------------------------------------------------------------------------------
                                                                       Page F-10

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE A - SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (Continued)
-------------------------------------------

FASB Statement on Accounting for Stock-Based Compensation. In October 1995, the FASB issued SFAS No. 123. SFAS No. 123 defines a "fair value based method" of accounting for an employee stock option whereby compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. FASB has encouraged all entities to adopt the fair value based method; however, it will allow entities to continue the use of the "intrinsic value based method" prescribed by APB Opinion No. 25. Under the intrinsic value based method, compensation cost is the excess of the market price of the stock at the grant date over the amount an employee must pay to acquire the stock. However, most stock option plans have no intrinsic value at the grant date and, as such, no compensation cost is recognized under APB Opinion No. 25. Entities electing to continue use of the accounting treatment of APB Opinion No. 25 must make certain pro forma disclosures as if the fair value based method had been applied. The accounting requirements of SFAS No. 123 are effective for transactions entered into in fiscal years beginning after December 15, 1995. Pro forma disclosures must include the effects of all awards granted in fiscal years beginning after December 15, 1994. The Association expects to use the "intrinsic value based method" as prescribed by APB Opinion No. 25. Accordingly, management does not believe the impact of adopting SFAS No. 123 will be material to the Association's financial statements.

FASB Statement on Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. In June 1996, the FASB issued SFAS No. 125. This Statement provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial-components approach that focuses on control. It distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. Under the financial-components approach, after a transfer of financial assets, an entity recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. The financial-components approach focuses on the assets and liabilities that exist after the transfer. If a transfer does not meet the criteria for a sale, the transfer is accounted for as a secured borrowing with pledge of collateral. This Statement is effective for transfer and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, and is to be applied prospectively. The effective date for certain provisions of this Statement have been postponed for one year. Management anticipates that the adoption of the Statement should have no material impact on its financial statements.

FASB Statement on Reporting Comprehensive Income. In June 1997, the FASB issued SFAS No. 130. This Statement establishes standards of reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. This Statement will be effective for the Association's fiscal year ending June 30, 1999, and the Association does not intend to early adopt. Had the Association adopted this Statement early, it would have reported comprehensive income in the same amounts as reported net income for the years ended June 30, 1997 and 1996.

--------------------------------------------------------------------------------
                                                                       Page F-11

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE B - INVESTMENT SECURITIES

The following is a summary of the securities portfolios by major classification:


                                                  June 30, 1997
                                  ----------------------------------------------
                                                Gross       Gross
                                  Amortized   Unrealized  Unrealized     Fair
                                     Cost       Gains       Losses      Value
                                  ----------  ----------  ----------  ----------
Securities held-to-maturity:
 U. S. government securities and
    obligations of U. S.
     government agencies          $1,699,558      $2,780     $ 5,092  $1,697,246
 Mortgage-backed securities           66,381         267       8,101      58,547
                                  ----------      ------     -------  ----------

                                  $1,765,939      $3,047     $13,193  $1,755,793
                                  ==========      ======     =======  ==========


                                                  June 30, 1996
                                  ----------------------------------------------
                                                Gross       Gross
                                  Amortized   Unrealized  Unrealized     Fair
                                     Cost       Gains       Losses      Value
                                  ----------  ----------  ----------  ----------
Securities held-to-maturity:
 U. S. government securities and
  obligations of U. S.
   government agencies            $2,099,393      $7,587     $ 9,338  $2,097,642
 Mortgage-backed securities           96,538         504         164      96,878
                                  ----------      ------     -------  ----------

                                  $2,195,931      $8,091     $ 9,502  $2,194,520
                                  ==========      ======     =======  ==========

--------------------------------------------------------------------------------
                                                                       Page F-12

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE B - INVESTMENT SECURITIES (Continued)

The amortized cost and fair values of securities held to maturity at June 30, 1997 by contractual maturity are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                    Securities Held to Maturity
                                                    ---------------------------
                                                     Amortized          Fair
                                                        Cost           Value
                                                    -----------      ----------

  Due within one year                                $        -      $        -
  Due after one year through five years               1,699,558       1,697,246
  Due after five years through ten years                 66,381          58,547
  Due after ten years                                         -               -
                                                     ----------      ----------

                                                     $1,765,939      $1,755,793
                                                     ==========      ==========

Proceeds from maturities and calls of investment securities held to maturity during the years ended June 30, 1997 and 1996 were $1,730,571 and $632,720, respectively. No gains or losses were realized on those maturities and calls.

Securities with a carrying value of $1,042,281 and $1,070,522 and a fair value of $1,038,397 and $1,068,000 at June 30, 1997 and 1996, respectively, were pledged to secure public monies on deposit as required by law.

--------------------------------------------------------------------------------
                                                                       Page F-13

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE C - LOANS RECEIVABLE

Loans receivable consist of the following:

                                                         1997          1996
                                                     ------------  ------------

 Type of loan
  Real estate loans
    One-to-four family residential                   $48,459,996   $48,297,344
    Commercial                                         2,502,108     2,088,530
    Construction                                       3,043,900     3,122,950
    Home improvement loans                             1,437,110     1,429,711
                                                     -----------   -----------

    Total real estate loans                           55,443,114    54,938,535

  Other loans
    Loans secured by deposits                            319,183       305,630
                                                     -----------   -----------

  Total loans                                         55,762,297    55,244,165

 Less
  Construction loans in process                        1,305,981     1,536,372
  Allowance for loan losses                              303,381       168,842
  Deferred loan origination fees, net of costs           179,098       204,312
                                                     -----------   -----------

                                                     $53,973,837   $53,334,639
                                                     ===========   ===========

The allowance for loan losses is summarized as follows:

                                                         1997          1996
                                                     ------------  ------------
  Balance at beginning of year                       $   168,842   $   172,000
  Provision for loan losses                              143,000        17,967
  Charge-offs                                             (8,461)      (21,125)
  Recoveries                                                   -             -
                                                     -----------   -----------

  Balance at end of year                             $   303,381   $   168,842
                                                     ===========   ===========

At June 30, 1997 and 1996, respectively, the Association had loans totaling approximately $97,000 and $46,000 which were in a nonaccrual status.

--------------------------------------------------------------------------------
                                                                       Page F-14

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE C - LOANS RECEIVABLE (Continued)

Loans serviced for other investors amounted to $1,322,665 and $1,115,918 at June 30, 1997 and 1996, respectively. The Association had no loans held for sale at June 30, 1997 or 1996.

At June 30, 1997, the Association had mortgage loan commitments outstanding of $905,050. In management's opinion, these commitments, and undisbursed proceeds on construction loans in process reflected above, represent no more than normal lending risk to the Association and will be funded from normal sources of liquidity.

The Association has had loan transactions with its directors and executive officers. Such loans were made in the ordinary course of business and also on substantially the same terms and collateral as those comparable transactions prevailing at the time and did not involve more than the normal risk of collectibility or present other unfavorable features. A summary of related party loan transactions is as follows:

                                                  1997       1996
                                                ---------  --------

      Balance at beginning of year              $ 79,893   $79,830
      Additional borrowings                          587     8,383
      Loan repayments                            (30,393)   (8,320)
                                                --------   -------

     Balance at end of year                     $ 50,087   $79,893
                                                ========   =======


NOTE D - PREMISES AND EQUIPMENT

Premises and equipment consist of the following:


                                                   1997        1996
                                                ----------  ----------

     Land                                       $  59,250   $  59,250
     Building and improvements                    316,090     316,090
     Furniture and equipment                      142,102     137,596
                                                ---------   ---------

                                                  517,442     512,936
     Accumulated depreciation                    (334,002)   (316,610)
                                                ---------   ---------

                                                $ 183,440   $ 196,326
                                                =========   =========


NOTE E - FEDERAL INSURANCE OF DEPOSITS

Eligible deposit accounts are insured up to $100,000 by the Federal Deposit Insurance Corporation.

--------------------------------------------------------------------------------
                                                                       Page F-15

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE F - ADVANCES FROM FEDERAL HOME LOAN BANK

Advances from the Federal Home Loan Bank of Atlanta, with weighted average interest rates, are as follows:

                                                              June 30,
                                                      ----------------------
                                                         1997        1996
                                                      ----------  ----------
      5.58% due on or before June 30, 1997              $        -  $  250,000
      5.62% due on or before June 30, 1997                       -     250,000
      5.61% due on or before June 30, 1997                       -     250,000
      5.72% due on or before June 30, 1997                       -     250,000
      5.95% due on or before June 30, 1998                 500,000           -
      5.83% due on or before June 30, 1998                 250,000           -
      5.83% due on or before June 30, 1998                 500,000           -
      5.92% due on or before June 30, 1998                 250,000           -
      5.89% due on or before June 30, 1998                 350,000           -
      5.83% due on or before June 30, 1998                 250,000           -
      5.83% due on or before June 30, 1998                 250,000           -
      3.00% due on or before June 30, 2003                  50,000      50,000
                                                          ----------  ----------

                                                  $2,400,000  $1,050,000
                                                  ==========  ==========

At June 30, 1997, First Federal also had $3,400,000 available on a line of credit from the Federal Home Loan Bank.

All advances are secured by a blanket floating lien on the Association's one-to-four family residential mortgage loans.

--------------------------------------------------------------------------------
                                                                       Page F-16

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE G - DEPOSIT ACCOUNTS

A comparative summary of deposit accounts at June 30, 1997 and 1996 follows:

                                        1997                      1996
                             -------------------------  ------------------------
                                             Weighted                  Weighted
                               Balance      Avg. Rate     Balance     Avg. Rate
                             ------------  -----------  -----------  -----------
Savings deposits:
  Regular passbook           $ 2,548,819         2.96%  $ 2,583,352        2.80%
  Money market passbook        6,435,965         4.18%    5,785,953        4.24%
                             -----------                -----------

                               8,984,784                  8,369,305
 Certificates of deposit      37,878,223         5.71%   39,579,928        5.77%
                             -----------                -----------

 Total deposit accounts      $46,863,007         5.35%  $47,949,233        5.43%
                             ===========                ===========

A summary of certificate accounts by maturity as of June 30, 1997 follows (amounts in thousands):


                                           Less than     $100,000
                                            $100,000      or More      Total
                                          -----------   -----------  ----------
   One year or less                        $   23,727   $     6,746  $   30,473
   More than one year to three years            4,828           644       5,472
   More than three years to five years          1,353           409       1,762
   More than five years                           171             -         171
                                           ----------   -----------  ----------

   Total certificate accounts              $   30,079   $     7,799  $   37,878
                                           ==========   ===========  ==========

Interest expense on deposits for the years ended June 30 is summarized as follows:

                                              1997          1996
                                           ----------    ----------
     Passbook savings accounts             $    70,007   $   74,741
     Money market savings accounts             241,970      240,427
     Certificates of deposit                 2,175,361    2,295,685
                                           -----------   ----------

                                             2,487,338    2,610,853
     Penalties for early withdrawal             (6,897)      (3,524)
                                           -----------   ----------

                                           $ 2,480,441   $2,607,329
                                           ===========   ==========

--------------------------------------------------------------------------------
                                                                       Page F-17

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================

NOTE H - EMPLOYEE AND DIRECTOR BENEFIT PLANS

Deferred Compensation Plan
--------------------------

The Association has a deferred compensation plan for certain officers whereby the executive officers can make elective deferrals in lieu of receiving a portion of the salary to which they otherwise would be entitled. This plan is not entitled to favorable tax treatment under current law. Related deferred income tax benefits are included in the accompanying financial statements. Expenses associated with this plan were $13,044 and $16,055 for the years ended June 30, 1997 and 1996, respectively.

401(k) Retirement Plan
----------------------

The Association maintains for the benefit of its eligible employees a 401(k) plan. Under the plan, the Association contributes two percent of each participant's base compensation and matches participant's elective contributions up to an additional four percent of base compensation. The only eligibility requirement is completion of one year's full time service. At June 30, 1997 and 1996, substantially all full-time employees are eligible and are covered by the plan. 401(k) contributions are funded when accrued. The total retirement plan expense was $14,659 and $12,984 for the years ended June 30, 1997 and 1996, respectively.


NOTE I - SPECIAL SAIF ASSESSMENT

On September 30, 1996, the Deposit Insurance Funds Act of 1996 was signed into law. The legislation included a special assessment to recapitalize the SAIF insurance fund up to its statutory goal of 1.25% of insured deposits. The assessment required the Association to pay an amount equal to 65.7 basis points of its SAIF-assessable deposit base as of March 31, 1995, which resulted in a charge to income during the year ended June 30, 1997 of $311,693.


NOTE J - INCOME TAXES

The components of income tax expense are as follows for the years ended June 30, 1997 and 1996:


                                                   1997       1996
                                                 ---------  --------

     Current tax expense                         $365,525   $390,338

     Deferred tax expense (benefit)
       Tax on temporary differences                 (23,525)    38,307
                                                   --------   --------

                                                 $342,000   $428,645
                                                 ========   ========

--------------------------------------------------------------------------------
                                                                       Page F-18

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE J - INCOME TAXES (Continued)

The differences between the provision for income taxes and the amount computed by applying the statutory federal income tax rate of 34% to income before income taxes were as follows for the years ended June 30, 1997 and 1996:

                                                  1997      1996
                                                --------  ---------
Income tax at federal statutory rate            $315,423  $415,774
State income tax, net of federal tax benefit      21,494    27,926
Other                                              5,083   (15,055)
                                                --------  --------

                                                $342,000  $428,645
                                                ========  ========

Deferred tax assets and liabilities arising from temporary differences at June 30, 1997 and 1996 are summarized as follows:

                                            1997        1996
                                         ----------  ----------
Deferred tax assets relating to:
  Deferred compensation                  $  75,601   $  69,753
  Allowance for loan losses                104,153      56,621
  Loan fees and costs                            -      29,041
                                         ---------   ---------

  Gross deferred tax assets                179,754     155,415
  Valuation allowance                            -           -
                                         ---------   ---------

  Total deferred tax assets                179,754     155,415
                                         ---------   ---------

Deferred tax liabilities relating to:
  Premises and equipment                   (45,131)    (45,075)
  FHLB stock dividends                     (72,390)    (72,390)
  Loan fees and costs                         (758)          -
                                         ---------   ---------

  Total deferred tax liabilities          (118,279)   (117,465)
                                         ---------   ---------

  Net deferred tax asset                 $  61,475   $  37,950
                                         =========   =========

Retained earnings at June 30, 1997 includes approximately $1,670,000 for which no deferred income tax liability has been recognized. This amount represents an allocation of income to bad debt deductions for income tax purposes only. Reductions of the amount so allocated for purposes other than tax bad debt losses or adjustments arising from carryback of net operating losses would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

--------------------------------------------------------------------------------
                                                                       Page F-19

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE J - INCOME TAXES (Continued)

During 1996, Congress enacted certain tax legislation that exempted thrift institutions from being taxed on these pre-1987 bad debt reserves. Further, the use of the reserve method is now required for all thrifts. The Association will be recapturing $20,000 of its bad debt reserve created in prior years by using the percentage of taxable income method, requiring payment of additional income taxes of approximately $8,000. Deferred income taxes have been previously established for the taxes arising from the reserve recapture, and thus the ultimate payment of the taxes will not result in a charge to earnings.


NOTE K - REGULATORY MATTERS

Capital Requirements
--------------------

The Association is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Association's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Association must meet specific capital guidelines that involve quantitative measures of the Association's assets, liabilities, and certain off-balance sheet items as calculated under regulatory accounting practices. The Association's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Association to maintain minimum amounts and ratios of total and Tier 1 capital (as defined) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to adjusted assets (as defined) and of tangible capital to adjusted assets. Management believes, as of June 30, 1997, that the Association meets all capital adequacy requirements to which it is subject.

As of June 30, 1997, the most recent notification from the Office of Thrift Supervision categorized the Association as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Association must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

--------------------------------------------------------------------------------
                                                                       Page F-20

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE K - REGULATORY MATTERS (Continued)

Capital Requirements (Continued)
--------------------

The Association's actual capital amounts and ratios are presented below.

                                                                      For Capital
                                       Actual                      Adequacy Purposes
                                       ------                      -----------------
                                  Amount    Ratio            Amount                 Ratio
                                  ------    -----            ------                 -----
As of June 30, 1997
  Total Capital
    (to Risk Weighted Assets)  $11,393,047   36.6%   (greater than $2,488,240  (greater than 8.0%
                                                      or equal to)              or equal to)
  Tier 1 Capital
    (to Risk Weighted Assets)   11,089,666   35.6%   (greater than  1,244,120  (greater than 4.0%
                                                      or equal to)              or equal to)
  Tier 1 Capital
    (to Adjusted Assets)        11,089,666   18.3%   (greater than  1,816,126  (greater than 3.0%
                                                      or equal to)              or equal to)
  Tangible Capital
    (to Adjusted Assets)        11,089,666   18.3%   (greater than    908,063  (greater than 1.5%
                                                      or equal to)              or equal to)
                                                 To Be Well
                                              Capitalized Under
                                              Prompt Corrective
                                              Action Provisions
                                              -----------------
                                        Amount                 Ratio
                                        ------                 -----
As of June 30, 1997
  Total Capital
    (to Risk Weighted Assets)   (greater than $3,110,300  (greater than 10.0%
                                 or equal to)              or equal to)
  Tier 1 Capital
    (to Risk Weighted Assets)   (greater than  1,866,180  (greater than 6.0%
                                 or equal to)              or equal to)
  Tier 1 Capital
    (to Adjusted Assets)        (greater than  3,026,877  (greater than 5.0%
                                 or equal to)              or equal to)
  Tangible Capital
    (to Adjusted Assets)                          N/A                   N/A

NOTE L - CONCENTRATION OF CREDIT RISK AND OFF-BALANCE SHEET RISK

The Association generally originates single-family residential loans within its primary lending area of Chesterfield County and surrounding counties. The Association's underwriting policies require such loans to be made at no greater than 80% loan-to-value based upon appraised values unless private mortgage insurance is obtained. These loans are secured by the underlying properties.

The Association is a party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit on mortgage loans. Those instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the statements of financial condition. The contract or notional amounts of those instruments reflect the extent of involvement the Association has in particular classes of financial instruments.

A summary of the contract amount of the Association's exposure to off-balance sheet risk as of June 30, 1997 is as follows:

  Financial instruments whose contract amounts represent credit risk:
      Commitments to extend credit, mortgage loans                   $  905,050
      Undisbursed construction loans in process                       1,305,981

--------------------------------------------------------------------------------
                                                                       Page F-21

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

The Association has implemented Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments ("SFAS 107"), which requires disclosure of the estimated fair values of the Association's financial instruments whether or not recognized in the balance sheet, where it is practical to estimate that value. Such instruments include cash, interest-earning balances, federal funds sold, investment securities, loans, stock in the Federal Home Loan Bank of Atlanta, deposit accounts, advances from the Federal Home Loan Bank, and commitments. Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Association's entire holdings of a particular financial instrument. Because no active market readily exists for a portion of the Association's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

     Cash on hand and in banks, interest bearing balances in other banks, and federal funds sold

       The carrying amounts for these approximate fair value because of the short maturities of those instruments.

     Investment Securities

       Fair value for investment securities equals quoted market price if such information is available. If a quoted market price is not available, fair value is estimated using quoted market prices for similar securities.

     Loans

       For certain homogenous categories of loans, such as residential mortgages, fair value is estimated using the quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

--------------------------------------------------------------------------------
                                                                       Page F-22

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE M - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS (Continued)

     Stock in Federal Home Loan Bank of Atlanta

       The fair value for FHLB stock is its carrying value, since this is the amount for which it could be redeemed. There is no active market for this stock and the Association is required to maintain a minimum balance based on the unpaid principal of home mortgage loans.

     Deposit Liabilities

       The fair value of savings deposits is the amount payable on demand at the reporting date. The fair value of fixed maturity certificates of deposit is estimated using rates currently offered for deposits of similar remaining maturities.

     Advances from Federal Home Loan Bank

       The fair value of these advances is based upon the discounted present value using current rates at which borrowings of similar maturity could be obtained.

     Financial Instruments with Off-Balance Sheet Risk

       With regard to financial instruments with off-balance sheet risk discussed in Note L, it is not practicable to estimate the fair value of future financing commitments.

The carrying amounts and estimated fair values of the Association's financial instruments, none of which are held for trading purposes, are as follows at June 30, 1997:

                                                        Carrying     Estimated
                                                         Amount     Fair Value
                                                       -----------  -----------
Financial assets:
  Cash, interest bearing balances, federal funds sold  $ 3,741,872  $ 3,741,872
  Investment securities                                  1,765,939    1,755,793
  Loans                                                 53,973,837   54,101,000
  Stock in Federal Home Loan Bank of Atlanta               484,600      484,600
Financial liabilities:
  Deposits                                             $46,863,007  $46,773,000
  Advances from Federal Home Loan Bank                   2,400,000    2,394,000

NOTE N - PLAN OF CONVERSION

On July 14, 1997, the Board of Directors of the Association adopted a Plan of Holding Company Conversion whereby the Association will convert from a federally charted mutual savings and loan association to a South Carolina-chartered stock savings bank and will become a wholly-owned subsidiary of a holding company formed in connection with the conversion. The holding company will issue common stock to be sold in the conversion and will use that portion of the net proceeds thereof which it does not retain to purchase the capital stock of the Bank. The Plan is subject to approval by regulatory authorities and the members of the Association at a special meeting.

--------------------------------------------------------------------------------
                                                                       Page F-23

FIRST FEDERAL SAVINGS AND LOAN ASSOCIATION OF CHERAW
NOTES TO FINANCIAL STATEMENTS
June 30, 1997 and 1996
================================================================================


NOTE N - PLAN OF CONVERSION (Continued)

The stockholders of the holding company will be asked to approve a proposed stock option plan and a proposed management recognition plan at a meeting of the stockholders after the conversion. Shares issued to directors and employees under these plans may be from authorized but unissued shares of common stock or they may be purchased in the open market. In the event that options or shares are issued under these plans, such issuances will be included in the earnings per share calculation; thus, the interests of existing stockholders will be diluted.

At the time of conversion, the Association will establish a liquidation account in an amount equal to its net worth as reflected in its latest statement of financial condition used in its final conversion prospectus. The liquidation account will be maintained for the benefit of eligible deposit account holders who continue to maintain their deposit accounts in the Bank after conversion. Only in the event of a complete liquidation will each eligible deposit account holder be entitled to receive a subaccount balance for deposit accounts then held before any liquidation distribution may be made with respect to common stock. Dividends paid by the Association subsequent to the conversion cannot be paid from this liquidation account

The Association may not declare or pay a cash dividend on or repurchase any of its common stock if its net worth would thereby be reduced below either the aggregate amount then required for the liquidation account or the minimum regulatory capital requirements imposed by federal and state regulations.

Conversion costs of approximately $15,000 have been incurred and are included in other assets as of June 30, 1997. If the conversion is ultimately successful, conversion costs will be accounted for as a reduction of the stock proceeds. If the conversion is unsuccessful, conversion costs will be charged to the Association's operations.

--------------------------------------------------------------------------------
                                                                       Page F-24

GLOSSARY

1933 Act                     Securities Act of 1933, as amended

1934 Act                     Securities Exchange Act of 1934, as amended

Associate                    The term "Associate" of a person is defined to mean

                             (i) any corporation or organization (other than First Federal or its subsidiaries or the Holding Company) of which such a person is a director, officer, partner or 10% shareholder;

                             (ii) any trust or other estate in which such person has a substantial beneficial interest or serves as trustee or in a similar fiduciary capacity; provided, however that such term shall not include any employee stock benefit plan of the Holding Company or First Federal in which such a person has a substantial beneficial interest or as a trustee or in a similar fiduciary capacity, and

                             (iii) any relative or spouse or relative of such spouse, who either has the same home as such person or who is a director or officer of First Federal or its subsidiaries or the Holding Company.

ATM                          Automated Teller Machine

BIF                          Bank Insurance Fund of the FDIC

Code                         The Internal Revenue Code of 1986, as amended

Community Offering           Offering for sale to members of the general public
                             of any shares of common stock not subscribed for in the Subscription Offering, with preference given to residents of Chesterfield County

Common Stock                 Up to 1,897,500 shares of common stock, par value
                             of $.01 per share, offered by Great Pee Dee
                             Bancorp, Inc. in connection with the Conversion


Conversion                   Simultaneous conversion of First Federal Savings
                             and Loan Association of Cheraw to stock form, the issuance of First Federal's outstanding capital stock to Great Pee Dee Bancorp, Inc. and Great Pee
                             Dee Bancorp, Inc.'s offer and sale of common stock


Eligible Account Holders     Savings account holders of First Federal with
                             account balances of at least $50 as of the close of business on Jun 30, 1995

ERISA Employee Retirement Income Security Act of 1974, as amended

ESOP                         The Great Pee Dee Bancorp, Inc. Employee Stock
                             Ownership Plan and Trust

Estimated Valuation Range    Estimated pro forma market value of the common
                             stock ranging from $14,025,000 to $18,975,000. The
                             estimated valuation range may be increased to $21,821,250 without a resolicitation of subscribers

Expiration Date              12:00 noon, South Carolina Time, on ________, 1997

FASB                         Financial Accounting Standards Board

FDIC                         Federal Deposit Insurance Corporation

FDICIA                       Federal Deposit Insurance Corporation Improvement
                             Act of 1991, as amended

First Federal                First Federal Savings and Loan Association of
                             Cheraw

Freddie Mac                  Freddie Mac

FHLB of Atlanta              Federal Home Loan Bank of Atlanta

Ferguson                     Ferguson & Company

Foundation                   Charitable Foundation of the First Federal Savings
                             and Loan Association of Cheraw to be established by First Federal and to which the Holding Company will contribute 20,000 shares of common stock

FNMA                         Federal National Mortgage Association

Holding Company              Great Pee Dee Bancorp, Inc.

IRA                          Individual retirement account or arrangement

IRS                          Internal Revenue Service

MMDA                         Money Market Demand Account

NASD                         National Association of Securities Dealers, Inc.

Nasdaq System                National Association of Securities Dealers
                             Automated Quotation System

NOW account                  Negotiable Order of Withdrawal Account

NPV                          Net portfolio value

Order Form                   Form for ordering stock accompanied by a
                             certification concerning certain matters

Other Members                Savings account holders (other than Eligible
                             Account Holders and Supplemental Eligible Account
                             Holders) who are entitled to vote at the Special
                             Meeting due to the existence of a savings account on the Voting Record Date for the Special Meeting and borrowers who are entitled to vote at the Special meeting

OTS                          Office of Thrift Supervision


Plan or Plan of Conversion     Plan of First Federal Savings and Loan
                               Association of Cheraw to convert from a federally
                               chartered mutual savings and loan association to
                               a federally chartered stock savings and loan
                               association and the issuance of all of First
                               Federal's outstanding capital stock to Great Pee
                               Dee Bancorp, Inc. and the issuance of Great Pee
                               Dee Bancorp, Inc.'s common stock to the
                               public

Purchase Price                 $10.00 per share price of the common stock

QTI                            Qualified thrift investment

QTL                            Qualified thrift lender

REO                            Real Estate Owned

RRP Management Recognition and Retention Plan to be submitted for approval at a meeting of the Holding Company's shareholders to be held at least six months after the completion of the Conversion

SAIF                           Savings Association Insurance Fund of the FDIC

SEC                            Securities and Exchange Commission

Special Meeting                Special Meeting of members of First Federal
                               called for the purpose of approving the Plan

Stock Option Plan              The Great Pee Dee Bancorp, Inc. Stock Option Plan
                               for directors and officers to be submitted for
                               approval at a meeting of the Holding Company's
                               shareholders to be held at least six months after
                               the completion of the Conversion

Subscription Offering          Offering of non-transferable rights to subscribe
                               for the common stock, in order of priority, to
                               Eligible Account Holders, the ESOP, Supplemental
                               Eligible Account Holders and Other Members

Supplemental Eligible
Account Holders                Depositors of First Federal Savings and Loan
                               Association of Cheraw who are not Eligible
                               Account Holders with account balances of at least
                               $50 on September 30, 1997

Trident Securities             Trident Securities, Inc.

Valuation                      Conversion Valuation Report of First Federal
                               Valued as of September 2, 1997 prepared by
                               Ferguson & Company

Voting Record Date             The close of business on October    , 1997, the
                                                                --
                               date for determining members entitled to vote at
                               the Special Meeting


================================================================================


     No person has been authorized to give any information or to make any representation other than as contained in this Prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by the Holding Company or First Federal. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy any security other than the shares of common stock offered hereby to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof.


                          GREAT PEE DEE BANCORP, INC.

                         (Proposed Holding Company for
             First Federal Savings and Loan Association of Cheraw)


                            Up to 1,897,500 Shares



                                 Common Stock
                          ($.01 par value per share)


                               SUBSCRIPTION AND
                              COMMUNITY OFFERING
                                  PROSPECTUS

                           TRIDENT SECURITIES, INC.

                              __________ ___, 1997

                 THESE SECURITIES ARE NOT DEPOSITS OR ACCOUNTS
                  AND ARE NOT FEDERALLY INSURED OR GUARANTEED

Until ______________, or 25 days after the commencement of the offerings of common stock, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

================================================================================

PART II:    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers of First Federal Savings and Loan Association of Cheraw

Generally, federal regulations define areas for indemnity coverage for federal savings associations, as follows:

            (a) Any person against whom any action is brought by reason of the fact that such person is or was a director or officer of the savings association shall be indemnified by the savings association for:

                   (i) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred by such person in connection with proceedings related to the defense or settlement of such action;

                   (ii) Any amount for which such person becomes liable by reason of any judgment in such action;

                   (iii) Reasonable costs and expenses, including reasonable attorneys' fees, actually paid or incurred in any action to enforce his rights under this section, if the person attains a final judgment in favor of such person in such enforcement action.

            (b) Indemnification provided for in subparagraph (a) shall be made to such officer or director only if the requirements of this subsection are met:

                   (i) The savings association shall make the indemnification provided by subparagraph (a) in connection with any such action which results in a final judgment on the merits in favor of such officer or director.

                   (ii) The savings association shall make the indemnification provided by subparagraph (a) in case of settlement of such action, final judgment against such director or officer or final judgment in favor of such director or officer other than on the merits except in relation to matters as to which he shall be adjudged to be liable for negligence or misconduct in the performance of duty, only if a majority of the directors of the savings association determines that such a director or officer was acting in good faith within what he was reasonably entitled to believe under the circumstances was the scope of his employment or authority and for a purpose which he was reasonably entitled to believe under the circumstances was in the best interest of the savings association or its members.

            (c)    As used in this paragraph:

                   (i) "Action" means any action, suit or other judicial or administrative proceeding, or threatened proceeding, whether civil, criminal, or otherwise, including any appeal or other proceeding for review;

                   (ii) "Court" includes, without limitation, any court to which or in which any appeal or any proceeding for review is brought;

                   (iii) "Final Judgment" means a judgment, decree, or order which is appealable and as to which the period for appeal has expired and no appeal has been taken;

                   (iv) "Settlement" includes the entry of a judgment by consent or by confession or upon a plea of guilty or of nolo contenders.

Indemnification of Directors and Officers of the Corporation

     Article TENTH of the Certificate of Incorporation of Great Pee Dee Bancorp, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they may incur in their capacities as such.

TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter and "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a Director or Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, services to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

     C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount to the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expenses of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise, shall be on the Corporation.

     D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or Disinterested Directors or otherwise.

     E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

     F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 25.   Other Expenses of Issuance and Distribution            Amount
                                                                ---------
     *     Legal Fees and Expenses...........................   $ 125,000
     *     Printing, Postage and Mailing.....................      60,000
     *     Appraisal and Business Plan Fees and Expenses.....      30,000
     *     Accounting Fees and Expenses......................      36,000
     *     Blue Sky Filing Fees and Expenses
            (including counsel fees).........................      10,000
     *     Conversion Data Processing........................      10,000
     **    Underwriter's Fees and Expenses...................     286,000
     *     Filing Fees (NASD, OTS and SEC)...................      37,500
     *     Stock Transfer Agreements & Certificates.........       10,000
     *     Other Expenses....................................      27,400
                                                                ---------
     *     Total.............................................   $ 660,000
                                                                =========

----------------
*    Estimated
** Great Pee Dee Bancorp, Inc. has retained Trident Securities, Inc. ("Trident Securities") to assist in the sale of common stock on a best efforts basis in the Offerings. Trident Securities will receive fees of $286,000, exclusive of estimated expenses of $37,500, assuming the sale of 16,500,000 shares in the Offerings.

Item 26.      Recent Sales of Unregistered Securities

              Not Applicable.

Item 27.      Exhibits:

              The exhibits filed as part of this registration statement are as follows:

              (a) List of Exhibits

1.1 Engagement Letter between First Federal Savings and Loan Association of Cheraw and Trident Securities, Inc.*

1.2 Agency Agreement among Great Pee Dee Bancorp, Inc., First Federal Savings and Loan Association of Cheraw and Trident Securities, Inc.

2       Plan of Convention

3.1     Certificate of Incorporation of Great Pee Dee Bancorp, Inc.*

3.2     Bylaws of Great Pee Dee Bancorp, Inc.*

3.3     Proposed Charter of First Federal Savings and Loan Association of
        Cheraw*

3.4     Proposed Bylaws of First Federal Savings and Loan Association of Cheraw*

4       Form of Common Stock Certificate of Great Pee Dee Bancorp, Inc.*

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1     Form of Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick,
        P.C.*

8.2     Form of State Tax Opinion of Dixon, Odom & Co.*

8.3     Opinion of Ferguson & Co. with respect to Subscription Rights

10.1    Form of Employment Agreement for Herbert W. Watts*

10.2    Form of Employee Stock Ownership Plan*

10.3    Form of Restated Non-Qualified Deferred Compensation Plan*

10.4    Form of Non-Qualified Supplemental Employee Stock Ownership Plan*

21      Subsidiaries of the Registrant*

23.1 Consent of Luse Lehman Gorman Pomerenk & Schick, P.C. (contained in Opinions included on Exhibits 5 and 8.1)

23.2    Consent of Dixon, Odom & Co.

23.3    Consent of Ferguson & Co.*

24      Power of Attorney (set forth on signature page)

27.1  EDGAR Financial Data Schedule*

99.1 Appraisal Agreement between First Federal Savings and Loan Association of Cheraw and Ferguson & Co.*

99.2  Appraisal Report of Ferguson & Co.*

99.3  Proxy Statement

99.4  Marketing Materials*

99.5  Order and Acknowledgment Form and Certification Form*

--------------------------
*Previously Filed

Item 28.      Undertakings

              The undersigned Registrant hereby undertakes to:

           (1) File, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

            (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) Reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

            (iii) Include any additional or changed material information on the plan of distribution.

           (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

           (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

           The small business issuer will provide to the underwriter at the closing specified in the Underwriting Agreement certificates in such documentation and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Cheraw, South Carolina on October 22, 1997.

                         GREAT PEE DEE BANCORP, INC.


                         By:   /s/ Herbert W. Watts
                               -----------------------------------------
                               Herbert W. Watts
                               President, Chief Executive Officer and Director (Duly Authorized Representative)


                               POWER OF ATTORNEY

     We, the undersigned directors and officers of Great Pee Dee Bancorp, Inc. (the "Company") hereby severally constitute and appoint Herbert W. Watts as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Herbert W. Watts may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form SB-2 relating to the offering of the Company's Common Stock, including specifically, ,but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Herbert W. Watts shall do or cause to be done by virtue thereof.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and as of the dates indicated.

      Signatures                       Title                         Date
      ----------                       -----                         ----
/s/ Herbert W. Watts          President, Chief Executive       October 22, 1997
--------------------------     Officer and Director
Herbert W. Watts              (Principal Executive Officer)


/s/ Johnnie Lee Craft         Chief Financial Officer          October 22, 1997
--------------------------    (Principal Accounting Officer)
Johnnie Lee Craft

/s/ Robert M. Bennett         Chairman of the Board            October 22, 1997
--------------------------
Robert M. Bennett

/s/ William Rhett Butler      Director                         October 22, 1997
--------------------------
William Rhett Butler

/s/ James C. Crawford, III    Director                         October 22, 1997
--------------------------
James C. Crawford, III

/s/ Henry P. Duvall           Director                         October 22, 1997
--------------------------
Henry P. Duvall

/s/ Cornelius Bryd Young      Director                         October 22, 1997
--------------------------
Cornelius Bryd Young

 As filed with the Securities and Exchange Commission on October 23, 1997
                                                      Registration No. 333-[   ]

================================================================================


                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549




                           -------------------------

                                   EXHIBITS
                                      TO

                     PRE-EFFECTIVE AMENDMENT NO.1 TO
                            REGISTRATION STATEMENT
                                      ON
                                   FORM SB-2

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                          GREAT PEE DEE BANCORP, INC.
                            Cheraw, South Carolina

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                                 EXHIBIT INDEX
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1.1   Engagement Letter between First Federal Savings and Loan Association of
      Cheraw and Trident Securities, Inc.*

1.2 Agency Agreement among Great Pee Dee Bancorp, Inc., First Federal Savings and Loan Association of Cheraw and Trident Securities, Inc.

2     Plan of Conversion

3.1   Certificate of Incorporation of Great Pee Dee Bancorp, Inc.*

3.2   Bylaws of Great Pee Dee Bancorp, Inc.*

3.3   Charter of First Federal Savings and Loan Association of Cheraw*

3.4   Bylaws of First Federal Savings and Loan Association of Cheraw*

4     Form of Common Stock Certificate of Great Pee Dee Bancorp, Inc.*

5 Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C. regarding legality of securities being registered*

8.1   Form of Federal Tax Opinion of Luse Lehman Gorman Pomerenk & Schick, P.C.*

8.2   Form of State Tax Opinion of Dixon, Odom & Co.*

8.3   Opinion of Ferguson & Co. with respect to Subscription Rights

10.1  Form of Employment Agreement for Herbert W. Watts*

10.2  Employee Stock Ownership Plan*

10.3  Non-Qualified Deferred Compensation Plan*

10.4  Non-Qualified Supplemental Executive Retirement Plan*

21    Subsidiaries of the Registrant*

23.1 Consent of Luse Gorman Pomerenk & Schick, P.C. (contained in Opinions included on Exhibits 5 and 8.1)

23.2  Consent of Dixon, Odom & Co.

23.3  Consent of Ferguson & Co.*

24    Power of Attorney (set forth on signature page)

27.1  EDGAR Financial Data Schedule*

99.1 Appraisal Agreement between First Federal Savings and Loan Association of Cheraw and Ferguson & Co.*

99.2  Appraisal Report of Ferguson & Co.*

99.3  Proxy Statement
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99.4   Marketing Materials*

99.5   Order and Acknowledgment Form and Certification Form*
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*      To be filed supplementally or by amendment.